Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

SOC TELEMED, INC.

SPARK PARENT, INC.

AND

SPARK MERGER SUB, INC.

Dated as of February 2, 2022

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Table of Contents

(continued)

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Table of Contents

(continued)

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of February 2, 2022 (this “Agreement”), is entered into by and among SOC Telemed, Inc., a Delaware corporation (the “Company”), Spark Parent, Inc., a Delaware corporation (“Parent”), and Spark Merger Sub, Inc., a Delaware corporation and a direct, wholly owned Subsidiary of Parent (“Merger Sub” and, collectively with the Company and Parent, the “Parties”).

RECITALS

WHEREAS, it is proposed that, upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub will be merged with and into the Company (the “Merger”) in accordance with the applicable provisions of the DGCL, with the Company surviving the Merger as the Surviving Corporation and a direct, wholly owned Subsidiary of Parent;

WHEREAS, the Board of Directors of the Company (the “Company Board”), at a meeting thereof duly called and held, has by unanimous vote (a) determined that this Agreement and the Transactions, including the Merger, are advisable, fair to, and in the best interests of, the Company and the Company’s stockholders, (b) approved this Agreement and the Transactions, including the Merger, and declared that this Agreement and the Transactions, including the Merger, are advisable, fair to and in the best interests of the Company and the Company’s stockholders, (c) directed that this Agreement and the Transactions, including the Merger, be submitted to the holders of Company Common Stock for their adoption and approval and (d) resolved to recommend that the holders of Company Common Stock vote to adopt and approve this Agreement and approve the Transactions, including the Merger;

WHEREAS, the Board of Directors of Parent (the “Parent Board”) has by unanimous written consent (a) determined that this Agreement and the Transactions, including the Merger, are fair to, and in the best interests of, Parent and Parent’s stockholders and (b) adopted, approved and declared advisable this Agreement and the Transactions, including the Merger;

WHEREAS, the Board of Directors of Merger Sub (the “Merger Sub Board”) has by unanimous written consent (a) determined that this Agreement and the Transactions, including the Merger, are advisable, fair to, and in the best interests of, Merger Sub and Merger Sub’s sole stockholder, (b) approved this Agreement and the Transactions, including the Merger, and declared that this Agreement and the Transactions, including the Merger, are advisable, fair and in the best interest of Merger Sub and Merger Sub’s sole stockholder, (c) directed that this Agreement be submitted to Parent, as sole stockholder of Merger Sub, for its adoption and approval and (d) resolved to recommend that Parent votes to adopt this Agreement and approve the Transactions, including the Merger (and Parent, as sole stockholder, has executed and delivered a unanimous written consent of the sole stockholder of Merger Sub approving this Agreement and approving the Transactions, including the Merger, in accordance with the DGCL, such approval to be effective immediately following the execution and delivery of this Agreement);

WHEREAS, concurrently with the execution of this Agreement, and as an inducement to the Company’s willingness to enter into this Agreement, each of SOC Holdings LLC, a Delaware limited liability company, Steven Shulman and Christopher Gallagher (collectively, the “Supporting Company Stockholders”) is entering into a voting and support agreement with Parent and the Company (the “Support Agreement”), pursuant to which, among other things, each Supporting Company Stockholder has agreed, on the terms and subject to the conditions set forth in the Support Agreement, to vote all of its shares of Company Common Stock in favor of the adoption and approval of this Agreement and the Transactions, including the Merger; and

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Parent and Merger Sub have delivered (i) a limited guaranty from Patient Square Equity Partners, LP, a Delaware limited partnership (the “Guarantor”) in favor of the Company and pursuant to which, subject to the terms and conditions contained therein, the Guarantor is guaranteeing certain obligations of Parent and Merger Sub in connection with this Agreement (the “Guarantee”) and (ii) a commitment letter between Parent and the Guarantor, pursuant to which the Guarantor has committed, subject to the terms and conditions thereof, to invest in Parent, directly or indirectly, the cash amount set forth therein (the “Equity Commitment Letter”).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I
Definitions

Section 1.1 Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below:

“Affiliate” means, with respect to a specified Person, any other Person, whether now in existence or hereafter created, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For purposes of this definition and the definition of Subsidiary, “control” (including, with correlative meanings, “controlling,” “controlled by” and “under common control with”) means, with respect to a Person, the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of equity interests, whether through the ownership of voting securities, by Contract or agency or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Ancillary Agreement” means this Agreement and the documents, agreements, exhibits, schedules, statements, contracts or certificates being executed and delivered in connection with this Agreement and the transactions contemplated hereby.

“Antitrust Law” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act and all other applicable Laws issued by a Governmental Entity that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

“Benefit Plan” means (a) any “employee benefit plan” (within the meaning of Section 3(3) of ERISA, regardless of whether such plan is subject to ERISA), and (b) any equity or equity-based, bonus, commissions, incentive, deferred compensation, retirement, pension, medical, dental, vision, accident, disability, life insurance or welfare plan, program or arrangement, or any employment, change in control, transaction, retention or severance pay agreement, or any other benefit or compensation plan, policy, program, agreement or arrangement.

“Business Day” means any day that is not a Saturday, Sunday or a day on which all banking institutions in New York, New York or Governmental Entities in the State of Delaware are authorized or obligated by Law or executive order to close.

“Certificate of Merger” has the meaning set forth in Section 2.1(a).

“Certificates” has the meaning set forth in Section 3.4(b).

“Change of Control Payment” means any success, change of control, retention, transaction bonus or other similar payment or amount to any director, employee or other service provider of the Company, any of its Subsidiaries or any of the Managed Professional Corporations (in each case, regardless of whether paid or payable prior to, at or after the Closing or in connection with or otherwise related to this Agreement or any additional agreement).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Acquisition Proposal” means any offer, proposal or indication of interest, including any amendment or modification to any offer, proposal or indication of interest (other than, in each case, an offer, proposal or indication of interest made or submitted by or on behalf of Parent), relating to a Company Acquisition Transaction.

“Company Acquisition Transaction” means, other than the Merger and the Transactions, any transaction or series of related transactions with a Person or “group” (as defined in the Exchange Act) relating to (x) the direct or indirect issuance to such Person or “group” or acquisition by such Person or “group” of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing at least twenty percent (20%) of the Company Common Stock or voting power of the Company, or (y) the direct or indirect acquisition by such Person or “group” of any business or assets of the Company and/or the Company Subsidiaries representing at least twenty percent (20%) of the consolidated assets of the Company (including indirectly through ownership of equity in Company Subsidiaries) and the Company Subsidiaries, taken as a whole, in either of cases (x) or (y), whether pursuant to or as a result of a merger (including a reverse merger in which the Company is the surviving corporation), reorganization, recapitalization, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer, any combination of the foregoing or any other transaction or series of related transactions.

“Company Alternative Acquisition Agreement” has the meaning set forth in Section 6.4(e)(ii).

“Company Balance Sheet” has the meaning set forth in Section 4.6(c).

“Company Benefit Plan” means a Benefit Plan maintained, sponsored or contributed to by the Company or any Company Subsidiary, or under or with respect to which the Company or any Company Subsidiary has any current or contingent liability or obligation, including on account of an ERISA Affiliate (other than any plan or program maintained by a Governmental Entity to which the Company or any Company Subsidiary is required to contribute pursuant to applicable Law (a “Statutory Plan”)).

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in Section 4.4(b).

“Company Change of Recommendation” has the meaning set forth in Section 6.4(e)(i).

“Company Common Stock” has the meaning set forth in Section 3.1(a)(ii).

“Company Disclosure Letter” has the meaning set forth in Article IV.

“Company Equity Awards” means, collectively, the Company PSUs, Company RSUs and Company Options.

“Company ESPP” means the Company’s 2020 Employee Stock Purchase Plan.

“Company Intellectual Property” has the meaning set forth in Section 4.19(a).

“Company IT System” means any information technology and computer systems (including Software, software development kits, or hosted services, information technology and telecommunications hardware and other equipment, such as networks), whether owned and operated by the Company or any other Person, relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data or information whether or not in electronic format, used in or necessary to the Company’s conduct of its business.

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate with any one or more other Effects, has had or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that, no Effect resulting or arising on or after the date hereof from the following, individually or in the aggregate with any one or more other Effects, shall constitute or shall be considered in determining whether there has occurred or would reasonably be expected to occur a Company Material Adverse Effect: (a) changes in the economic, regulatory, political, business, financial or market conditions generally in the United States or elsewhere in the world; (b) changes in the credit, debt, financial or capital markets or in interest or exchange rates conditions, in each case, generally in the United States or elsewhere in the world; (c) changes in conditions generally affecting the industry in which the Company and the Company Subsidiaries operate; (d) any outbreak of any military conflict, declared or undeclared war, armed hostilities, or acts of foreign or domestic terrorism (including cyber-terrorism); (e) any epidemic, plague, pandemic or other outbreak of illness or public health event (including COVID-19), hurricane, flood, tornado, earthquake or other natural disaster or act of God (or any worsening of any of the foregoing), including, in each case, the response of governmental and non-governmental entities (including COVID-19 Measures); (f) any failure, in and of itself, by the Company or any of the Company Subsidiaries to meet any internal or external projections or forecasts, any change, in and of itself, in the market price or trading volume of Company Common Stock or any change, in and of itself, in the Company’s credit rating, or any combination of the foregoing (but excluding, in each case, the underlying causes of such failure or change except to the extent such underlying causes are otherwise included in the other exceptions to this definition); (g) the public announcement, pendency or performance of the Transactions or the identity of, or any facts or circumstances relating to Parent, Merger Sub or their respective Affiliates, including, in any such case, the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, lenders, investors, licensors, licensees, venture partners or employees (provided that the exception in this clause (g) shall not apply to any of the representations and warranties set forth in Section 4.5(a) to the extent that its purpose is to address the consequences resulting from the public announcement, pendency or performance of the transactions contemplated by this Agreement or the condition set forth in Section 7.3(a) to the extent it relates to such representations and warranties);; (h) changes in, including any actions to the extent taken to comply with any change in, applicable Laws or the authoritative interpretation thereof; (i) changes in, including any actions to the extent taken to comply with any change in, GAAP or any other applicable accounting standards or the authoritative interpretation thereof; (j) any action specifically required to be taken by the Company pursuant to the terms of this Agreement or taken at the written direction of Parent or Merger Sub; (k) any breach, in and of itself, of this Agreement by Parent or Merger Sub; (l) any stockholder litigation (or a derivative or similar claim) or other Proceeding brought in connection with this Agreement or any of the Transactions arising from allegations of a breach of fiduciary duty or inadequate disclosure claims; (m) any Effect, in and of itself, arising from Parent’s or Merger Sub’s actions or inactions with respect to any agreement, contract or course of dealing with the Company; or (n) any Effect, in and of itself, arising from any failure to take any action (or to refrain from any action) for which the Company is required to request Parent’s consent, and requested Parent’s consent, pursuant to Section 6.1 and to which Parent shall not have consented in writing; provided, further, that any Effect arising out of or resulting from any change or event referred to in clause (a), (b), (c), (d), (h) or (i) above may constitute, and be taken into account in determining the occurrence of, a Company Material Adverse Effect if and only to the extent that such change or event has a disproportionate adverse impact on the Company and the Company Subsidiaries, taken as a whole, as compared to any other similarly situated participants that operate in the industries or markets in which the Company and the Company Subsidiaries operate.

“Company Option” means any option to acquire shares of Company Common Stock from the Company granted pursuant to the Company Stock Plans.

“Company Permits” has the meaning set forth in Section 4.15(b).

“Company Preferred Stock” has the meaning set forth in Section 4.2(a).

“Company PSU” means any restricted share unit payable in shares of Company Common Stock or whose value is determined with reference to the value of shares of Company Common Stock, granted pursuant to the Company Stock Plans, whose vesting is conditioned in full or in part based on achievement of performance goals or metrics.

“Company RSU” means any restricted share unit payable in shares of Company Common Stock or whose value is determined with reference to the value of shares of Company Common Stock, granted pursuant to the Company Stock Plans, other than a Company PSU.

“Company Specified Contract” has the meaning set forth in Section 4.13(a)(xvi).

“Company Stock Plans” means, collectively, (a) the Company’s 2014 Equity Incentive Plan and (b) the Company’s 2020 Equity Incentive Plan.

“Company Stockholder Approval” has the meaning set forth in Section 4.4(c).

“Company Stockholders Meeting” has the meaning set forth in Section 6.6(a).

“Company Subsidiary” means each Subsidiary of the Company.

“Company Superior Proposal” means a Company Acquisition Proposal (provided that for this purpose the references to “twenty percent (20%)” in the definition of Company Acquisition Transaction shall be deemed to be references to “fifty percent (50%)”) made by a third party, that the Company Board determines in its good faith, after consultation with its financial advisors and outside legal counsel, is a transaction that (a) if consummated would be more favorable from a financial point of view to the Company stockholders than the Merger and the Transactions (taking into account all of the terms and conditions of such Company Acquisition Proposal and this Agreement, including any proposed amendments, revisions or adjustments to the terms or conditions of this Agreement proposed by Parent in response to such Company Acquisition Proposal or otherwise, and any break-up or termination fees, expense or fee reimbursement or similar obligations or provisions that could be implicated under this Agreement or that are contained in such Company Acquisition Proposal), and (b) based on the information available to the Company Board at the time of its determination, would reasonably be expected to be capable of being consummated, taking into account the financial, legal and regulatory aspects of such Company Acquisition Proposal and taking into account the representations and warranties of any such Person(s) or its Affiliates(s) making the Company Acquisition Proposal.

“Company Warrant” means, prior to the Effective Time, a warrant to purchase one (1) share of Company Common Stock and, after the Effective Time, a warrant to purchase Merger Consideration.

“Confidentiality Agreement” has the meaning set forth in Section 6.7(a).

“Consent” has the meaning set forth in Section 4.5(b).

“Contract” means any contract, lease, license, indenture, note, bond, agreement, concession, franchise or other binding instrument.

“COVID-19” means the SARS-CoV-2 virus and any related variants and the COVID-19 disease it causes.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, safety or similar Law, directive, restrictions, guidelines, responses or recommendations of or promulgated by any Governmental Entity of competent authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19 and any evolutions or mutations thereof or related or associated epidemic, plague, pandemic or outbreak of illness or public health event.

“Credit Default” has the meaning set forth in Section 6.14(c).

“Current ESPP Offering” has the meaning set forth in Section 3.2(d).

“Cut-Off Time” has the meaning set forth in Section 6.4(b)(ii).

“Debt Payoff Letter” means, with respect to the Existing Credit Facility, a payoff letter, in customary form and substance reasonably satisfactory to Parent, duly executed by the administrative agent or other designated representative under the Existing Credit Facility on behalf of the lenders for which it is acting as administrative agent or designated representative.

“Delaware Secretary” has the meaning set forth in Section 2.1(a).

“DGCL” means the Delaware General Corporation Law.

“Director RSU” has the meaning set forth in Section 3.2(b)(i).

“Dissenting Shares” has the meaning set forth in Section 3.5.

“Effect” means any event, change, development, occurrence, result or effect.

“Effective Time” has the meaning set forth in Section 2.1(b).

“Environmental Law” means any Law that relates to human or worker health and safety as it relates to Hazardous Materials, pollution or protection of the environment or natural resources.

“Environmental Permit” means any permit, license, consent, certification, variance, exemption, approval, registration, or other authorization required or issued under any Environmental Law.

“Equity Commitment Letter” has the meaning set forth in the Recitals.

“ERISA” means the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq.

“ERISA Affiliate” means all Persons (whether or not incorporated) that are or would be treated together with the Company or any of the Company Subsidiaries as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, 15 U.S.C. § 78a et seq., and the rules and regulations promulgated thereunder.

“Exchange Fund” has the meaning set forth in Section 3.4(a).

“Excluded Party” means any Person or “group” (as defined in the Exchange Act) of Persons (a) from whom the Company receives a bona fide written Company Acquisition Proposal after the date of this Agreement and prior to the No-Shop Period Start Date and (b) whose Company Acquisition Proposal the Company Board determines in good faith prior to the start of the No-Shop Period Start Date, after consultation with its financial advisors and outside legal counsel, either to be a Company Superior Proposal or a Company Acquisition Proposal that would reasonably be expected to lead to a Company Superior Proposal; provided, however, that any Person shall immediately and irrevocably cease to be an Excluded Party if, at any time after the No-Shop Period Start Date, the Company Acquisition Proposal submitted by such Person is withdrawn or terminated or the Company Board determines that such Company Acquisition Proposal no longer is, or no longer would reasonably be expected to lead to, a Company Superior Proposal; provided, further, that, in the case of a “group” (as defined in the Exchange Act), any member of such group shall immediately and irrevocably cease to be an Excluded Party if, at any time after the No-Shop Period Start Date, those Persons who were members of such group immediately prior to the No-Shop Period Start Date, together with any Affiliates of such Persons, cease to constitute at least 25% of the equity financing of such group.

“Existing Credit Facility” means the credit facilities under that certain Loan and Security Agreement, dated as of March 26, 2021 (as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof), by and among the Company and the other borrowers party thereto, the lenders from time to time party thereto and SLR Investment Corp., as collateral agent.

“Federal Healthcare Program” means any federal healthcare program (as such term is defined in 42 U.S.C. §§ 1320a-7(b)(f)) and including the Medicare program, state Medicaid and Medicaid managed care programs, state CHIP programs, TRICARE, and similar or successor programs with or for the benefit of any Governmental Entity.

“Filed Company SEC Documents” has the meaning set forth in Article IV.

“Financing” has the meaning set forth in Section 5.5(a).

“GAAP” means U.S. generally accepted accounting principles, consistently applied.

“Governmental Entity” has the meaning set forth in Section 4.5(b).

“Guarantee” has the meaning set forth in the Recitals.

“Guarantor” has the meaning set forth in the Recitals.

“Hazardous Materials” means any material, substance or waste for which liability or standards of conduct may be imposed under any Environmental Law, including petroleum or petroleum products, asbestos or asbestos-containing materials, lead, mold, noise, odor, radioactive materials, polychlorinated biphenyls or per- or polyfluoroalkyl substances.

“Healthcare Laws” means all Laws applicable to the business relating to the administration, management, provision of, access to or payment for healthcare items or services, including (a) the Medicare Statute, 42 U.S.C. §§ 1395-1395lll, including the Medicare Secondary Payor Act, 42 U.S.C. §1395y; (b) the Medicaid Statute, 42 U.S.C. §§ 1396-1396w-5; (c) the federal TRICARE statute, 10 U.S.C. § 1071 et seq.; (d) all federal, state, local and healthcare anti-kickback, self-referral, false claims, and fraud and abuse Laws, including the Federal Healthcare Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); the False Claims Act, 31 U.S.C. §§ 3729-3733; the criminal False Claims Law (42 U.S.C. §1320a-7b(a)), the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; the Anti-Kickback Act of 1986, 41 U.S.C. §§ 51-58; the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a and 1320a-7b; the Exclusion Laws, 42 U.S.C. §1320a 7; the 21st Century Cures Act (Pub. L. 114-255); the beneficiary anti-inducement law, 42 U.S.C. 1320a–7a(a)(5); the criminal false claims laws (18 U.S.C. §§ 286, 287, 1001, 1035, 1347 and 1349) and the health care fraud criminal provisions under HIPAA; the Travel Act, 18 U.S.C. § 1952; the Patient Protection and Affordable Care Act of 2010; each as amended from time to time and the regulations promulgated thereunder and any similar state and local Laws that address the subject matter of the foregoing; (e) HIPAA; (f) all Laws relating to billing, coding, documentation, claims submission, reimbursement or payment of claims for reimbursement submitted to any Payor Program; (g) all Laws relating to licensure, certification or registration requirements applicable to health care services, healthcare professionals or providers and scope of practice and supervision; and (h) all Laws relating to corporate practice, professional fee-splitting and telehealth services.

“Healthcare Professional” has the meaning set forth in Section 4.17(d).

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009), and their implementing regulations.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, 15 U.S.C. § 18a et seq., as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” of any Person means, without duplication: (a) indebtedness of such Person for borrowed money; (b) obligations of such Person to pay the deferred purchase or acquisition price for any property, assets or business of any Person, including any earn-out, seller note or similar obligations and whether due and owing, contingent or otherwise; (c) reimbursement obligations of such Person in respect of drawn letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (d) obligations of such Person under a lease to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP; (e) indebtedness evidenced by bonds, debentures, notes or other similar instruments or debt securities; (f) liabilities arising out of interest rate, currency swap arrangements or any other arrangements designed to provide protection against fluctuations in interest or currency rates or any other hedging arrangements; and (g) indebtedness of others as described in clauses (a) through (f) above guaranteed or secured by such Person; but Indebtedness does not include accounts payable to trade creditors, or accrued expenses including payroll expenses arising in the ordinary course of business consistent with past practice, in each case, that are not yet due and payable, or are being disputed in good faith, and the endorsement of negotiable instruments for collection in the ordinary course of business consistent with past practice.

“Indemnification Expenses” has the meaning set forth in Section 6.10(a).

“Indemnified Parties” has the meaning set forth in Section 6.10(a).

“Indemnitee Affiliates” has the meaning set forth in Section 6.10(c).

“Intellectual Property” means all intellectual property or proprietary rights, arising in any jurisdiction, including the following: (a) trademarks, service marks, trade dress, logos, slogans, trade names and business names, together with all goodwill related thereto, and all applications and registrations for the foregoing, including all renewals of the same, (b) inventions (whether patentable or not), utility models, supplementary protection certifications, patents and patent applications, including all divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions, reexaminations and reissues, (c) confidential information, trade secrets and know-how, (d)  works of authorship (whether or not copyrightable) including databases and other compilations of information, copyrights (whether registered or unregistered), industrial designs and other design rights, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof, (e) all rights in Software, and (f) domain names, Internet addresses, other computer identifiers and social media identifiers and related accounts.

“Intervening Event” means any material event, change, occurrence or development that materially affects the business, financial condition or operations of the Company and its Subsidiaries, taken as a whole, and is unknown and not reasonably expected by, and could not have been reasonably known or foreseeable to, the Company Board or the executive officers of the Company as of the date of this Agreement, prior to obtaining the Company Stockholder Approval; provided that (a) the receipt, existence or terms of a Company Acquisition Proposal or a Company Superior Proposal, (b) any events, changes, occurrences or developments related to Parent or its Representatives, (c) in and of itself, changes in the price or trading of the shares of Company Common Stock or (d) whether the Company or any of its Subsidiaries meets or exceeds any internal or external projections or forecasts, in each case, shall not be deemed to be an Intervening Event hereunder.

“Judgment” means any judgment, settlement, order, decision, direction, ruling, award, writ, injunction, decree, stipulation or legal or arbitration award of, or promulgated or issued by, a Governmental Entity.

“Knowledge” means the actual knowledge of, in the case of the Company and the Company Subsidiaries, the individuals listed on Section 1.1 of the Company Disclosure Letter (assuming reasonable due inquiry of his or her direct reports) and in the case of Parent and Merger Sub, the individuals listed on Schedule 1 (assuming reasonable due inquiry of his or her direct reports).

“Labor Agreement” has the meaning set forth in Section 4.13(a)(xvi).

“Law” means any law, rule, regulation, ordinance, code, statute, Judgment, order, decree, ruling, treaty, convention, governmental directive with the force of law, U.S. or non-U.S., of any Governmental Entity, including common law.

“Lien” means any mortgage, lien, license, charge, restriction (including restrictions on transfer), pledge, security interest, option, right of first offer or refusal, preemptive right, lease or sublease, claim, right of any third party, covenant, right of way, easement, encroachment or encumbrance.

“Managed Professional Corporation” means any professional practice entity with which the Company or any Company Subsidiary has a management services agreement, administrative support services agreement or other similar agreement, including Tele-Physicians, P.C. (d/b/a California Tele-Physicians), Tele-Physicians, P.C. (d/b/a Georgia Tele-Physicians), Tele-Physicians, P.C. (d/b/a New Jersey Tele-Physicians), Tele-Physicians, P.A. (d/b/a Texas Tele-Physicians), Access Physicians, PLLC, AP US 9, P.C., AP US 14, P.A., JSA Health Texas PLLC and JSA Health California PC.

“Material Customers” has the meaning set forth in Section 4.13(a)(xi).

“Material Vendors” has the meaning set forth in Section 4.13(a)(xi).

“Measurement Date” has the meaning set forth in Section 4.2(a).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 3.1(a)(ii).

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Board” has the meaning set forth in the Recitals.

“Merger Sub Common Stock” has the meaning set forth in Section 3.1(a)(i).

“Nasdaq” means the NASDAQ Global Select Market.

“No-Shop Period Start Date” has the meaning set forth in Section 6.4(b)(i).

“Organizational Documents” means (a) with respect to a corporation, the articles or certificate of incorporation, as applicable, and bylaws thereof, (b) with respect to a limited liability company, the articles of formation or organization or certificate of formation or organization, as applicable, and the operating or limited liability company agreement thereof, (c) with respect to a partnership (general or limited), the certificate of formation or partnership and the partnership agreement, and (d) with respect to any other Person the organizational, constituent or governing documents or instruments of such Person.

“Other Party” means, (a) with respect to Parent and Merger Sub, the Company and (b) with respect to the Company, Parent and Merger Sub.

“Outside Date” has the meaning set forth in Section 8.1(g).

“Parent” has the meaning set forth in the Preamble.

“Parent Board” has the meaning set forth in the Recitals.

“Parent Material Adverse Effect” means any Effect that, individually or in the aggregate with any one or more other Effects, would prevent, materially impair or delay beyond the Outside Date the consummation by Parent or Merger Sub of any of the Transactions.

“Parent Permits” means all franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders of any Governmental Entity necessary under applicable Law to own, lease and operate Parent’s and the Parent Subsidiaries’ assets and properties and to lawfully carry on Parent’s and the Parent Subsidiaries’ respective businesses as they are being conducted as of the date of this Agreement.

“Parent Related Parties” means, collectively, Parent, Merger Sub, the Guarantor or any of their respective former, current or future general or limited partners, stockholders, financing sources, managers, members, Representatives or Affiliates.

“Parent Subsidiaries” means each Subsidiary of Parent.

“Party” means a party to this Agreement.

“Paying Agent” has the meaning set forth in Section 3.4(a).

“Payor Program” means any Federal Healthcare Program, commercial insurance company, health maintenance organizations, managed care organization, preferred provider organizations, health care service plans, health benefit plans, health insurance plans, and other third-party reimbursement and payment programs.

“Permitted Liens” means (a) Liens for Taxes (i) not yet due and payable or (ii) being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Company’s financial statements, to the extent required by GAAP, (b) Liens of carriers, warehousemen, mechanics, materialmen, repairmen and other similar common law or statutory Liens arising or incurred in the ordinary course of business consistent with past practice (i) that relate to obligations that are not delinquent or that the Company or any of the Company Subsidiaries is contesting in good faith by appropriate proceedings and for which adequate reserves have been established, to the extent required by GAAP and (ii) that are not, individually or in the aggregate, material to the business of the Company and the Company Subsidiaries, taken as a whole, or Parent and the Parent Subsidiaries, taken as a whole, as applicable, (c) Liens arising under original purchase price conditional sales Contracts, purchase money Indebtedness and equipment or capital leases with third parties entered into in the ordinary course of business consistent with past practice that are not, individually or in the aggregate, material to the business of the Company and the Company Subsidiaries, taken as a whole, or Parent and the Parent Subsidiaries, taken as a whole, as applicable, (d) zoning, entitlement, building and land use ordinances, codes and regulations imposed by any Governmental Entity that are not materially violated by any current use, occupancy or activity conducted by the Company or any of the Company Subsidiaries, or Parent or any of the Parent Subsidiaries, as applicable, (e) in the case of real property leased, subleased, licensed or otherwise occupied by the Company or any of the Company Subsidiaries or Parent or any of the Parent Subsidiaries, as applicable, any Lien to which the fee simple interest (or any superior leasehold interest) is subject or Liens in favor of the lessors under the lease, sublease, license, sublicense or other occupancy agreement for such real property that are not, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, (f) easements, rights-of-way, encroachments, restrictions, conditions or imperfections of record affecting title or other similar Liens with respect to real property that have arisen in the ordinary course of business consistent with past practice, which, individually or in the aggregate, do not and would not materially impair the use (or contemplated use), utility or value of the applicable real property or otherwise materially impair the present or contemplated business operations at such location, (g) non-exclusive licenses of Intellectual Property granted in the ordinary course of business consistent with past practice, or (h) Liens arising from transfer restrictions under applicable Laws of the U.S. federal securities Laws or similar applicable Laws of any jurisdiction.

“Person” means any individual, corporation, limited liability company, limited or general partnership, limited liability partnership, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Entity, or any group composed of two (2) or more of the foregoing.

“Personal Data” means any data or information that identifies, relates to, describes, is capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular natural person or household or any other data or information that constitutes “personal data,” “personal information,” “protected health information,” or “personally identifiable information” under any Privacy Obligation.

“Privacy Obligation” means any applicable Law, including but not limited to HIPAA and 42 C.F.R. Part 2, contractual obligation, self-regulatory or binding industry standard (including the Payment Card Industry Data Security Standard), Privacy Policy, or any Consent obtained by the Company, the Company’s Subsidiaries or, to the Knowledge of the Company, any Managed Professional Corporation that is related to privacy, security, data protection, transfer (including cross-border transfer), or other Processing of Personal Data.

“Privacy Policy” means all published, posted, and internal agreements and policies relating to the Company’s, Company’s Subsidiaries’ and Managed Professional Corporations’ Processing of Personal Data.

“Proceeding” has the meaning set forth in Section 4.14.

“Process” or “Processing” means any operation or set of operations which is performed on data, or on sets of data, including Personal Data, whether or not by automated means, such as the receipt, access, acquisition, arrangement, collection, copying, creation, maintenance, modification, recording, organization, processing, compilation, selection, structuring, storage, visualization, adaptation, alteration, retrieval, consultation, use, disclosure by transfer, transmission, dissemination or otherwise making available, alignment or combination, restriction, disposal, erasure or destruction, or instruction, training or other learning relating to such data or combination of such data.

“Proxy Statement” has the meaning set forth in Section 4.5(b).

“Regulation S-K” means Regulation S-K promulgated under the 1933 Act, as amended.

“Regulatory Approvals” has the meaning set forth in Section 6.3(d).

“Representatives” means with respect to a Person, its Affiliates and its and their respective directors, officers, managers, employees, agents and representatives, including any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative.

“Rights” means, with respect to any Person, (a) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating such Person to issue, transfer or sell any equity interest of such Person or any of its Subsidiaries or any securities convertible into or exchangeable for such equity interests or (b) contractual obligations of such Person (or any general partner or Affiliate of such Person) to repurchase, redeem or otherwise acquire any equity interest in such Person or any of its Subsidiaries or any such securities or agreements listed in clause (a) of this definition.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, 15 U.S.C. § 77a et seq., and the rules and regulations promulgated thereunder.

“Security Breach” means any: (a) accidental or unlawful destruction, loss, alteration, corruption, or other misuse of Personal Data transmitted, stored or otherwise Processed by the Company or its Subsidiaries; (b) unauthorized or unlawful acquisition, sale, disclosure, loss, or rental of, access or availability to or any other Processing of Personal Data; or (c) other unauthorized access or breach of Company IT Systems that compromises the security, integrity, or confidentiality of Personal Data.

“Security Incident” has the meaning set forth in Section 4.16(c).

“Software” means any and all (a) software applications and programs in all forms of expression, including firmware, middleware, source code, object code, assembly language, compiler language, machine code, applets, interfaces (including user interfaces), scripts, application programming interfaces, tools (including development tools), screens, report formats, templates, menus, buttons, and icons, databases, compilations, computer instructions, code, and languages, operating system software, and software implementation of algorithms, models, and methodologies; (b) all versions, releases, patches, corrections (including error corrections), updates, upgrades, enhancements, translations, modifications, adaptations, derivative works thereto, and other changes or functionality additions thereto; and (c) all designs and design documents (whether detailed or not), descriptions, developer notes, code comments, annotations, technical summaries, specifications, architectures, structures, documentation (including training documentation), flow charts, logic diagrams, white papers, manuals, guides, and other work product to design, plan, organize, and develop or otherwise associated with any of the foregoing in (a) and (b).

“Solvent” means, with respect to a Person, that such Person (a) has property with fair value greater than the total amount of its debts and liabilities, contingent, subordinated or otherwise (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, can reasonably be expected to become an actual or matured liability), (b) has assets with present fair salable value not less than the amount that will be required to pay its liability on its debts as they become absolute and matured, (c) will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as they become absolute and matured and they become due in the usual course of its affairs and (d) is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which it has unreasonably small capital.

“Subsidiary” means, with respect to a Person, any Person, whether incorporated or unincorporated, of which (a) at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions or (b) a general partner interest, is directly or indirectly owned or controlled by such Person or by one or more of its respective Subsidiaries.

“Substitute Award” has the meaning set forth in Section 3.2(a)(ii).

“Support Agreement” has the meaning set forth in the Recitals.

“Supporting Company Stockholder” has the meaning set forth in the Recitals.

“Surviving Corporation” has the meaning set forth in Section 2.1(c).

“Surviving Corporation Common Stock” has the meaning set forth in Section 3.1(a)(i).

“Takeover Law” means any “interested stockholder,” “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover Law or similar Law enacted under state or federal Law.

“Tax Return” means any return, report, declaration, form, election, statement, or any other document (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with any Governmental Entity with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any attachments or amendments with respect thereto).

“Taxes” means all federal, provincial, territorial, state, municipal, local, domestic, foreign, or other taxes, fees, levies, duties, imposts or other charges of any kind, to the extent the foregoing are in the nature of a tax, including all net income, gross income, gross receipts, alterative or add-on minimum, sales, use, ad valorem, goods and services, capital, transfer, franchise, margin, earnings, profits, windfall profits, license, withholding, payroll, employment, unemployment, employer health, social security, premium, workers compensation, occupation, excise, estimated, environmental, severance, stamp, occupation, property (real, personal, intangible, unclaimed, or abandoned), escheat, abandoned or unclaimed property, or other taxes, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Entity in connection with any of the foregoing and any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person including as a transferee, successor, by Contract or otherwise.

“Termination Fee” has the meaning set forth in Section 8.3(a).

“Transaction Litigation” means any Proceeding against the Company or any of its Subsidiaries or Affiliates or directors or otherwise relating to, involving or affecting the Company or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to the Merger or the Transactions.

“Transactions” means the transactions contemplated by this Agreement.

“Treasury Regulations” means the regulations promulgated under the Code.

“Uncertificated Shares” has the meaning set forth in Section 3.4(b).

“Uncured Inaccuracy” means any breach or inaccuracy in a representation or warranty of a Party set forth in Article IV or Article V, as applicable; provided, however, that if such representation or warranty by its terms speaks as of the date of the Agreement or as of another specified date, then there shall not be deemed to be an Uncured Inaccuracy in such representation or warranty unless such representation or warranty shall have been or is inaccurate or breached as of such specified date.

“WARN Act” has the meaning set forth in Section 4.10(b).

“Warrant Agreement” means the Warrant Agreement by and between the Company and Continental Stock Transfer & Trust Company, dated December 12, 2019.

“William Blair” has the meaning set forth in Section 4.21.

Section 1.2 Interpretation. Unless expressly provided for elsewhere in this Agreement, this Agreement will be interpreted in accordance with the following provisions:

(a) the words “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof,” and other equivalent words refer to this Agreement as an entirety and not solely to the particular portion, Article, Section, subsection or other subdivision of this Agreement in which any such word is used;

(b) examples are not to be construed to limit, expressly or by implication, the matter they illustrate;

(c) the words “made available” (and words of similar import) by the Company with respect to any item or document means that prior to the execution of this Agreement, such information, document or material was (i) publicly available on the SEC’s EDGAR database or (ii) made available for review by Parent or Parent’s Representatives in the electronic data room maintained by the Company or otherwise provided to Parent or Parent’s Representatives by or on behalf of the Company (including in any “clean room” or on an “outside counsel only” basis), in each case, on or before 12:01 a.m. New York Time on the Business Day prior to the date of this Agreement.

(d) the word “including” and its derivatives means “including without limitation” and is a term of illustration and not of limitation;

(e) the word “or” shall be disjunctive but not exclusive;

(f) all definitions set forth herein are deemed applicable whether the words defined are used herein in the singular or in the plural and correlative forms of defined terms have corresponding meanings;

(g) a defined term has its defined meaning throughout this Agreement and each exhibit, schedule, certificate or other document to this Agreement, regardless of whether it appears before or after the place where it is defined;

(h) all references to prices, values or monetary amounts refer to United States dollars;

(i) wherever used herein, any pronoun or pronouns will be deemed to include both the singular and plural and to cover all genders;

(j) this Agreement has been jointly prepared by the Parties, and this Agreement will not be construed against any Person as the principal draftsperson hereof or thereof and no consideration may be given to any fact or presumption that any Party had a greater or lesser hand in drafting this Agreement;

(k) the captions of the Articles, Sections or subsections appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such Section, or in any way affect this Agreement;

(l) any references herein to a particular Section, Article, Annex or Schedule means a Section or Article of, or an Annex or Schedule to, this Agreement unless otherwise expressly stated herein;

(m) the Annexes and Schedules attached to this Agreement are incorporated herein by reference and will be considered part of this Agreement;

(n) any references to (i) any Contract (including this Agreement), statute or regulation are to the Contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of a Contract, to the extent permitted by the terms thereof and, if applicable, by the terms of this Agreement); (ii) any Governmental Entity shall include any successor to that Governmental Entity; and (iii) any applicable Law refers to such applicable Law as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under such statute) and references to any Section of any applicable Law or other law include any successor to such Section;

(o) all references to days mean calendar days unless otherwise provided;

(p) all references to time mean New York time; and

(q) the representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the applicable Parties in accordance with Section 9.1 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely on the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Article II
The Merger; Effects of the Merger

Section 2.1 The Merger.

(a) Effecting the Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Closing, Parent, Merger Sub and the Company shall cause a certificate of merger in such form as required by and in accordance with the applicable provisions of the DGCL (the “Certificate of Merger”), to be executed and filed with the Office of the Secretary of State of the State of Delaware (the “Delaware Secretary”).

(b) Effective Time. The Merger shall become effective on such date and at such time as the Certificate of Merger has been duly filed with the Delaware Secretary or at such later time and date as may be agreed upon by the parties in writing and specified in the Certificate of Merger in accordance with the DGCL (the “Effective Time”).

(c) Surviving Corporation. At the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the DGCL, whereupon the separate existence of Merger Sub shall cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall become a wholly owned Subsidiary of Parent, and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the properties, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

(d) Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL, this Agreement and the Certificate of Merger.

Section 2.2 Closing. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”), shall take place as soon as practicable (but in any event no later than the second (2nd) Business Day) after the satisfaction or (to the extent permitted by applicable Law) waiver in accordance with this Agreement of all of the conditions set forth in Article VII (the “Closing Date”) (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable Law) waived in accordance with this Agreement on the Closing Date) via electronic exchange of documents and signature pages, or such other time, date or place as Parent and the Company may agree in writing.

Section 2.3 Organizational Documents.

(a) At the Effective Time, the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated to read in its entirety as set forth on Exhibit A hereto (except that the Parties may, prior to the filing of the Certificate of Merger, make mutually agreeable changes to Exhibit A as shall be necessary to comply with the applicable provisions of Section 6.10 (such agreement not to be unreasonably withheld, conditioned or delayed by any Party)) and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation, until, subject to the applicable provisions of Section 6.10, thereafter amended in accordance with its terms and the DGCL.

(b) At the Effective Time, the bylaws of the Company as in effect immediately prior to the Effective Time shall be amended and restated to be in the form of the bylaws of Merger Sub as in effect immediately prior to the Effective Time (except (i) that all references therein to Merger Sub shall be amended to become references to the Surviving Corporation and (ii) for any changes as shall be necessary to comply with the applicable provisions of Section 6.10) and, as so amended and restated, will be the bylaws of the Surviving Corporation until, subject to Section 6.10, thereafter amended in accordance with its terms, the certificate of incorporation of the Surviving Corporation and the DGCL.

Section 2.4 Directors and Officers of the Surviving Corporation. At the Effective Time, (i) the officers of the Company shall constitute the only officers of the Surviving Corporation, and such officers shall serve until their successors have been duly elected or appointed and qualified or until their death, resignation or removal in accordance with the Organizational Documents of the Surviving Corporation and (ii) the directors of Merger Sub shall become and constitute the only directors of the Surviving Corporation, and such directors shall serve until their successors have been duly elected or appointed and qualified or until their death, resignation or removal in accordance with the Organizational Documents of the Surviving Corporation.

Article III
Merger Consideration; Exchange Procedures

Section 3.1 Effect of the Merger on Capital Stock.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of any securities of Parent, Merger Sub or the Company:

(i) Merger Sub Common Stock. Each share of common stock, par value $0.0001 per share, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into and shall represent one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation (the “Surviving Corporation Common Stock”) and shall constitute the only outstanding shares of capital stock of the Surviving Corporation as of immediately after the Effective Time. From and after the Effective Time, all certificates representing shares of Merger Sub Common Stock, if any, shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(ii) Conversion of Capital Stock of the Company. Subject to the other provisions of this Article III, each share of Class A Common Stock, par value $0.0001 per share of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (excluding any shares of Company Common Stock described in Section 3.1(a)(iii) and the Dissenting Shares) shall be converted automatically into the right to receive from Parent $3.00 in cash (the “Merger Consideration”), without any interest thereon and subject to any withholding Taxes required by applicable Law in accordance with Section 3.7. All such shares of Company Common Stock, when so converted, shall cease to be outstanding and shall cease to exist. Each holder of any such share of Company Common Stock that was outstanding immediately prior to the Effective Time shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be issued or paid in consideration therefor upon the surrender of any Certificates or Uncertificated Shares, as applicable, in each case without interest in accordance with Section 3.4.

(iii) Company, Parent and Merger Sub-Owned Shares; Forfeited Shares. Each share of Company Common Stock that is issued and held by the Company or any of the Company’s direct or indirect wholly owned Subsidiaries, and each share of Company Common Stock that is owned by Parent, Merger Sub or any of their Affiliates, in each case immediately prior to the Effective Time, shall automatically be canceled and shall cease to exist, and no consideration shall be issued or delivered in exchange therefor. Each share of Company Common Stock bearing a legend that such share is subject to forfeiture shall automatically be forfeited and canceled and shall cease to exist, and no consideration shall be issued or delivered in exchange therefor.

(b) In the event of any change in the number of shares of Company Common Stock (or either class thereof), or securities convertible or exchangeable into or exercisable for shares of Company Common Stock (including Company Warrants and options to purchase Company Common Stock) issued and outstanding after the date of this Agreement and prior to the Effective Time by reason of any stock split, reverse stock split, stock dividend, subdivision, reclassification, recapitalization, combination, exchange of shares or the like, the Merger Consideration shall be equitably adjusted to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event, subject to further adjustment in accordance with this Section 3.1(b). Nothing in this Section 3.1(b) shall be construed to permit any Party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement, and in no event shall this Section 3.1(b) result in the Merger Consideration or any other consideration hereunder being increased in the aggregate.

Section 3.2 Treatment of Equity Compensation Awards.

(a) Company Options. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of any securities of Parent, Merger Sub or the Company:

(i) Each outstanding and vested Company Option that has a per share exercise price less than the Merger Consideration shall be canceled and converted into the right to receive an amount in cash, without interest, equal to (A) the total number of shares of Company Common Stock underlying such Company Option multiplied by (B) the excess of (1) the Merger Consideration over (2) the per share exercise price of such Company Option, which amount shall be payable (through the payroll system of the Surviving Corporation) within ten (10) Business Days following the Effective Time less all applicable Tax withholdings.

(ii) Each outstanding and unvested Company Option that has a per share exercise price less than the Merger Consideration shall be canceled and replaced with a new award (a “Substitute Award”) to be issued by Parent or one of its Affiliates following the Effective Time.

(iii) Any Company Option (whether vested or unvested) that has a per share exercise price that is equal to or greater than the Merger Consideration shall be canceled for no consideration as of the Effective Time.

(b) Company RSUs. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of any securities of Parent, Merger Sub or the Company:

(i) Each outstanding Company RSU held by a non-employee director of the Company (each, a “Director RSU”) shall be canceled and converted into the right to receive an amount in cash, without interest, equal to (A) the total number of shares of Company Common Stock underlying such Director RSU multiplied by (B) the Merger Consideration, which amount shall be payable within ten (10) Business Days following the Effective Time less all applicable Tax withholdings.

(ii) Each outstanding and unvested Company RSU (other than a Director RSU) shall be canceled and replaced with a Substitute Award to be issued by Parent or one of its Affiliates following the Effective Time.

(c) Company PSUs. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of any securities of Parent, Merger Sub or the Company:

(i) Each outstanding Company PSU for which the applicable performance condition has been satisfied as of immediately prior to the Effective Time shall be canceled and converted into the right to receive an amount in cash, without interest, equal to the product of (A) the total number of shares of Company Common Stock underlying such Company PSU multiplied by (B) the Merger Consideration, which amount shall be payable (through the payroll system of the Surviving Corporation) within ten (10) Business Days following the Effective Time less all applicable Tax withholdings.

(ii) Each outstanding Company PSU for which the applicable performance condition has not been satisfied as of immediately prior to the Effective Time shall be canceled for no consideration.

(d) Company ESPP. Promptly following the date hereof, the Company shall take all actions necessary or required under the Company ESPP or applicable law to ensure that (i) except for the offering under the Company ESPP in effect as of the date hereof (the “Current ESPP Offering”), no offering under the Company ESPP shall be authorized or commenced after the date hereof, (ii) no new participants will commence participation in the Company ESPP after the date hereof, (iii) no participant in the Company ESPP shall be permitted to increase his or her payroll contribution rate in effect as of the date hereof or make separate non-payroll contributions on or following the date hereof, (iv) the accumulated contributions of each Company ESPP participant shall be used to purchase shares of Company Common Stock prior to the Effective Time in accordance with the Company ESPP, after which all purchase rights under the Company ESPP will be terminated, and (v) the Company ESPP shall terminate effective as of (and subject to the occurrence of) the Effective Time. Section 3.2(d) of the Company Disclosure Letter sets forth the maximum potential number of shares of Company Common Stock to be issued pursuant to the ESPP by the end of the current offering period, which ends on June 10, 2022.

(e) Corporate Actions. At or prior to the Effective Time, the Company, the Company Board and the compensation committee of the Company Board, as applicable, shall adopt any resolutions and take, or cause to be taken, any actions which are necessary or advisable to effectuate the provisions of this Section 3.2.

Section 3.3 Warrants. At the Effective Time, each outstanding Company Warrant shall, in accordance with its terms, automatically and without any required action on the part of the holder thereof, cease to represent a Company Warrant in respect of Company Common Stock and shall become a Company Warrant exercisable for Merger Consideration. If a holder properly exercises a Company Warrant within thirty (30) days following the public disclosure of the consummation of the Merger pursuant to a current report on Form 8-K, the Warrant Price, as defined in the Warrant Agreement, with respect to such exercise shall be reduced by an amount (in dollars and in no event less than zero) equal to the difference of (a) the Warrant Price in effect prior to such reduction minus (b) (i) Merger Consideration minus (ii) the Black-Scholes Warrant Value (as defined in the Warrant Agreement).

Section 3.4 Payment for Securities.

(a) Paying Agent; Exchange Fund. Prior to the Effective Time, Parent shall enter into an agreement with an entity designated by Parent and reasonably acceptable to the Company to act as paying agent for the holders of Company Common Stock (other than the holders of Dissenting Shares) in connection with the Merger (the “Paying Agent”) for purposes of paying the applicable Merger Consideration upon delivery of the applicable Certificates or Uncertificated Shares, as applicable, in accordance with this Section 3.4. On the Closing Date and substantially concurrently with the occurrence of the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding any shares of Company Common Stock described in Section 3.1(a)(iii) and Dissenting Shares), an amount in cash sufficient to pay the aggregate Merger Consideration payable in respect of such shares of Company Common Stock (such cash being hereinafter referred to as the “Exchange Fund”). Parent agrees to make available, directly or indirectly, to the Paying Agent from time to time as needed additional cash sufficient to pay any Merger Consideration in respect of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that cease to constitute Dissenting Shares hereunder. The Paying Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be issued in exchange for shares of Company Common Stock pursuant to this Agreement out of the Exchange Fund. Except as contemplated by this Section 3.4(a), the Exchange Fund shall not be used for any other purpose. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of shares of Company Common Stock for the Merger Consideration. Any income or interest from investment of the Exchange Fund will be payable to Parent or the Surviving Corporation, as Parent directs.

(b) Payment Procedures. Promptly following the Effective Time, and in any event not more than three (3) Business Days thereafter, Parent and the Surviving Corporation will cause the Paying Agent to mail to each holder of record (or in the case any holders of Uncertificated Shares held through the Depository Trust Company, then to the Depository Trust Company) (as of immediately prior to the Effective Time) of (i) a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (other than Dissenting Shares and shares of Company Common Stock described in Section 3.1(a)(iii)) (the “Certificates”); and (ii) uncertificated or book-entry shares of Company Common Stock that represented outstanding shares of Company Common Stock (other than Dissenting Shares and shares of Company Common Stock described in Section 3.1(a)(iii)) (the “Uncertificated Shares”), (A) a letter of transmittal in form and substance reasonably acceptable to the Company and Parent (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Paying Agent); and (B) instructions for use in effecting the surrender of the Certificates and Uncertificated Shares in exchange for the Merger Consideration payable in respect thereof pursuant to Section 3.1(a)(ii). Upon surrender of Certificates for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates will be entitled to receive, and the Paying Agent shall promptly pay, in exchange therefor, an amount in cash equal to the Merger Consideration payable in respect of the number of shares of Company Common Stock represented by such Certificate, and the Certificates so surrendered will forthwith be canceled. Upon receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Uncertificated Shares will be entitled to receive, and the Paying Agent shall promptly pay, in exchange therefor, an amount in cash equal to the Merger Consideration payable in respect of the number of shares of Company Common Stock represented by such holder’s transferred Uncertificated Shares, and the transferred Uncertificated Shares so surrendered will be canceled. The Paying Agent will accept such Certificates and transferred Uncertificated Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to cause an orderly exchange thereof in accordance with normal exchange practices. No interest will be paid or accrued for the benefit of holders of the Certificates and Uncertificated Shares on the Merger Consideration payable upon the surrender of such Certificates and Uncertificated Shares. Until so surrendered, outstanding Certificates and Uncertificated Shares will be deemed from and after the Effective Time to evidence only the right to receive the Merger Consideration, without interest thereon, payable in respect thereof pursuant to Section 3.1(a)(ii).

(c) Termination Rights. All Merger Consideration paid upon the surrender of and in exchange for shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Common Stock, subject, however, to Section 3.5. At the Effective Time, the stock transfer books of the Surviving Corporation shall be automatically deemed to closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged for the Merger Consideration payable in respect of the shares of Company Common Stock previously represented by such Certificates or Uncertificated Shares (other than Certificates or Uncertificated Shares evidencing shares of Company Common Stock described in Section 3.1(b)), without any interest thereon.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the former stockholders of the Company on the date that is twelve (12) months after the Closing Date shall be delivered to the Surviving Corporation, upon demand, and any former holders of shares of Company Common Stock who have not theretofore received the Merger Consideration, without interest thereon, shall thereafter look only to the Surviving Corporation and Parent (as general unsecured creditors) for payment of their claim, in respect of such shares.

(e) No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation, the Paying Agent or any of their Affiliates shall be liable to any Person in respect of any cash held in the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Uncertificated Shares shall not have been surrendered immediately prior to the date on which any cash in respect of such Certificate or Uncertificated Shares would otherwise escheat to or become the property of any Governmental Entity, any such cash in respect of such Certificate or Uncertificated Shares shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(f) Lost, Stolen or Destroyed Certificates. If any Certificate (other than a Certificate evidencing shares of Company Common Stock described in Section 3.1(a)(iii)) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, in a form reasonably satisfactory to Parent and, if applicable, the Paying Agent, and, if reasonably required by Parent or the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as Parent or the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the shares of Company Common Stock formerly represented by such Certificate, without any interest thereon.

Section 3.5 Dissenter’s Rights. Notwithstanding any other provision of this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by holders of such shares who have not voted in favor of the adoption and approval of this Agreement and the Transactions, including the Merger, or consented thereto in writing and who have properly exercised and validly perfected appraisal rights with respect thereto in accordance with, and who have complied with, Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, and holders of such Dissenting Shares shall be entitled to receive payment of the fair value of such Dissenting Shares, in accordance with, but only if and when required by, the provisions of such Section 262, unless and until any such holder fails to perfect or effectively withdraws or loses its rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such rights, such Dissenting Shares will thereupon be treated as if they had been converted into, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon, on the terms and subject to the conditions in this Agreement and shall no longer constitute Dissenting Shares hereunder. At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto other than such rights as are provided to holders of Dissenting Shares pursuant to Section 262 of the DGCL. The Company shall give Parent (i)  prompt written notice of any demands received by the Company for appraisals of shares of Company Common Stock, withdrawals of such demands and any other instruments relating to appraisal demands received by the Company pursuant to Section 262 of the DGCL and (ii) the opportunity to participate, at Parent’s sole expense, in all negotiations and proceedings with respect to such demands and the Company shall consider in good faith comments or suggestions proposed by Parent with respect to such demands; provided that, after the date hereof until the Effective Time, the Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands or waive any failure to timely deliver a written demand for appraisal or otherwise to comply with Section 262 of the DGCL.

Section 3.6 No Dividends or Distributions. No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date on or after the Effective Time will be paid to the holder of any Certificates or Uncertificated Shares.

Section 3.7 Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, each of Parent, the Company, Merger Sub, the Surviving Corporation, the Paying Agent and any of their Affiliates shall be entitled to deduct and withhold (or cause to be deducted and withheld) from the amounts otherwise payable pursuant to this Agreement (including to any holder of Company Common Stock or holder of equity or equity-based awards under the Company Stock Plans pursuant to this Agreement) such amounts as are required to be deducted or withheld with respect to the making of such payments under applicable Law. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be timely paid over to the appropriate Governmental Entity and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

Article IV
Representations and Warranties of the Company

Except (x) as disclosed in the reports, schedules, exhibits, forms, statements and other documents or other information filed by the Company with or furnished by the Company to the SEC on or after December 12, 2019 and prior to the date of this Agreement (excluding any disclosures set forth in any such Filed Company SEC Documents in any risk factor section or any forward-looking disclosures that are non-specific, cautionary, predictive or forward-looking in nature) and publicly available prior to the date of this Agreement (the “Filed Company SEC Documents”) or (y) as set forth in the corresponding sections or subsections in the disclosure letter delivered by the Company to Parent as of the date hereof (the “Company Disclosure Letter”) (it being acknowledged and hereby agreed that disclosure of any information in any section or subsection of the Company Disclosure Letter shall be deemed disclosed with respect to the corresponding section or subsection of this Agreement and any other section or subsection of this Article IV and the Company Disclosure Letter to the extent that the relevance to such other section or subsection is reasonably apparent on the face of such disclosure), the Company represents and warrants to Parent and Merger Sub as follows:

Section 4.1 Organization, General Authority and Standing. Each of the Company and the Company Subsidiaries and, to the Knowledge of the Company, each Managed Professional Corporation, is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent the concept is recognized by such jurisdiction), except, in the case of the Company Subsidiaries and the Management Professional Corporations, where any such failure to be in good standing would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. Each of the Company, the Company Subsidiaries and, to the Knowledge of the Company, the Managed Professional Corporations (a) has full power and authority necessary to enable it to own, operate, lease or otherwise hold its properties and assets and to conduct its business as presently conducted and (b) is duly qualified or licensed to do business in each jurisdiction where the nature of its business makes such qualification or licensing necessary, other than where the failure to have such power and authority or to be so qualified or licensed has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. True and complete copies of the Organizational Documents of the Company and each material Subsidiary of the Company, in each case, as in effect on the date of this Agreement, are included in the Filed Company SEC Documents or have been made available to Parent, all such Organizational Documents are in full force and effect and none of the Company or any such Subsidiaries is in breach in any material respect of its Organizational Documents, except, in the case of any such Subsidiary, where any such breach would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.2 Capital Structure.

(a) The authorized capital stock of the Company consists of 500,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $0.0001 per share (the “Company Preferred Stock”). At the close of business on January 28, 2022 (the “Measurement Date”), (i) 101,259,012 shares of Company Common Stock were issued and outstanding (which, for the avoidance of doubt, includes 1,875,000 shares of Company Common Stock subject to forfeiture), (ii) 668,563 shares of Company Common Stock were subject to Company Options, (iii) 3,122,823 shares of Company Common Stock were subject to Company RSUs, (iv) 1,478,390 shares of Company Common Stock were subject to Company PSUs, (v) no shares of Company Common Stock were held by the Company in its treasury, (vi) 7,886,832 additional shares of Company Common Stock were reserved and available for issuance pursuant to the Company Stock Plans, (vii) 1,583,923 shares of Company Common Stock were reserved and available for issuance pursuant to the Company ESPP, (viii) no shares of Company Preferred Stock were issued and outstanding, (ix) 12,849,992 shares of Company Common Stock subject to Company Warrants and (x) 175,353 shares of Company Common Stock reserved for issuance pursuant to the Membership Interest and Stock Purchase Agreement, dated as of March 26, 2021, by and among SOC Telemed, Inc., Access Physicians Management Services Organization, LLC, HEP AP-B Corp., Health Enterprise Partners III, L.P. and the other parties thereto. Except as set forth above, at the close of business on the Measurement Date, no other shares of capital stock of the Company were issued, reserved for issuance or outstanding. From the Measurement Date to the date of this Agreement, there have been no issuances by the Company of shares of capital stock of the Company or options, warrants, calls, puts, convertible or exchangeable securities, subscriptions, phantom stock, stock appreciation rights, stock-based performance units, Company RSUs, Company PSUs, other rights to acquire shares of capital stock of the Company, other rights that give the holder thereof any economic interest of a nature accruing to the holders of Company Common Stock or other Rights with respect to the Company, other than other than the issuance of shares of Company Common Stock pursuant to the exercise of Company Options outstanding as of the Measurement Date or the settlement of Company RSUs outstanding as of the Measurement Date, in each case, in accordance with their terms. Section 4.2(a) of the Company Disclosure Letter sets forth a true and complete list of each outstanding Company Equity Award granted under the Company Stock Plans outstanding as of the Measurement Date and: (A) the name of the holder of such Company Equity Award, (B) the number of shares of Company Common Stock subject to such outstanding Company Equity Award, (C) if applicable, the exercise price, purchase price, or similar pricing of such Company Equity Award, (D) the date on which such Company equity award was granted or issued, (E) the applicable vesting, repurchase, or other lapse of restrictions schedule, and the extent to which such Company Equity Award is vested and exercisable as of the Measurement Date, and (F) in the case of any Company Option, whether such Company Option is intended to constitute an “incentive stock option” within the meaning of Section 422 of the Code.

(b) All outstanding shares of Company Common Stock, and all such shares that may be issued prior to the Effective Time when issued, (i) are or will be, as applicable, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive or similar rights, purchase options, calls or rights of first refusal or similar rights and (ii) issued in compliance in all material respects with applicable securities Laws and other applicable Law and all requirements set forth in applicable Contracts.

(c) As of the date of this Agreement, there are no options, warrants, calls, puts, convertible or exchangeable securities, subscriptions, phantom stock, stock appreciation rights, stock-based performance units, other rights to acquire shares of capital stock of the Company, other rights that give the holder thereof any economic interest of a nature accruing to the holders of Company Common Stock or other Rights with respect to the Company or Contracts to which the Company is a party or by which the Company is bound (i) obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or any security convertible or exchangeable for any shares of capital stock of the Company, (ii) obligating the Company to issue, grant or enter into, as applicable, any such option, warrant, security, unit, right or Contract or (iii) that give any Person the right to receive any economic interest of any nature accruing to the holders of Company Common Stock or any other Right with respect to the Company. As of the date of this Agreement, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or options, warrants, calls, puts, convertible or exchangeable securities, subscriptions, phantom stock, stock appreciation rights, stock-based performance units, other rights to acquire shares of capital stock of the Company, other rights that give the holder thereof any economic interest of a nature accruing to the holders of Company Common Stock or other Rights with respect to the Company, except for (A) the withholding of shares of Company Common Stock to satisfy, on the terms and subject to the conditions of the applicable Company Stock Plan, Tax obligations with respect to awards granted pursuant to the Company Stock Plans and (B) in connection with Company Options, Company RSUs and Company PSUs upon settlement or forfeiture of awards or payment of the exercise price of Company Options. Neither the Company nor any Company Subsidiary is a party to (x) any voting trusts or similar agreements with respect to the voting of the Company Common Stock or other Rights of the Company or any Company Subsidiary, including, but not limited to electing, designating or nominating any director of the Company or any of the Company Subsidiaries, or (y) any Contracts or commitments of any character relating to any Company Common Stock or Rights of the Company or the Company Subsidiaries, including any agreements restricting the transfer of, requiring the registration for sale of, or granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or any similar rights with respect to any Company Common Stock, Rights or other equity or voting interest in the Company’s Subsidiaries. Since the Measurement Date through the date hereof, neither the Company nor any Company Subsidiary has established a record date for, declared, set aside for payment or paid any dividend on, or made any other distribution in respect of, any Company Common Stock or other Rights of the Company or any Company Subsidiary. Neither the Company nor any of the Company Subsidiaries are subject to any obligation (contingent or otherwise) to pay any dividend or otherwise to make any distribution or payment to any current or former holder of any Company Common Stock or other Rights the Company or any Company Subsidiary.

(d) All Company Options, Company RSUs and Company PSUs are evidenced by written award agreements, in each case substantially in the forms that have been made available to Parent, except that such agreements may differ from such forms with respect to the number of Company Options, Company RSUs and Company PSUs or shares of Company Common Stock covered thereby, the grant price (if applicable), the vesting schedule, the expiration date applicable thereto and other similar terms. All Company Options were granted with a per share exercise at least equal to the fair market value of the underlying share of Company Common Stock on the date such Company Option was granted (within the meaning of Section 409A of the Code and the Treasury Regulations promulgated thereunder).

(e) Section 4.2(e)(i) of the Company Disclosure Letter sets forth a list of all Indebtedness of the Company and Company Subsidiaries as of the date of this Agreement, including the principal amount of such Indebtedness, the outstanding balance as of the date of this Agreement, and the debtor and the creditor thereof, and Section 4.2(e)(ii) of the Company Disclosure Letter sets forth a good faith estimate of the cash and cash equivalents of the Company and its Subsidiaries as of the Measurement Date.

Section 4.3 Company Subsidiaries; Equity Interests.

(a) Section 4.3(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the name and jurisdiction of incorporation or organization of each (i) Company Subsidiary and Managed Professional Corporation and (ii) entity (other than the Company Subsidiaries) in which the Company or any Company Subsidiary owns any equity interests. All of the outstanding equity interests or other ownership interests in each Company Subsidiary that is a corporation have been validly issued, fully paid and nonassessable, and are owned by the Company, free and clear of all Liens, other than Permitted Liens of the type describe in clause (h) thereof. All of the outstanding equity interests or other ownership interests in each Company Subsidiary that is a partnership or limited liability company are validly issued, and are owned by the Company, free and clear of all Liens, other than Permitted Liens.

(b) As of the date of this Agreement, there are no options, warrants, calls, puts, convertible or exchangeable securities, subscriptions, phantom stock, stock appreciation rights, stock-based performance units, other rights to acquire shares of capital stock of the Company or Contracts to which any Company Subsidiary is a party or by which any Company Subsidiary is bound (i) obligating any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional equity securities of, or any security convertible or exchangeable for any equity securities of any Company Subsidiary, (ii) obligating any Company Subsidiary to issue, grant or enter into, as applicable, any such option, warrant, security, unit, right or Contract or (iii) that give any Person the right to receive any economic interest of any nature accruing to the holders of equity securities of any Company Subsidiary. As of the date of this Agreement, there are no outstanding contractual obligations of any Company Subsidiary to repurchase, redeem or otherwise acquire any equity securities of any Company Subsidiary or options, warrants, calls, puts, convertible or exchangeable securities, subscriptions, phantom stock, stock appreciation rights, stock-based performance units, other rights to acquire equity securities of any Company Subsidiary, other rights that give the holder thereof any economic interest of a nature accruing to the holders of equity securities with respect to any Company Subsidiary.

(c) The Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest, variable interest, equity interest or other similar interest in any Person.

Section 4.4 Authority; Execution and Delivery; Enforceability.

(a) The Company has the requisite corporate power and authority to enter into this Agreement and any Ancillary Agreement to which it is a party and, subject, in the case of the Merger, to receipt of the Company Stockholder Approval, to perform its obligations hereunder and thereunder and to consummate the Merger and the other transactions contemplated hereby and thereby, in each case, in accordance with the terms of this Agreement and the Ancillary Agreements to which it is a party. The adoption, execution and delivery by the Company of this Agreement and the Ancillary Agreements to which it is a party, the performance of its obligations hereunder and thereunder and the consummation by the Company of the Transactions and the transactions contemplated by such Ancillary Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to receipt of the Company Stockholder Approval. The Company has duly executed and delivered this Agreement and the Ancillary Agreements to which it is a party dated on or before the date hereof, assuming due authorization, execution and delivery by Parent and Merger Sub, this Agreement and each Ancillary Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws of general applicability relating to or affecting creditors’ rights, or by principles governing the availability of equitable remedies, whether considered in a Proceeding at law or in equity).

(b) The Company Board, at a meeting thereof duly called and held, unanimously duly adopted resolutions (which, as of the execution and delivery of this Agreement by the Parties, have not been rescinded, modified or withdrawn in any way and are in full force and effect) (i) determining that this Agreement, the Ancillary Agreements to which the Company is a party and the Transactions, including the Merger, and the other transactions contemplated by such Ancillary Agreements are advisable, fair to, and in the best interests of, the Company and the Company’s stockholders, (ii) approving this Agreement, the Ancillary Agreements to which the Company is a party and the Transactions, including the Merger, and the other transactions contemplated by such Ancillary Agreements, and declaring that this Agreement, the Ancillary Agreements to which the Company is a party and the Transactions, including the Merger, and the other transactions contemplated by such Ancillary Agreements are advisable, fair to and in the best interests of the Company and the Company’s stockholders, (iii) directing that this Agreement and the Transactions, including the Merger, be submitted to the stockholders of the Company for their adoption and approval and (iv) recommending that the stockholders of the Company adopt and approve this Agreement and the Transactions, including the Merger (such recommendation described in clause (iv), the “Company Board Recommendation”).

(c) The only vote or consent of holders of any class or series of capital stock or other Rights of the Company necessary to adopt this Agreement, the Ancillary Agreements to which the Company is a party and to consummate the Transactions, including the Merger, and the other transactions contemplated by such Ancillary Agreements is the affirmative vote or consent of holders of a majority of the voting power of all outstanding shares of Company Common Stock entitled to vote, voting as a single class (the “Company Stockholder Approval”).

(d) Except for the Company Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement, the Ancillary Agreements to which it is a party, the performance by the Company of its covenants or obligations hereunder or thereunder or the consummation of the Transactions or the other transactions contemplated by such Ancillary Agreements.

Section 4.5 No Conflicts; Consents.

(a) The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which it is a party do not and will not, and the consummation of the Transactions and the other transactions contemplated by such Ancillary Agreements and compliance with the terms hereof and thereof will not, (A) conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or the Company Subsidiaries under, any provision of (i) the Organizational Documents of the Company, (ii) any Company Permit or any Company Specified Contract or (iii) subject to the filings and other matters referred to in Section 4.5(b) and Section 6.3(a) and, assuming the accuracy of Parent’s representations in Section 5.9, any Law or Privacy Obligations applicable to the Company, the Company Subsidiaries, or their respective properties or assets or, to the Knowledge of the Company, the Managed Professional Corporations or their respective properties or assets or (B) result in the creation or imposition of any Lien on any assets, business or properties of the Company, its Subsidiaries or, to the Knowledge of the Company, the Managed Professional Corporations, other than, in the case of clauses (A)(ii) and (A)(iii) above and clause (B) above, any such items that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) No consent, approval, license, permit, order, waiver or authorization (“Consent”) of, or registration, declaration, notice or filing with, or permit from, any national, Federal, state, provincial, local or other government, domestic, foreign or supranational, or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, arbitral body (public or private), domestic or foreign (a “Governmental Entity”), is required to be obtained or made by or with respect to the Company, any Company Subsidiary or, to the Knowledge of the Company, a Managed Professional Corporation in connection with the execution, delivery and performance of this Agreement or the Ancillary Agreements or the consummation of the Transactions or the other transactions contemplated by the Ancillary Agreements, other than (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of (A) a proxy statement relating to the adoption and approval of this Agreement and the Transactions, including the Merger, by the Company’s stockholders at the Company Stockholders Meeting (the “Proxy Statement”) and (B)  such reports under the Exchange Act and the Securities Act as may be required in connection with this Agreement or the Transactions, (iii) the filing of the Certificate of Merger with the Delaware Secretary, (iv) such filings as may be required under the rules and regulations of the Nasdaq, and (v) such other items that the failure of which to obtain or make has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.6 SEC Documents; Undisclosed Liabilities.

(a) Since October 30, 2020, and, to the Company’s Knowledge, since December 12, 2019, the Company has timely filed or furnished with the SEC all forms, registration statements, reports, schedules and statements required to be filed or furnished under the Exchange Act or the Securities Act or otherwise with the SEC. At the time filed (or, in the case of registration statements, solely on the dates of effectiveness) (except to the extent amended by a subsequently Filed Company SEC Document prior to the date of this Agreement, in which case as of the date of the last such amendment), each Filed Company SEC Document complied in all material respects with the applicable requirements of Nasdaq, the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be and did not contain any untrue statement of a material fact, or omit to state a material fact required to be stated therein or necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, and each Filed Company SEC Document filed or furnished subsequent to the date of this Agreement (assuming, in the case of the Proxy Statement, that the representations and warranties of Parent and Merger Sub set forth in Section 5.6 are true and correct in all material respects) will comply, in all material respects with the applicable requirements of Nasdaq, the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be. The Company has made all certifications and statements required by Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Filed Company SEC Documents, and the Company is, and since October 30, 2020, and, to the Company’s Knowledge, since December 12, 2019, has been, in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq. As of the date hereof, neither the Company nor any of its officers has received notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications under the Sarbanes-Oxley Act. As of the date hereof, there are no outstanding or unresolved comments received by the Company from the SEC with respect to any of the Filed Company SEC Documents and, to the Knowledge of the Company, none of the Filed Company SEC Documents is the subject of ongoing SEC review or investigation. None of the Company Subsidiaries is, or has at any time since October 30, 2020, and, to the Company’s Knowledge, since December 12, 2019, been, subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act.

(b) The audited consolidated financial statements and the unaudited quarterly financial statements (including, in each case, the notes thereto) of the Company included or incorporated by reference in the Filed Company SEC Documents (i) complied as to form in all material respects with the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied in all material respects on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and (iii) except to the extent updated, amended, restated or corrected by a subsequent Filed Company SEC Document, as of their respective dates of filing with the SEC, fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries (including the Managed Professional Corporations) as of the dates thereof and the consolidated results of their operations and cash flows for the periods covered thereby (subject, in the case of unaudited quarterly statements, to normal year-end adjustments).

(c) Except as reflected or reserved against in the consolidated balance sheet of the Company, as of September 30, 2021, or the notes thereto, included in the Filed Company SEC Documents (such balance sheet and the notes thereto, the “Company Balance Sheet”), the Company and the Company Subsidiaries (including the Managed Professional Corporations) do not have any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP other than (i) liabilities or obligations incurred in the ordinary course of business since the date of the Company Balance Sheet (none of which are liabilities directly or indirectly related to a breach of Contract, breach of warranty, tort, infringement, Proceeding or violation of, or non-compliance with, Law), (ii) liabilities or obligations incurred in connection with the Transactions to the extent permitted or contemplated by this Agreement and (iii) liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There are no off-balance sheet arrangements of any type pursuant to any off-balance sheet arrangement required to be disclosed in the Filed Company SEC Documents.

(d) The Company has established and maintains disclosure controls and procedures over financial reporting (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) as required by the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

(e) The Company has established and maintains a system of internal accounting controls that comply with the requirements of the Exchange Act and that have been designed by, or under the supervision of, their respective principal executive and principal financial officers, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of the Company are being made only in accordance with appropriate authorizations of the Company’s management and the Company Board; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company. From the date of the filing of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 to the date of this Agreement, neither the Company’s auditors, to the Knowledge of the Company, nor the Company has been advised in writing of (i) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, and, in each case, to the Company’s Knowledge, neither the Company nor any of its Representatives has failed to disclose such information to the Company’s auditors or the Company Board.

Section 4.7 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the Company’s stockholders (as applicable), contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; except that no representation or warranty is made by the Company with respect to statements included or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference therein. The Proxy Statement will, as at the date of its filing (and any amended or supplemental filing) with the SEC, comply as to form in all material respects with the requirements of the Exchange Act.

Section 4.8 Absence of Certain Changes or Events.

(a) Since September 30, 2021, there has not been any Company Material Adverse Effect.

(b) From immediately after September 30, 2021 through the date of this Agreement, the Company, the Company Subsidiaries and, to the Knowledge of the Company, the Managed Professional Corporations have conducted each of their respective businesses in the ordinary course (except (x) in connection with modifications, suspensions or alterations of operations resulting from, or reasonably determined by the Company and the Company Subsidiaries to be advisable and reasonably necessary in response to, COVID-19 and COVID-19 Measures and (y) with respect to this Agreement and discussions, negotiations and transactions related thereto), and during such period there has not been any action taken that if taken after the date of this Agreement without the prior written consent of Parent would constitute a violation of Section 6.1.

Section 4.9 Taxes.

(a) Each of the Company and the Company Subsidiaries has (i) filed, or caused to be filed on its behalf, taking into account any extensions of time within which to file, all income and other material Tax Returns required to have been filed by it, and all such Tax Returns are true, correct and complete in all material respects, and (ii) paid, or caused to be paid, all Taxes that were due and payable by it other than Taxes that are not yet due and payable.

(b) The Company Balance Sheet reflects, in accordance with GAAP, an adequate reserve for all income or other material Taxes payable by the Company and the Company Subsidiaries for all taxable periods up to the date of such Company Balance Sheet and since the date of such Company Balance Sheet neither the Company nor any Company Subsidiary has incurred any material liability for Taxes outside the ordinary course of business.

(c) There are no material audits, claims, examinations, investigations or other Proceedings pending in respect of any Taxes or Tax Returns of the Company or any Company Subsidiary, in each case for which the Company or any Company Subsidiary has received written notice thereof. There are no outstanding material claims of deficiency or assessment for unpaid Taxes of the Company or any Company Subsidiary that has been asserted or assessed by a Governmental Entity in writing against the Company or any Company Subsidiary that has not been paid, settled or withdrawn in full.

(d) Neither the Company nor any Company Subsidiary has agreed to extend the statutory period of limitations applicable to the assessment or collection of any income or other material Taxes or Tax deficiencies in respect of the Company or any Company Subsidiary that, in each case, is currently effective.

(e) The Company and each Company Subsidiary (i) has withheld all material amounts of Taxes required to be withheld with respect to any amounts paid or owing to any employee, creditor, independent contractor or other third party under state, local, or foreign Laws regarding Taxes and (ii) has complied in all material respects with all applicable information Tax reporting and Tax withholding requirements under state, local or foreign Laws regarding Taxes.

(f) Neither the Company nor any Company Subsidiary has agreed to make any material adjustment for a taxable period ending after the Closing Date under Section 481(a) of the Code by reason of a change in accounting method made by the Company or any Company Subsidiary prior to the Closing Date.

(g) Neither the Company nor any Company Subsidiary has received a written claim, which remains unresolved, by any Governmental Entity in a jurisdiction where it does not pay Taxes or file any income or franchise (or similar) or other material Tax Return that it is or may be subject to pay Taxes or file an income or franchise (or similar) or other material Tax Return by that jurisdiction.

(h) Neither the Company nor any Company Subsidiary is a party to or is bound by any Tax sharing, allocation, or indemnification agreement or arrangement (other than (i) such agreements or arrangements exclusively between the Company and any Company Subsidiary or (ii) customary Tax provisions in commercial agreements entered into in the ordinary course of business the primary purpose of which is not related to Taxes). Neither the Company nor any Company Subsidiary has any liability for any amounts under Section 965 of the Code.

(i) Neither the Company nor any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution intended to qualify for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(j) Neither the Company nor any Company Subsidiary is a party to a transaction that constitutes a “reportable transaction” as defined in Code Section 6707A(c)(1) and Treasury Regulation Section 1.6011-4(b) (or any similar provisions of state, local or foreign Law).

(k) The Company is not, and has not been in the period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code.

Section 4.10 Labor Relations.

(a) There are no collective bargaining or other labor union agreements or Labor Agreements to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound. None of the employees of the Company or any Company Subsidiary is represented by any union, works council or other labor organization or covered by a Labor Agreement with respect to his or her employment by the Company or any Company Subsidiary. Since October 30, 2020, and, to the Company’s Knowledge, since December 12, 2019, there has been no actual or, to the Knowledge of the Company, threatened material labor disputes, unfair labor practice charges, material labor grievances, material labor arbitrations, strikes, work stoppages, slowdowns, lockouts, picketing, handbilling or union organizing activities concerning any employees of the Company or any Company Subsidiary. There is no unfair labor practice charge or complaint or other Proceeding pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary before the National Labor Relations Board or any similar Governmental Entity that has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company and each Company Subsidiary is, and since October 30, 2020 and, to the Company’s Knowledge, since December 12, 2019, has been, in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), employment harassment, discrimination or retaliation, whistleblowing, disability rights or benefits, equal opportunity, plant closures and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws (“WARN Act”)), employee trainings and notices, workers’ compensation, labor relations, employee leave issues, COVID-19, affirmative action and unemployment insurance.

(c) To the Knowledge of the Company, no current or former executive officer of the Company or any Company Subsidiary is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, nonsolicitation agreement, restrictive covenant or other obligation: (i) owed to the Company or any Company Subsidiary; or (ii) owed to any third party with respect to such person’s right to be employed or engaged by the Company or any Company Subsidiary.

(d) To the Knowledge of the Company, since December 12, 2019, no director, officer, or other senior executive of the Company or any Company Subsidiary has been subject to any material allegation of sexual or other unlawful harassment or discrimination. As of the date of this Agreement, neither the Company nor any Company Subsidiary is party to a settlement agreement with any employee of the Company or any Company Subsidiary that involves material allegations of sexual harassment by any employee of the Company or any Company Subsidiary at the level of Senior Vice President or above.

Section 4.11 Employee Benefits.

(a) Section 4.11(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of each material Company Benefit Plan.

(b) With respect to each material Company Benefit Plan required to be set forth on Section 4.11(a) of the Company Disclosure Letter, the Company has made available to Parent true and complete copies of (i) such material Company Benefit Plan document, including any amendment thereto (or, in either case, with respect to any unwritten material Company Benefit Plan, a written description thereof), (ii) each current trust, material insurance, annuity or other funding Contract related thereto, (iii) the most recent annual report on Form 5500 required to be filed with the Department of Labor with respect thereto (if any), (iv) the most recent favorable Internal Revenue Service determination or opinion letter, and (v) any material non-routine correspondence with a Governmental Entity.

(c) Each Company Benefit Plan has been maintained, funded and administered in accordance with its terms and was established, has been administered, funded and maintained, and is in compliance with ERISA, the Code and all other applicable Laws, and, to the Knowledge of the Company, nothing has occurred and no condition exists with respect to any Company Benefit Plan that could result in a Tax, penalty or other liability of the Company or any Company Subsidiary, other than, in each case, failures that would not reasonably be expected to, individually or in the aggregate, result in a material liability to the Company or any of the Company Subsidiaries.

(d) All obligations of the Company and each Company Subsidiary under or in respect of the Statutory Plans have been satisfied, and there are no outstanding defaults or violations thereunder by the Company or any Company Subsidiary, other than any such defaults or violations that would not reasonably be expected to, individually or in the aggregate, result in a material liability to the Company or any of the Company Subsidiaries. There is no claim or Proceeding (other than routine claims for benefits) pending or, to the Knowledge of the Company, threatened with respect to any Company Benefit Plan, and there is no fact or circumstance that could reasonably be expected to give rise to any such claim or Proceeding.

(e) Each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter or opinion letter as to such qualification from the Internal Revenue Service, and no event has occurred, either by reason of any action or failure to act, that would reasonably be expected to adversely affect any such qualification.

(f) None of the Company, any Company Subsidiary, or any of their respective ERISA Affiliates sponsors, maintains, contributes to, is required to maintain or contribute to, or has any actual or contingent liability under, (i) any “defined benefit plan” (as defined in Section 3(35) of ERISA) or any other plan that is or was subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (ii) any “multiemployer plan” within the meaning of Section 3(37) of ERISA, (iii) “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA); or (iv) any employee benefit plan, program or arrangement that provides for post-retirement medical, life insurance or other welfare-type benefits (other than health continuation coverage required by COBRA); nor, in each case, have they sponsored, maintained or contributed to any such plan within the preceding six (6) years. Neither the Company nor any Company Subsidiary has any current or contingent liability or obligation on account of an ERISA Affiliate.

(g) Neither the Company nor any Company Subsidiary has any material unaccrued liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or the Company Subsidiaries or other Persons, other than for continuation coverage required under Section 4980B of the Code or any state Laws for which the covered Person pays the full cost of coverage.

(h) There has been no “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA and no breach of fiduciary duty (as determined under ERISA) has occurred with respect to any Company Benefit Plan that would reasonably be expected to result in material liability to the Company or any Company Subsidiary.

(i) None of the execution and delivery of this Agreement, the obtaining of the Company Stockholder Approval, or the consummation of the Transactions (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) could (i) result in any Change of Control Payment, (ii) increase any benefit or compensation or other obligation payable or required to be provided under any Company Benefit Plan, or otherwise, to any current or former director, officer, employee, contractor, consultant or service provider of the Company or any Company Subsidiary, (iii) result in the acceleration of the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits or trigger any other obligation under any Company Benefit Plan, or (iv) result in any payments or benefits that could, individually or in combination with any other payments, be characterized as a “parachute payment” within the meaning of Section 280G of the Code or which would cause any Tax or penalty under Section 4999 of the Code.

(j) Neither the Company nor any Company Subsidiary has any obligation to gross-up, indemnify or otherwise reimburse any Person for any Tax incurred by such Person under Section 409A or 4999 of the Code.

Section 4.12 Title to Properties. Section 4.12 of the Company Disclosure Letter sets forth, as of the date of this Agreement, the address and description of all real property owned or leased by the Company or the Company Subsidiaries. The Company has made available to Parent true and complete copies of each lease document in effect as of the date hereof (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) for each such leased real property. The Company and the Company Subsidiaries have good, valid, and indefeasible title (or, to the extent not owned, valid, binding and enforceable leasehold interests) to all leased real property, in each case free and clear of all Liens and defects and imperfections of title except for (a) Permitted Liens and (b) such as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company or any Company Subsidiaries nor any other party to any lease is in material breach or default under any lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a material breach or default, or permit the termination, modification or acceleration of rent under any lease in any material respect. As of the date hereof, the Company and Company Subsidiaries have not (i) subleased or licensed any portion of any leased real property, or (ii) collaterally assigned or granted any other security interest in any lease or any interest therein. As of the date of this Agreement, there does not exist any pending or, to the Knowledge of the Company, threatened, condemnation or eminent domain proceedings that affect any of the owned or leased real property material to the business of the Company and the Company Subsidiaries, taken as a whole. Neither the Company nor any Company Subsidiary has entered into an agreement to sell or purchase any real property.

Section 4.13 Material Contracts.

(a) Except for this Agreement and for the Contracts disclosed in the Filed Company SEC Documents, Section 4.13(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, and the Company has made available to Parent true and complete copies, of:

(i) each Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii) each Contract to which the Company or any Company Subsidiary is a party that (A) restricts the ability of the Company or any Company Subsidiary to compete in any business or with any Person in any geographical area in any material respect, (B) requires the Company or any Company Subsidiary to conduct any business on a “most favored nations” or similar basis with any third party, (C) provides for an exclusive license, supply, distribution or other right in connection with any product or technology of the Company or (D) provides rights of first or last offer or refusal to any third party, except in the case of each of clauses (B), (C) and (D) for such restrictions, requirements and provisions that are not material individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole;

(iii) each Contract under which the Company or any Company Subsidiary (A) (x) licenses or sublicenses (or grants or is granted a similar right to use) Intellectual Property from or to any third party (other than (1) licenses or sublicenses of generally commercially available off-the-shelf software programs with annual license fees of less than $500,000, (2) non-exclusive licenses or sublicenses to customers in the ordinary course of business consistent with past practice, or (3) non-exclusive licenses or sublicenses ancillary to commercial agreements entered into in the ordinary course of business consistent with past practice) or (y) since September 30, 2021, assigned or acquired Intellectual Property to or from any third party, in the case of each of clauses (x) and (y), except for such assignments, licenses and sublicenses that are not material to the Company and the Company Subsidiaries, taken as a whole, or (B) is subject to any material restriction affecting Intellectual Property owned by the Company or any Company Subsidiary;

(iv) each Contract relating to Indebtedness of the Company or any Company Subsidiary (whether incurred, assumed, guaranteed or secured by any asset) in excess of $250,000, other than Contracts solely between or among the Company or any Company Subsidiary;

(v) each Contract under which the Company or any Company Subsidiary is the landlord, sublandlord, tenant, subtenant or occupant with respect to any material real property leased, subleased, licensed or otherwise occupied;

(vi) other than with respect to an entity that is wholly owned by the Company or any of the Company Subsidiaries, each partnership, joint venture or operating or limited liability company agreement, in which the Company or any Company Subsidiaries holds an equity interest, or any other agreement governing a material joint venture, profit-sharing, partnership or other similar arrangement;

(vii) each Contract that is a settlement, conciliation or similar Contract, including an such agreement with any Governmental Entity, that would require the Company or any of the Company Subsidiaries to pay consideration of more than $500,000 after the date of this Agreement or that contains material continuing restrictions on the business or operations of or other non-monetary obligations of the Company or the Company Subsidiaries;

(viii) each Contract that obligates the Company or any Company Subsidiary to make any future capital investment or capital expenditure outside the ordinary course of business and in excess of $500,000 individually or $750,000 in the aggregate;

(ix) each Contract that prohibits the payment of dividends or distributions in respect of, or the repurchase or redemption of, the capital stock or other equity securities of the Company or any Company Subsidiaries;

(x) each Contract that (A) provides for the acquisition or disposition by the Company or any Company Subsidiaries of any business or material assets (whether by merger, sale of stock, sale of assets or otherwise) under which the Company or any of its Subsidiaries has any material continuing obligations (monetary or otherwise) or could reasonably be expected to have liabilities in excess of $500,000 after the date hereof or (B) pursuant to which the Company or any Company Subsidiaries acquired or will acquire any material ownership interest in any other Person or other business enterprise other than any Company Subsidiary, in each case, under which the Company or any Company Subsidiaries has obligations remaining to be performed as of the date hereof;

(xi) each Contract that is with (A) each of the ten (10) largest customers of the Company and the Company Subsidiaries, taken as a whole (the “Material Customers”), (B) each of the ten (10) largest commercial vendors of the Company and the Company Subsidiaries, taken as a whole (the “Material Vendors”), and (C) each of the ten (10) largest commercial Payor Program of the Company, the Company Subsidiaries and the Managed Professional Corporations, taken as a whole, in each case by dollar amount for the nine months ended September 30, 2021;

(xii) each Contract that provides for (A) indemnification of any officer, director or employee by the Company, other than Contracts entered into on substantially the same form as the Company’s standard forms previously made available to Parent, (B) accelerated vesting in connection with a change of control, including the Transactions (including as a result of any termination of employment following a change of control, including the Transactions) or (C) any other Change of Control Payments;

(xiii) any Contract pursuant to which the Company or any Company Subsidiary provides management services or administrative support services or other similar services to a professional corporation or professional limited liability company that provides healthcare services, and any other Contract with the Managed Professional Corporations;

(xiv) each Contract for the employment or engagement of any director, officer, employee or independent contractor providing for annual compensation in excess of $250,000;

(xv) any stockholders, investors rights, registration rights or similar agreements or arrangements; and

(xvi) each collective bargaining agreement or other Contract with any labor union, labor organization, or works council (each a “Labor Agreement”).

Each such Contract of the Company or any Company Subsidiary described in clauses (i) through (xvi) above is referred to herein as a “Company Specified Contract” (regardless of whether in effect as of the date hereof or entered into after the date hereof or disclosed in the Filed Company SEC Documents).

(b) Each of the Company Specified Contracts is valid, binding and enforceable on the Company or the Company Subsidiaries, as the case may be, and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (i) except for such failures to be valid, binding or enforceable or to be in full force and effect has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (ii) except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws of general applicability relating to or affecting creditors’ rights, or by principles governing the availability of equitable remedies, whether considered in a Proceeding at law or in equity. As of the date of this Agreement, there is no default or breach under any Company Specified Contract by the Company or the Company Subsidiaries or, to the Knowledge of the Company, any other party thereto, and no event has occurred that (with or without notice or lapse of time, or both) would constitute a default or breach thereunder by the Company or any Company Subsidiary or, to the Knowledge of the Company, any other party thereto, in each case except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.14 Litigation. There is, and since October 30, 2020 and, to the Company’s Knowledge, since December 12, 2019, has been, no claim, complaint, suit, action, investigation, charge, arbitration or proceeding of any nature, civil, criminal or regulatory, in law or equity, by or before any Governmental Entity or arbitrator (each, a “Proceeding”) pending or, to the Knowledge of the Company, threatened by or against the Company, any Company Subsidiary or, the Knowledge of the Company, any Managed Professional Corporation that has had and would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, nor is there any Judgment outstanding against the Company, any Company Subsidiary or any Managed Professional Corporation that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.15 Compliance with Laws.

(a) Each of the Company, the Company Subsidiaries and, to the Knowledge of the Company, the Managed Professional Corporations is, and since October 30, 2020 and, to the Company’s Knowledge, since December 12, 2019, has been, in compliance with all, and is not in default under or in violation of any applicable Law, including applicable Healthcare Laws, other than any noncompliance, default or violation that has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company, any Company Subsidiary nor, to the Knowledge of the Company, any Managed Professional Corporation has received any written communication since October 30, 2020 and, to the Company’s Knowledge, since December 12, 2019, and prior to the date of this Agreement from a Governmental Entity that alleges that the Company, any Company Subsidiary and any of the Managed Professional Corporation is not in compliance with or is in default or violation of any applicable Law, except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company, the Company Subsidiaries and, to the Knowledge of the Company, its Managed Professional Corporations are in possession of all material franchises, tariffs, grants, authorizations, licenses, permits, accreditations, certifications, easements, variances, exemptions, consents, certificates, approvals and orders issued or required by any Governmental Entity necessary under applicable Law to own, lease and operate their assets and properties and to lawfully carry on, their businesses as they are being conducted (collectively, the “Company Permits”), except where the failure to be in possession of such Company Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All Company Permits are valid and in full force and effect, except where the failure to be in full force and effect has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No suspension, revocation, non-renewal for cause, material modification, or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened and the Company, the Company Subsidiaries and, to the Knowledge of the Company, the Managed Professional Corporations are in compliance with all such Company Permits, except where such suspension, cancellation or noncompliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.16 Data Privacy and Security.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Company’s, Company’s Subsidiaries’ and, to the Knowledge of the Company, the Managed Professional Corporations’ Processing of any Personal Data is and since October 30, 2020 and, to the Company’s Knowledge, since December 12, 2019, has been, in compliance with each Privacy Obligation; (ii) no person (including any Governmental Entity) has, since October 30, 2020 and, to the Company’s Knowledge, since December 12, 2019, threatened to bring any Proceeding involving a Governmental Entity pursuant to any written notice, or commenced any Proceeding with respect to the Company, any of the Company’s Subsidiaries’ or to the Knowledge of the Company, any of the Managed Professional Corporations’, privacy, security or data protection practices, including any loss, damage or unauthorized access, use, disclosure, modification or other misuse of any Personal Data maintained by, or on behalf of, the Company, any of the Company’s Subsidiaries or, to the Knowledge of the Company, any of the Managed Professional Corporations; and (iii) the Company, Company Subsidiaries and to the Knowledge of the Company, the Managed Professional Corporations, have obtained written agreements from all subcontractors Processing of Personal Data on their behalf that satisfy the requirements of the Privacy Obligations, and to the Knowledge of the Company, no such subcontractor is in breach of any such agreement.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) to the Knowledge of the Company, the Company IT Systems are adequate for, and operate and perform as required in connection with the operation of the business of each of the Company and Company Subsidiaries as currently conducted, free and clear of all bugs, errors, defects, Trojan horses, time bombs, malware and other corruptants; (ii) the Company and Company Subsidiaries have implemented and maintained commercially reasonable controls, policies, procedures, and safeguards to maintain and protect their confidential information and the integrity, continuous operation, redundancy and security of all Company IT Systems and data (including Personal Data) used in connection with their businesses, including implementation of backup and disaster recovery technology consistent with industry standards and practices; and (iii) the Company, Company Subsidiaries and to the Knowledge of the Company, the Managed Professional Corporations, with respect to their businesses, have undertaken all surveys, audits, inventories, reviews, analyses and/or assessments (including any necessary risk assessments and risk analyses) of all areas of its business and operations required by the Privacy Obligations.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company, any of the Company Subsidiaries nor to the Knowledge of the Company, any Managed Professional Corporations, has experienced any breaches, outages or unauthorized uses of or accesses to the Company IT Systems or Personal Data, including any alleged “breach” as defined in 45 C.F.R. § 164.402 or successful “security incident” (as defined in 45 C.F.R. § 164.304) with respect to “protected health information” (as defined in 45 C.F.R. § 160.103) in the possession or under the control of the Company or any Company Subsidiaries (each, a “Security Incident”). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the execution, delivery and performance of this Agreement or any other agreement referred to in this Agreement complies and will comply with all Privacy Obligations.

Section 4.17 Healthcare Regulatory Matters.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company, the Company Subsidiaries and, to the Knowledge of the Company, the Managed Professional Corporations is, and since October 30, 2020, and, to the Company’s Knowledge, since December 12, 2019, has been, in compliance with all Healthcare Laws. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company, any Company Subsidiary nor, to Knowledge of the Company, any Managed Professional Corporation, has received any written communication from any Governmental Entity or other Person of any non-compliance with, or Proceeding under, any Healthcare Law.

(b) Neither the Company, the Company Subsidiaries, nor either of their respective employees, officers or directors nor, to the Knowledge of the Company, agents of the foregoing nor the Managed Professional Corporations nor their respective employees, officers, directors or agents, is or has been since November 25, 2019 and during their affiliation with the Company, the Company Subsidiaries or the Managed Professional Corporations, excluded, suspended or debarred from, or are otherwise ineligible for participation in, any applicable Federal Healthcare Program. Neither the Company, the Company Subsidiaries, nor, to the Knowledge of the Company, the Managed Professional Corporations is a party to, or has any reporting obligations under, any corporate integrity agreements, monitoring agreements, deferred prosecution agreements, consent decrees, orders, settlement agreements or similar agreements with or imposed by any Governmental Entity with respect to any Healthcare Law. To the Company’s Knowledge, since December 12, 2019, no Person has filed or has threatened to file against the Company or any Company Subsidiary or any Managed Professional Corporation under the federal False Claims Act (31 U.S.C. §§ 3729, et seq.) or analogous state whistleblower statute.

(c) Each of the Company, the Company Subsidiaries and, to the Knowledge of the Company, the Managed Professional Corporations, to the extent applicable, are and since October 30, 2020 and, to the Company’s Knowledge, since December 12, 2019, have been, duly enrolled or credentialed in each Payor Program in which the Company, the Company Subsidiaries and the Managed Professional Corporations participate, and hold all required authorizations for payment by such Payor Programs, except to the extent that any failure to be enrolled or credentialed or to hold all required authorizations, have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since October 30, 2020 and, to the Company’s Knowledge, since December 12, 2019, neither the Company, any Company Subsidiary nor, to the Knowledge of the Company, any Managed Professional Corporation has received written communication from any Payor Program (i) that such Payor Program is terminating, suspending, withdrawing, not renewing (for cause) or materially limiting the Company, the Company Subsidiaries or the Managed Professional Corporations’ participation in the Payor Program or (ii) of any billing audits, program integrity reviews, recoupment efforts or similar Proceedings, except in each case with respect to (i) and (ii) above, where such actions have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company, the Company Subsidiaries and, to the Knowledge of the Company, the Managed Professional Corporations, since October 30, 2020 and, to the Company’s Knowledge, since December 12, 2019, have billed and collected for healthcare services and items, and maintained accurate and complete records supporting its claims, in compliance with Healthcare Laws and all legally binding policies and requirements applicable to Payor Programs, except where any failure to do so has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) To the Knowledge of the Company, since December 12, 2019, and during their respective affiliation with any Managed Professional Corporation, each healthcare professional employed by, or under contract with any Managed Professional Corporation (“Healthcare Professional”): (i) has held all required credentials, privileges, permits, licenses or other authorizations or certifications in each jurisdiction where such professionals were or are providing such services for or on behalf of any Managed Professional Corporation and such credentials, privileges, permits, licenses or other authorizations or certifications have not been suspended, revoked or restricted in any manner; and (ii) has complied with all Healthcare Laws, except in each case with respect to (i) and (ii) above, where failure to hold such authorizations or failure to comply, respectively, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since October 30, 2020 and, to the Company’s Knowledge, since December 12, 2019, neither the Company, the Company Subsidiaries, nor to the Knowledge of the Company, any Managed Professional Corporation, has received any written communication from any Governmental Entity regarding any material violation of any Healthcare Law by any Healthcare Professional.

Section 4.18 Environmental Matters.

(a) Except for matters that would not be, individually or in the aggregate, material:

(i) The Company and the Company Subsidiaries are, and since October 30, 2020 and, to the Company’s Knowledge, since December 12, 2019, have been, in compliance with all Environmental Laws, which compliance has included obtaining, maintaining, and complying with all Environmental Permits required for the operation of the business or the ownership or occupancy of the real property.

(ii) Neither the Company nor any Company Subsidiary has received any written notice, report or other written correspondence from any Governmental Entity or other Person alleging the actual or potential violation of or liability under any Environmental Law or any Environmental Permit, in each case since October 30, 2020, and, to the Company’s Knowledge, since December 12, 2019, or which otherwise remains pending or unresolved.

(iii) There are no Proceedings or Judgments pending or, to the Knowledge of the Company, threatened by a Governmental Entity or other Person against the Company or any Company Subsidiary that allege a violation of or liability under any Environmental Law or any Environmental Permit.

(iv)  There has been no release, treatment, storage, transportation, handling, use, manufacture, design, sale, distribution, supplying, marketing, disposal or arranging for or permitting the disposal of, exposure of any Person to, or ownership or operation of any property or facility contaminated by, any Hazardous Materials, in each case as has given or would give rise to liability of the Company or any Company Subsidiary under any Environmental Law.

(v) The Company and the Company Subsidiaries have not assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to the liability of any other Person under Environmental Law.

(b) The Company and the Company Subsidiaries have made available to Parent copies of material environmental, health and safety assessments, audits, reports and other documents relating to the current or former properties, facilities or operations of the Company and the Company Subsidiaries, which are in their possession or under their reasonable control.

Section 4.19 Intellectual Property.

(a) The Company and the Company Subsidiaries exclusively own, or have the valid right to use, all Intellectual Property used in or necessary for the operation of the businesses of the Company and the Company Subsidiaries as presently conducted (collectively, the “Company Intellectual Property”) free and clear of all Liens except for Permitted Liens, except where the failure to own or have the right to use such Intellectual Property has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The registered Company Intellectual Property is subsisting, and, to the Knowledge of the Company, the Company Intellectual Property is valid, and enforceable, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and Company Subsidiaries have taken commercially reasonable actions to protect the Company Intellectual Property, except where the failure to do so has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Section 4.19(a) of the Company Disclosure Letter sets forth a true and complete list of the registered Intellectual Property owned by the Company or the Company Subsidiaries.

(b) To the Knowledge of the Company, (i) the use of the Company Intellectual Property by the Company and the Company Subsidiaries and the operation of the business of the Company and the Company Subsidiaries as presently conducted does not infringe upon or misappropriate any Intellectual Property of any other Person, (ii) there is no Proceeding pending or threatened in writing challenging or seeking to deny or restrict the rights of the Company or Company Subsidiaries in the Company Intellectual Property or alleging that the use of the Company Intellectual Property in the operation of the business of the Company and the Company Subsidiaries as currently conducted infringes upon or misappropriates any Intellectual Property of any other Person, and (iii) no Person is infringing upon or misappropriating any Company Intellectual Property owned by the Company or any Company Subsidiary, in the case of each of clauses (i) through (iii), except for such matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) to the Knowledge of the Company, the Company and the Company Subsidiaries have not incorporated, used, or linked any open source software in or with or to the Company’s or the Company Subsidiaries’ proprietary software in a manner that requires that any of such proprietary software (other than such open source software) be licensed, disclosed or distributed in source code form; and (ii) the Company and the Company Subsidiaries have not delivered or made available, or agreed to deliver or make available, the source code for the Company’s and the Company Subsidiaries’ proprietary software to any Person, except to employees and contractors performing services on behalf of the Company pursuant to written Contracts containing an obligation to maintain the confidentiality of such source code and reasonably protecting the Company’s and Company Subsidiaries’ rights to such source code.

(d) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) to the Knowledge of the Company the computers, systems and Company IT Systems used by the Company and the Company Subsidiaries operate and perform in a manner that permits the Company and each Company Subsidiary to conduct its business as currently conducted, (ii) the Company and the Company Subsidiaries have taken commercially reasonable actions, consistent with industry standards, to protect the confidentiality, integrity and security of the computers, systems and Company IT Systems used by the Company and the Company Subsidiaries (and the information stored thereon or Processed thereby) against unauthorized use, access, interruption, modification, infection by malicious code or corruption; and (iii) the Company and the Company Subsidiaries have not experienced any (x) material failures or outages, or (y) Security Breaches, or (z) unauthorized access to or use of the Company IT Systems.

Section 4.20 Insurance. The Company and the Company Subsidiaries maintain, or are entitled to the benefits of, insurance, underwritten by financially reputable insurance companies, in such amounts and against such risks substantially as is reasonable for the industries in which the Company and the Company Subsidiaries operate. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) all material insurance policies maintained by or on behalf of the Company or the Company Subsidiaries as of the date of this Agreement are in full force and effect, and all premiums due on such policies have been paid and (b) the Company and the Company Subsidiaries are in compliance with the terms and provisions of all insurance policies maintained by or on behalf of the Company or the Company Subsidiaries as of the date of this Agreement, and neither the Company nor any Company Subsidiary is in breach or default under, or has taken any action that would permit termination or material modification of, any material insurance policies. As at the date of this Agreement, none of the limits for any such policy currently in force have been exhausted or materially reduced.

Section 4.21 Brokers and Other Advisors. Except for (i) William Blair & Company, L.L.C. (“William Blair”), whose estimated fees related to the Transactions are set forth on Section 4.21 of the Company Disclosure Letter and which has been retained by the Company, there is no investment banker, broker, finder or other agent or intermediary that has been retained by or is authorized to act on behalf of the Company or any of the Company Subsidiaries, their respective Affiliates, or any of their respective executive officers or directors in their capacities as executive officers or directors, or who is entitled to any financial advisory, banking, broker’s, finder’s or similar fee or commission in connection with the Transactions, including the Merger.

Section 4.22 Opinion of Financial Advisor. The Company Board has received the oral opinion of William Blair, to be confirmed by delivery of its written opinion dated February 2, 2022, to the effect that, as of such date and based upon and subject to the various assumptions made, procedures followed, and limitations, qualifications and other matters considered in connection with the preparation of such opinion, the Merger Consideration to be received by the holders of Company Common Stock (excluding the holders of any shares of Company Common Stock described in Section 3.1(a)(iii) and the Dissenting Shares) pursuant to this Agreement is fair to such holders from a financial point of view in the aggregate.

Section 4.23 Related Party Transactions. Neither the Company nor any Company Subsidiary is party to any transaction or arrangement under which any (a) present or former executive officer or director of the Company or any Company Subsidiary, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of any class of equity of the Company or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing is a party to any actual or proposed loan, lease or other Contract with or binding upon the Company or any Company Subsidiary or owns or has any interest in any of their respective properties or assets, in each case as would be required to be disclosed by the Company pursuant to Item 404 of Regulation S-K.

Section 4.24 Takeover Laws. As of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition,” “business combination” or other form of anti-takeover statute or regulation or any other Takeover Law or any anti-takeover provision in the certificate of incorporation or bylaws of the Company is, and the Company has no rights plan, “poison pill” or similar agreement that is, applicable to this Agreement, the Merger or the other Transactions, and the Company Board and the Company have taken (or caused to be taken) all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable “anti-takeover” law will not be applicable to the Transactions, including the Merger.

Section 4.25 No Other Representations or Warranties; Reliance Disclaimer. The Company acknowledges and agrees that, except for the representations and warranties of Parent and Merger Sub expressly set forth in Article V or of Parent or any Affiliate of Parent in any Ancillary Agreement to which it is a party, none of Parent, the Parent Representatives or any other Person, is making, makes or has made any express or implied representation or warranty with respect to Parent or the Parent Representatives, with respect to any other information provided to the Company or its Representatives by or on behalf of Parent or the Parent Representatives in connection with the Transactions or otherwise with respect to this Agreement, the Ancillary Agreements or the transactions contemplated hereby or therein. The Company, on its own behalf and on behalf of its Representatives, (a) disclaims reliance on any representations or warranties or other information provided to them by Parent or the Parent Subsidiaries or their respective Representatives or any other Person, except for the representations and warranties of Parent and Merger Sub expressly set forth in Article V and of Parent or any Affiliate of Parent in any Ancillary Agreement to which it is a party, and (b) without limiting the generality of the foregoing, represents, warrants and acknowledges and agrees, that, in entering into this Agreement and the Ancillary Agreements, the Company has relied solely on its own investigation and analysis and the representations and warranties of Parent expressly set forth in Article V and in any Ancillary Agreement to which it is a party and no other representations or warranties of Parent, its Representatives or any other Person, express or implied.

Article V
Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub represent and warrant to the Company as follows:

Section 5.1 Organization, General Authority and Standing. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent the concept is recognized by such jurisdiction). Each of Parent and Merger Sub (a) has full power and authority necessary to enable it to own, operate, lease or otherwise hold its properties and assets and to conduct its business as presently conducted and (b) is duly qualified or licensed to do business in each jurisdiction where the nature of its business makes such qualification or licensing necessary, other than where the failure to have such power and authority or to be so qualified or licensed would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect. Parent has made available to the Company true and complete copies of Parent’s Organizational Documents.

Section 5.2 Capitalization and Business Conduct of Merger Sub.

(a) All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent, free and clear of all Liens. There are no options, warrants, rights, convertible or exchangeable securities, stock-based performance units or Contracts to which Merger Sub is a party or by which Merger Sub is bound obligating Merger Sub to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or any security convertible or exchangeable for any shares of capital stock of, Merger Sub.

(b) Parent was incorporated on January 27, 2022. Since its incorporation through the date hereof, Parent has not engaged in any activity, other than such actions in connection with (i) its organization and (ii) the preparation, negotiation and execution of this Agreement, the Ancillary Agreements and the Transactions, including the Merger and the Financing. As of the date hereof, Parent has no operations, has not generated any revenues and has no liabilities other than those incurred in connection with the foregoing and in association with the Merger as provided in this Agreement.

(c) Merger Sub was incorporated on January 27, 2022. Since its incorporation through the date hereof, Merger Sub has not engaged in any activity, other than such actions in connection with (i) its organization and (ii) the preparation, negotiation and execution of this Agreement, the Ancillary Agreements and the Transactions, including the Merger and the Financing. As of the date hereof, Merger Sub has no operations, has not generated any revenues and has no liabilities other than those incurred in connection with the foregoing and in association with the Merger as provided in this Agreement.

Section 5.3 Authority; Execution and Delivery; Enforceability.

(a) The adoption, execution and delivery by Parent and Merger Sub of this Agreement and the Ancillary Agreements to which they are a party and the consummation by Parent and Merger Sub of the Transactions and the transactions contemplated by such Ancillary Agreement, Parent or Merger Sub, as applicable, have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. Each of Parent and Merger Sub has duly executed and delivered this Agreement and the Ancillary Agreements to which it is a party, and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws of general applicability relating to or affecting creditors’ rights, or by principles governing the availability of equitable remedies, whether considered in a Proceeding at law or in equity).

(b) The Parent Board, acting pursuant to unanimous written consent, (i) determined that this Agreement and the Transactions, including the Merger, are advisable, fair to, and in the best interests of, Parent and Parent’s stockholders and (ii) adopted, approved and declared advisable this Agreement.

(c) No vote of holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the consummation by Parent and Merger Sub of the Merger and the other Transactions.

(d) The Merger Sub Board (i) determined that this Agreement and the Transactions, including the Merger, are advisable, fair to, and in the best interests of, Parent, Merger Sub’s sole stockholder, (ii) approved this Agreement and the Transactions, including the Merger, and declared that this Agreement and the Transactions, including the Merger, are advisable, fair and in the best interest of Merger Sub and Parent, as the sole stockholder of Merger Sub, (iii) directed that this Agreement be submitted to Parent, as the sole stockholder of Merger Sub, for its adoption and approval and (iv) resolved to recommend that Parent, as the sole stockholder of Merger Sub, votes to adopt this Agreement and approve the Transactions, including the Merger, and Parent, as the sole stockholder of Merger Sub, has executed and delivered a unanimous written consent of the sole stockholder of Merger Sub approving this Agreement and the Transactions, including the Merger, in accordance with the DGCL, such approval to be effective immediately following the execution and delivery of this Agreement.

Section 5.4 No Conflicts; Consents.

(a) The execution and delivery by Parent and Merger Sub of this Agreement and the Ancillary Agreements to which it is a party, do not, and the consummation of the Transactions and the other transactions contemplated by such Ancillary Agreements and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any material obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or the Parent Subsidiaries under, any provision of (i) the Organizational Documents of Parent or any Parent Subsidiary, (ii) any Parent Permit or any Contract to which Parent or any Parent Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 5.4(b) and Section 6.3(a), any Law applicable to Parent or the Parent Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

(b) No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity, is required to be obtained or made by or with respect to Parent or any Parent Subsidiary in connection with the execution, delivery and performance of this Agreement or the Ancillary Agreement to which Parent or Merger Sub is a party or the consummation of the Transactions or the other transactions contemplated by the Ancillary Agreements, other than (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of (A) the Proxy Statement, and (B) such reports under the Exchange Act and the Securities Act as may be required in connection with this Agreement or the Transactions, (iii) the filing of the Certificate of Merger with the Delaware Secretary and appropriate documents with the relevant authorities of the other jurisdictions in which Parent or Merger Sub is qualified to do business, and (iv) such other items that the failure of which to obtain or make would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 5.5 Financing.

(a) Parent has delivered to the Company a true, complete and correct copy of the Equity Commitment Letter as in effect as of the date hereof from the Guarantor, pursuant to which the Guarantor has committed to provide, subject only to the terms and conditions set forth therein, equity financing for the Transactions in the aggregate amount set forth therein (the “Financing”). The Equity Commitment Letter provides that the Company is a third-party beneficiary thereof for the purposes described in, and on the terms and subject to the conditions set forth in, the Equity Commitment Letter. The Equity Commitment Letter, is in full force and effect and is a legal, valid and binding obligation of Parent and the Guarantor, enforceable against the parties thereto in accordance with its terms (except insofar as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other Laws of general applicability relating to or affecting creditors’ rights, or (ii) by the remedies of specific performance and the injunctive and other principles governing the availability of equitable remedies, whether considered in a Proceeding at law or in equity and subject to equitable defenses and the discretion of the court before which any Proceeding therefor may be brought).

(b) As of the date of this Agreement, the commitment set forth in the Equity Commitment Letter is in full force and effect, such commitment has not been amended or modified or revoked, withdrawn or terminated and no such amendment or modification is contemplated or pending. As of the date hereof, the Equity Commitment Letter constitutes the entire and complete agreement between the parties thereto with respect to the financing contemplated thereby. Other than the Equity Commitment Letter, as of the date of this Agreement there are no other written agreements, side letters or arrangements to which Parent is a party relating to the funding or investing, as applicable, of the Financing that could affect the availability of the Financing or any portion thereof on the Closing Date. As of the date of this Agreement, neither Parent nor Merger Sub is in breach of any of the terms or conditions set forth in the Equity Commitment Letter, and, as of the date of this Agreement no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a breach, default or failure to satisfy any condition precedent set forth therein. As of the date of this Agreement, the Guarantor has not notified Parent of its intention to terminate any commitment set forth in the Equity Commitment Letter or not to provide the Financing. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as expressly set forth in the Equity Commitment Letter as disclosed to the Company prior to the date hereof. As of the date of this Agreement and assuming satisfaction of the conditions set forth in Section 7.1 and Section 7.3, Parent has no reason to believe that it will be unable to satisfy any conditions within its control to the funding of the full amount of the Financing to be satisfied by it, or that the Financing will not be available to Parent on the Closing Date on the terms and subject to the conditions set forth in the Equity Commitment Letter. To the Knowledge of Parent, there are no facts or circumstances as of the date hereof that would reasonably be expected to result in Guarantor not being able to satisfy any conditions within its control to the funding of the full amount of the Financing required to be funded by it under the Equity Commitment Letter.

(c) Assuming the Financing is funded in accordance with the Equity Commitment Letter and the conditions to closing set forth in Section 7.3(a) and Section 7.3(b) are satisfied or waived, the aggregate proceeds contemplated by the Equity Commitment Letter will be sufficient to enable Parent or Merger Sub, as applicable, to (i) pay all of the Merger Consideration payable in respect of all shares of Company Common Stock in the Merger as required pursuant to Section 3.4(a) of this Agreement, (ii) pay all other amounts payable by Parent or Merger Sub, as applicable, in connection with the Closing in respect of Company Options, Company RSUs and Company Warrants under Section 3.2(a)(i), Section 3.2(b)(i) and Section 3.3 of this Agreement, respectively, (iii) pay all amounts, required to be paid under the Debt Payoff Letter in order to discharge the Existing Credit Facility and pay such other out-of-pocket, third party costs and expenses of the Company expressly contemplated to be funded by Parent under this Agreement on the Closing Date, and (iv) pay all related fees and expenses of Parent and Merger Sub associated with the Transactions or the Equity Commitment Letter required to be paid on the Closing Date by such party.

(d) Without limiting Section 9.9, in no event shall the receipt or availability of any funds or financing by or to Parent or any of its Affiliates or any other financing transaction be a condition to any of the obligations of Parent or Merger Sub hereunder.

Section 5.6 Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the Company’s stockholders (as applicable), contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; except that no representation or warranty is made by Parent or Merger Sub with respect to statements included or incorporated by reference therein based on information supplied by or on behalf of the Company for inclusion or incorporation by reference therein.

Section 5.7 Litigation. As of the date of this Agreement, there is no Proceeding pending or, to the Knowledge of Parent, threatened against Parent or any Parent Subsidiary that would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect, nor is there any Judgment outstanding against Parent or any Parent Subsidiary that would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 5.8 Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of Parent or any of its Affiliates.

Section 5.9 Ownership of Company Common Stock. None of Parent, Merger Sub or any of their respective Subsidiaries or Affiliates beneficially owns, directly or indirectly (including pursuant to a derivatives contract), any shares of Company Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Company Common Stock or any securities of any Subsidiary of the Company, and none of Parent, Merger Sub or any of their respective Subsidiaries or Affiliates has any rights to acquire, directly or indirectly, any shares of Company Common Stock, except pursuant to this Agreement and the Contribution Agreement (as applicable). None of Parent, Merger Sub or any of their “affiliates” or “associates” is, or at any time during the last three (3) years has been, an “interested stockholder” of the Company, in each case as defined in Section 203 of the DGCL.

Section 5.10 Solvency. None of Parent or Merger Sub is entering into this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of Parent, Merger Sub or any of their respective Subsidiaries or Affiliates or of the Company or any of its Subsidiaries. Assuming (a) satisfaction or waiver of the conditions to Parent’s and Merger Sub’s obligation to consummate the Merger, and (b)  the accuracy of the representations and warranties set forth in Article IV, and after giving effect to the Transactions, any debt financing obtained or anticipated to be obtained at or prior to the Effective Time in connection with or following the Transactions and the payment of all amounts required to be paid by the parties hereto at or prior to the Effective Time in connection with the consummation of the Transactions, including all of the Merger Consideration required to be deposited with the Paying Agent, any repayment or refinancing of the Existing Credit Facility to occur at or prior to the Effective Time and payment of all related fees and expenses of Parent and Merger Sub required to be paid at or prior to the Effective Time, Parent, the Surviving Corporation and their respective Subsidiaries, on a consolidated basis, will be Solvent as of the Effective Time and immediately after the consummation of the Transactions.

Section 5.11 Guarantee. Concurrently with the execution of this Agreement, Parent has delivered to the Company the duly executed Guarantee. The Guarantee is (a) a legal, valid and binding obligation of the Guarantor, (b) enforceable against the Guarantor in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws of general applicability relating to or affecting creditors’ rights, or by principles governing the availability of equitable remedies, whether considered in a Proceeding at law or in equity) and (c) as of the date hereof, in full force and effect and has not been amended or modified. As of the date hereof, there is no default or breach under the Guarantee by the Guarantor, and no event has occurred that, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of the Guarantor under such Guarantee.

Section 5.12 Absence of Certain Arrangements. As of the date hereof, None of Parent, Merger Sub, nor any of their affiliates has entered into any Contract with any bank or investment bank or other potential provider of debt or equity financing on an exclusive basis in connection with any transaction involving the Company (or otherwise on terms that would prohibit such provider from providing or seeking to provide such financing to any third party in connection with a transaction relating to the Company or any of the Subsidiaries), except for such actions to which the Company has previously agreed in writing.

Section 5.13 No Other Representations or Warranties; Reliance Disclaimer. Parent and Merger Sub each acknowledges and agrees that, except for the representations and warranties of the Company set forth in Article IV and in any Ancillary Agreement to which it is a party, none of the Company, the Company stockholders, nor any Representative of or other Person acting on behalf of the Company or the Company stockholders, makes or has made any express or implied representation or warranty with respect to the Company or the Company Subsidiaries or with respect to any other information provided to Parent or any of its Affiliates or its and their respective Representatives by or on behalf of the Company, the Company Subsidiaries or the Company stockholders in connection with the Transactions. Each of Parent and Merger Sub, on its own behalf and on behalf of its Affiliates or its and their respective Representatives, disclaims reliance on any representations or warranties or other information provided to them by the Company or the Company Subsidiaries or their respective Representatives or any other Person except for the representations and warranties of the Company expressly set forth in Article IV and in any Ancillary Agreement to which it is a party. Without limiting the generality of the foregoing, except to the extent expressly set forth in a representation or warranty of the Company set forth in Article IV or in any Ancillary Agreement to which the Company is a party, each of Parent and Merger Sub, on its own behalf and on behalf of its Affiliates or its and their respective Representatives, acknowledges and agrees that none of the Company, the Company Subsidiaries or any other Person will have or be subject to any liability or other obligation to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub (including their respective Representatives), or Parent’s or Merger Sub’s (or such Representatives’) use of, or the accuracy or completeness of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub in certain “data rooms” or management presentations in expectation of the Merger and that, in entering into this Agreement and the Ancillary Agreements, Parent and Merger Sub have relied solely on their own investigation and analysis and the representations and warranties of the Company expressly set forth in Article IV and in any Ancillary Agreement to which it is a party and no other representations or warranties of the Company, the Company stockholders, their Representatives or any other Person, express or implied.

Article VI
Covenants

Section 6.1 Conduct of Business by the Company.

From the date of this Agreement until the earlier of the Effective Time and the valid termination of this Agreement pursuant to Article VIII, and except (i) as expressly required or contemplated by this Agreement, (ii) as may be required by applicable Law, (iii) solely in respect of the applicable clauses of this Section 6.1 set forth in, and in accordance with, clause (c)(i) of this Section 6.1, for any actions or the failure to take any action in response to COVID-19 or COVID-19 Measures, (iv) as set forth in Section 6.1 of the Company Disclosure Letter or (v) with the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed in the case of clause (a) or clauses (b)(vi), (vii), (viii), (x), (xi), (xiii)(D), (xvii), (xviii), (xxii) or (xxiii)):

(a) the Company shall, and shall cause each Company Subsidiary to use its commercially reasonable efforts to conduct its business and the business of the Company Subsidiaries in the ordinary course in all material respects, and, to the extent consistent therewith, use commercially reasonable efforts to maintain and preserve intact in all material respects its business organization, assets, properties and business relations.

(b) without limiting the foregoing, and subject to clauses (i) through (v) above, the Company shall not and shall cause each Company Subsidiary not to:

(i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any equity or any Rights other than the issuance of Company Common Stock in respect of the vesting, settlement or exercise of Company RSUs, Company PSUs and Company Options outstanding as of the date hereof in accordance with the terms of this Agreement;

(ii) (A) split, combine or reclassify any of its equity interests or Rights or issue or authorize or propose the issuance of any other equity interests in respect of, in lieu of or in substitution for its equity interests or other Rights, or (B) repurchase, redeem or otherwise acquire, or permit any Company Subsidiary to purchase, redeem or otherwise acquire, any membership, partnership or other equity interests or Rights, except, in the case of any Company RSUs, Company PSUs or Company Options, as required by the terms of the applicable Company Stock Plans and any related award agreements outstanding and in effect as of the date hereof in accordance with their terms (and made available to Parent);

(iii) (A) sell, lease, sublease, license, sublicense, abandon, waive, relinquish, transfer, pledge, abandon, assign, swap, mortgage or otherwise dispose of or subject to any Lien all or any material portion of its assets, businesses or properties or any of its material assets, businesses or properties other than (1) any sales, leases, or dispositions of inventory in the ordinary course of business consistent with past practice or any other assets (other than Company Intellectual Property) in the ordinary course of business consistent with past practice, including the factoring of receivables in the ordinary course of business consistent with past practice, with an aggregate value not to exceed $250,000 or (2) any non-exclusive licenses or sublicenses of Company Intellectual Property granted to customers for the use of, or in connection with, Company products in the ordinary course of business consistent with past practice; (B) acquire (by merger or otherwise) or lease any assets or all or any portion of (or interests in) the business or property of any other entity or Person; provided that, for the avoidance of doubt, this shall not restrict purchases of products or supplies by the Company and its Subsidiaries from vendors in the ordinary course of business; (C) merge, consolidate or enter into any other business combination transaction with any Person; or (D) convert from a limited partnership, limited liability company or corporation, as the case may be, to any other business entity;

(iv) (x) establish a record date for, authorize, make or declare dividends or distributions (whether in cash, assets, stock, other securities or otherwise) to (A) the holders of Company Common Stock or any Company Subsidiary or (B) any other equityholders or Rights holders of the Company or any Company Subsidiary or (y) make any other payment in respect of any of its equity securities or Rights (other than, in the case of clause (x), any dividend or distribution from a wholly owned Company Subsidiary to the Company or to any other wholly owned Company Subsidiary);

(v) amend or otherwise modify the Company’s or any Company Subsidiary’s Organizational Documents as in effect on the date of this Agreement or waive any material provision of the Organizational Documents of the Company or any of its Subsidiaries;

(vi) enter into any Company Specified Contract that is outside the ordinary course of business, except for any Company Specified Contract of the type described in clause (ii) of the definition thereof;

(vii) modify or amend in any material respect, terminate or assign, or waive or assign any material rights under, any Company Specified Contract;

(viii) waive, release, assign, settle or compromise any pending or threatened material Proceeding or settle or compromise any other pending or threatened Proceeding if such settlement or compromise (A) involves a material conduct remedy or material injunctive or similar relief or involves any material, non-monetary obligations (contingent or otherwise) on the Company or any Company Subsidiary, (B) involves an admission of criminal wrongdoing by the Company or any Company Subsidiary or any other admission of wrongdoing that is or would reasonably be expected to be publicly disclosed or made available, (C) has or would reasonably be expected to have in any material respect a restrictive impact on the business or operations of the Company or any Company Subsidiary or (D) involves the payment by the Company or any of its Subsidiaries of more than $500,000 in the aggregate;

(ix) implement or adopt any material change in its GAAP accounting principles, practices or methods, other than as may be required by GAAP or by Law;

(x) fail to use commercially reasonable efforts to maintain, with financially responsible insurance companies, insurance in such amounts and against such risks and losses as is maintained by it as of the date hereof;

(xi) (A) change any material election relating to Taxes, (B) settle any material Proceeding, audit or controversy relating to material Taxes, (C) amend any income or other material Tax Return in any material respect, (D) enter into any closing agreement with a Governmental Entity with respect to any income or other material Tax, (E)  surrender any right to claim a material Tax refund, (F) change any material Tax accounting period, (G) consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment; or (H) incur any material Tax liability outside the ordinary course of business or fail to pay any income or other material Tax (including any estimated Tax) that becomes due and payable;

(xii) except as required by applicable Law, expressly required by this Agreement or required by the terms of any Company Benefit Plan set forth on Section 4.11(a) of the Company Disclosure Letter, (A) grant or commit to grant to any current or former director, officer, employee, contractor, consultant or service provider any increase in cash compensation, bonus, incentive compensation or fringe or other benefits, other than (1) with respect to employees who do not have a title of vice president position or any higher position and whose total annual compensation does not exceed $250,000, (2) any employee or independent contractor whose core functional responsibility is the provision of care to patients, so long as such employee or independent contractor’s base salary or annual fees do not exceed $400,000) or (3) in connection with the Company’s or any Company Subsidiary’s annual merit-based compensation review process, provided that no such increase shall exceed 3% of an individual’s annual base salary or annual fees, (B) establish, adopt, enter into, terminate or amend, or take any action to accelerate the vesting or payment of any compensation or benefits under, any collective bargaining agreement or Company Benefit Plan, except for amendments to Company Benefit Plans that are health and welfare plans made in the ordinary course of business consistent with past practice that do not materially increase the expense of maintaining such plan, (C) grant or amend any equity or equity-based awards (including, for the avoidance of doubt, the Company Options, Company RSUs and Company PSUs), (D) enter into any employment, consulting, change in control, retention or severance agreement with, or grant or provide any severance, change in control, or retention payments or benefits to, any current or former director, officer, employee, contractor, consultant or service provider (other than (x) offer letters that provide for no severance or change in control benefits or any other benefits or payments that are otherwise restricted by this clause (xiv) or (y) severance benefits or payments pursuant to the guidelines set forth in the Company’s policies and set forth on Section 6.1(b)(xii)(D) of the Company Disclosure Letter under the header “Company Severance Policies”), (E) grant to any director, officer, employee, contractor, consultant or service provider any severance or termination pay or increase thereof other than the outstanding severance obligations as of the date hereof of the Company and its Subsidiaries, as set forth on Section 6.1(b)(xii)(E) of the Company Disclosure Letter, (F) hire any officer, employee, contractor, consultant or service provider whose base salary or annual fees exceed $200,000 (other than any employee or independent contractor whose core functional responsibility is the provision of care to patients, so long as such employee or independent contractor’s base salary or annual fees do not exceed $400,000), (G) terminate the employment or services (other than for cause) of any officer, employee, contractor, consultant or service provider whose base salary or annual fees exceed $200,000, or (H) take any action to accelerate the vesting or payment date of any Company equity awards or accelerate the vesting or payment of any compensation or benefits, or the funding of any compensation or benefits, payable, provided or to become payable or provided under a Company Benefit Plan or otherwise;

(xiii) (A) incur, assume, guarantee or otherwise become liable for any Indebtedness (directly, contingently or otherwise), (B) redeem, repurchase, cancel or otherwise acquire any Indebtedness (directly, contingently or otherwise), (C) other than with respect to the Existing Credit Facility and required by the agreements in respect of such Existing Credit Facility made available to Parent, create any Lien that is not a Permitted Lien on its property or assets or the property or assets of any Company Subsidiary in connection with any pre-existing Indebtedness, new Indebtedness or lease or otherwise or (D) make or commit to make any capital expenditures except in the ordinary course of business consistent with past practice;

(xiv) enter into any transaction or Contracts with any Affiliate or other Person that would be required to be disclosed by the Company under Item 404 of Regulation S-K;

(xv) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution, liquidation, recapitalization or other reorganization;

(xvi) make any loans, advances or capital contributions to, or investments in, any Person in excess of $250,000 (other than the Company or any wholly owned Company Subsidiary or in connection with indemnification and advancement rights of the Company’s directors and officers to the extent required by the Organizational Documents of the Company or any of its Subsidiaries or any other Contract in effect as of the date hereof and made available to Parent) other than loans, advances or capital contributions in the form of trade credit granted to customers in the ordinary course of business consistent with past practice;

(xvii) disclose any material source code or material trade secrets to any Person, except in the ordinary course of business consistent with past practice and pursuant to a non-disclosure agreement;

(xviii) (A) recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of the Company or its Subsidiaries, or (B) negotiate, modify, extend, or enter into any Labor Agreement;

(xix) implement or announce any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws;

(xx) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference or nondisparagement obligation of any current or former employee earning or who was earning annual compensation in excess of $200,000;

(xxi) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement or any Ancillary Agreement;

(xxii) enter into any new line of business or change or modify (regardless of the period of time for such change or modification) its accounting or operating policies, principles or practices in any material respect (including its practices with respect to collection, payment, establishment of reserves for uncollectible accounts or its cash management policies, principles or practices);

(xxiii) make, except as required by the terms of any Company Benefit Plan set forth on Section 4.11(a) of the Company Disclosure Letter, or enter into any Contract providing for, any Change of Control Payment; or

(xxiv) agree or commit to do anything prohibited by clauses (i) through (xxiii) of this Section 6.1(b).

(c) Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) clause (iii) of the first paragraph of this Section 6.1 shall only be applicable to (A) Section 6.1(a) and Section 6.1(b)(vi), (vii), (x), (xi), (xiii)(D), and (xix) (other than any such action that would reasonably be expected to implicate the WARN Act or any similar Laws), or (xxii) and (B) to the extent that either (x) such action or the failure to take such action in response to COVID-19 Measures is reasonably determined by the Company, based on the advice of outside legal counsel, to be necessary to comply with such COVID-19 Measures or (y) such action or the failure to take such action in response to COVID-19 is reasonably determined by the Company Board to be necessary in response to COVID-19 in order to maintain and preserve in all material respects the business organization, assets, properties and business relations of the Company and its Subsidiaries, taken as a whole; provided, however, that the Company shall give Parent prior written notice of any such act or failure to act to the extent reasonably practicable, which notice shall describe in reasonable detail the act or failure to act and the reason(s) that such act or failure to act is being taken, or omitted to be taken, pursuant to this paragraph and, in the event that it is not reasonably practicable for the Company to give the prior written notice described in this proviso, the Company shall instead give such written notice to Parent promptly after such act or failure to act, and (ii) the Company shall use commercially reasonable efforts (including by taking all actions within its control) to cause each Managed Professional Corporation to (A) operate its business and maintain and preserve its business organization, assets, properties and business relations in manner described in Section 6.1(a) (as if such Managed Professional Corporation were a Subsidiary of the Company) and (B) not to take any action that would, if such Managed Professional Corporation were a Subsidiary, be prohibited by Section 6.1(b) (to the extent related to the foregoing) or otherwise make any dividends, distributions or payments to any of its direct or indirect equityholders other than in the ordinary course of business consistent with past practice, in the case of each of clause (A) and (B), without the prior written consent of Parent (such consent not to be unreasonably withheld or delayed in the case of clause (A) or in the case of clause (B) to the extent related to clauses Section 6.1(a) and Section 6.1(b)(vi), (vii), (x), (xi), (xiii)(D), and (xix)).

Section 6.2 Conduct of Business by Parent and Merger Sub. From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, and except (i) as expressly permitted or required by this Agreement, (ii) as may be required by applicable Law or (iii) with the prior written consent of the Company (which consent will not be unreasonably withheld, conditioned or delayed), neither Parent nor Merger Sub shall take any action with the actual knowledge that such action would reasonably be expected to materially and adversely impair or materially delay the consummation of the Transactions.

Section 6.3 Efforts to Consummate the Merger.

(a) Subject to the terms and conditions of this Agreement, the Company, on the one hand, and each of Parent and Merger Sub, on the other hand, will reasonably cooperate with the Other Party and use (and will cause their respective Subsidiaries to use) its reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable to cause the conditions to the Closing to be satisfied as promptly as reasonably practicable and to consummate and make effective, as promptly as practicable, the Merger, including reasonable best efforts to (i) prepare and make as promptly as practicable all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information and applications with any Governmental Entity necessary, proper or advisable to consummate the Transactions (including filing any Notification and Report Form required pursuant to the HSR Act within ten (10) Business Days following the execution of this Agreement), and (ii) otherwise obtain or make, as applicable, all permits, consents, approvals or authorizations of or notices to all Governmental Entities and all third parties that are not Governmental Entities necessary to consummate the Transactions and to comply with the terms and conditions of such permits, consents, approvals and authorizations and to cause the Merger to be consummated as expeditiously as practicable; provided, however, (x) that the Company shall not be required under this Section 6.3(a) to compensate any third party that is not a Governmental Entities, make any accommodation commitment or incur any liability or obligation to any third-party that is not a Governmental Entity to obtain any such consent or approval, unless (A) Parent or its Affiliates agree to compensate any such third-party on the Company’s behalf or to promptly reimburse the Company for any payments made or liabilities to any such third party, in each case in connection with obtaining such consents or approvals, or (B) required by any existing Contract to which the Company or any of its Subsidiaries is bound, (y) none of the Company or any of its Subsidiaries shall, and none of Parent or Merger Sub shall be required to, compensate or agree to compensate any such third-party, make any accommodation commitment or incur any liability or obligation to any such third party in connection with obtaining such consents or approvals without the prior written consent of Parent, and (z) none of the Company or any of its Subsidiaries shall seek any such consent or approval of, or make any notices to, any Persons that are not Governmental Entities without the prior written consent of Parent.

(b) Each of the Parties hereto will (i) reasonably cooperate with each other in connection with any filing to or submission with any Governmental Entity in connection with the Transactions or in connection with any Proceeding by or before any Governmental Entity relating to the Merger, including any Proceeding initiated by a private Person, (ii) promptly inform the Other Party of (and supply to the Other Party) any material communication received by such Party from, or given by such Party to any Governmental Entity and any material communication received or given in connection with any Proceeding by a private Person, in each case regarding the Merger, (iii) permit the Other Party to review in advance and incorporate their reasonable comments in any communication to be given by it to any Governmental Entity with respect to any investigations or reviews under any Law or by any Governmental Entity in connection with the Transactions and (iv) to the extent not prohibited by the applicable Governmental Entity, consult with the Other Party in advance of any material meeting, written communications or teleconference with any Governmental Entity or, in connection with any Proceeding by a private Person, with any other Person, and, to the extent not prohibited by the Governmental Entity, give the Other Party the opportunity to attend and participate in such meetings and teleconferences. Any Party may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the Other Party under this subsection (b) as “outside counsel only,” in which case such materials and the information contained therein shall be given only to the outside counsel of the recipient Party, and the recipient Party shall cause such outside counsel not to disclose such materials or information to any employees, officers, directors or other Representatives of the recipient Party, unless express written permission is obtained in advance from the source of the materials. Nothing in this Section 6.3(b) shall obligate the Parties to share any information to the other Party covered by the attorney client privilege, work product doctrine or other similar privilege to the extent that the sharing of such information would reasonably be expected to result in a loss of any such privilege; provided that, the non-sharing Party will take reasonable best efforts to share any such information with the protected from disclosure under the attorney-client privilege, work product doctrine or any other privilege pursuant to this Section 6.3(b) in a manner so as to preserve the applicable privilege.

(c) Without limiting the generality of the foregoing, the Company, Parent and Merger Sub each agree to use reasonable best efforts to take, or cause to be taken, any and all steps and to make, or cause to be made, any and all undertakings necessary to resolve any objections that a Governmental Entity may assert under any Antitrust Law with respect to the Transactions, and to avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Entity with respect to the Merger, in each case, so as to enable the Closing to occur as promptly as practicable. Notwithstanding anything to the contrary in this Agreement, Parent and Merger Sub’s reasonable best efforts to consummate the Transactions shall include doing or agreeing to do any and all of the following: (i) selling, divesting or otherwise disposing of or holding separate, or placing any restrictions on, any of their or their Subsidiaries’ (including, from and after the Effective Time, the Company’s and its Subsidiaries’) assets, properties, licenses, products, product lines, rights, services, businesses, voting securities or other operations or interests therein; (ii) the termination or assignment of any existing relationships, contractual rights, licenses, or obligations, or the entry into or amendment of any arrangements by it or its Subsidiaries (including, from and after the Effective Time, the Company and its Subsidiaries); (iii) the taking of any action that, after consummation of the Transactions, would limit the freedom of action of, or impose any other requirement on, Parent or Merger Sub with respect to the operation of one or more of the businesses, or the assets, of the Company and Parent, Merger Sub and their respective Subsidiaries; (iv) such undertakings as are customarily given or as may be required under applicable Laws; and (v) any other remedial action whatsoever that may be necessary in order to consummate the Transactions prior to the Outside Date; provided that any such action described in clauses (i) through (v) is conditioned upon the completion of the Transactions and is at no cost to the Company prior to the Closing (except to the extent that Parent pays, or causes to be paid, such costs on behalf of the Company).

(d) In furtherance and not in limitation of the covenants of the Parties contained in this Section 6.3, if any Proceeding, is instituted (or threatened to be instituted) challenging the Merger as violative of any Antitrust Law, Parent and the Company will, and will cause their Subsidiaries to, reasonably cooperate and use reasonable best efforts to contest, defend, appeal and resist any such Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger, and to have vacated, lifted, reversed or overturned any Judgment, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger. None of the Parties shall, without the prior written consent of the Other Party, “pull-and-refile” or agree to extend the waiting period under the HSR Act or take any similar action with respect to any Consents, clearances, expirations or terminations of waiting periods, registrations, authorizations and other confirmations from any Governmental Entity of competent jurisdiction necessary, proper or advisable to consummate the Merger (“Regulatory Approvals”).

(e) Parent and Merger Sub shall not, and shall cause their respective Affiliates not to, directly or indirectly, acquire or invest in any Person or acquire, lease or license any assets, or agreeing to do any of the foregoing, if doing so would reasonably be expected to materially impair or materially delay the ability to or the time period to (i) obtain the Regulatory Approvals, (ii) obtain all actions or nonactions, expirations or terminations of waiting periods, authorizations and orders of Governmental Entities necessary for the consummation of the Transactions or (iii) satisfy any of the conditions set forth in Article VII or consummate the Transactions.

(f) Notwithstanding anything to the contrary in this Agreement, in the event that this Section 6.3(f) conflicts with any other covenant or agreement in this Article VI (including, for the avoidance of doubt, Section 6.5 or Section 6.13) that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict.

Section 6.4 Go-Shop; No-Shop; Alternative Acquisition Proposals.

(a) Go-Shop. Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. New York time on March 4, 2022, the Company and any of its Subsidiaries and Affiliates and its and their respective Representatives shall have the right to: (i) solicit, initiate, propose, induce the making or submission of, encourage or facilitate in any way any offer, inquiry or proposal that constitutes, or could reasonably be expected to lead to, a Company Acquisition Proposal, including by (A) providing, furnishing or making available to any Person (and its Representatives) any information (including non-public information or data) relating to the Company, any of its Subsidiaries or their respective businesses, properties or assets and (B) affording access to any personnel of the Company and its Subsidiaries to any Person (and its Representatives), in the case of each of clause (A) and (B), for the purpose described in this clause (i) and only to those Persons that have entered into a confidentiality agreement with the Company having provisions that are not materially less favorable to the Company than the provisions of the Confidentiality Agreement; provided that (x) such confidentiality agreement does not contain provisions which prohibit the Company from providing information to Parent or its Representatives as required by Section 6.4(d) or that otherwise prohibits the Company from complying with the provisions of Section 6.4(d) or otherwise would cause the Company to breach this Agreement in any material respect and (y) the Company shall provide access to Parent and Merger Sub of any non-public information that the Company has provided, or that is otherwise provided by or on behalf of the Company or any of its Representatives, to any Person given such access that was not previously made available (whether prior to or after the execution of this Agreement) to Parent or Merger Sub substantially concurrently with the time it is provided to such Person and, unless otherwise agreed by Parent, in the same manner so provided to such Person; and (ii) continue, enter into, engage in or otherwise participate in any discussions or negotiations with any Person (and their respective Representatives) regarding any Company Acquisition Proposals (or inquiries, offers or proposals or any other effort or attempt that could reasonably be expected to lead to a Company Acquisition Proposal), and cooperate with or assist or participate in, or facilitate, any inquiries, offers, proposals, discussions or negotiations or any effort or attempt to make any Company Acquisition Proposals or other proposals that could reasonably be expected to lead to Company Acquisition Proposals, including by granting a limited waiver, amendment or release under any pre-existing “standstill” or other similar provision to the extent necessary to allow for a Company Acquisition Proposal or amendment to a Company Acquisition Proposal to be made by such Person to the Company or the Company Board on a confidential basis.

(b) No-Shop.

(i) Subject to the other applicable provisions of this Section 6.4, commencing at 11:59 p.m. New York time on March 4, 2022 (the “No-Shop Period Start Date”) and continuing until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1, the Company shall not (whether through the Company Board or any committee thereof), and shall cause its Subsidiaries and Affiliates and each of its and their respective directors, officers and employees not to, and shall instruct and use its reasonable best efforts to cause its other Representatives not to, directly or indirectly, (A) solicit, initiate, propose, induce the making or submission of, or knowingly encourage or facilitate or otherwise cooperate or assist in any way any offer, inquiry or proposal that constitutes, or could reasonably be expected to lead to, a Company Acquisition Proposal, including by (1) providing or furnishing to any Person (other than Parent and its Representatives) any non-public information or data relating to the Company, any of its Subsidiaries or their respective businesses, properties or assets or (2) affording access to any personnel or any properties, assets, books or records of the Company or its Subsidiaries to any Person (other than Parent and its Representatives); (B) continue, enter into, engage in or otherwise participate in any discussions or negotiations with, or otherwise cooperate with or assist, any Person (or its Representatives) regarding any Company Acquisition Proposals (or any inquiries, offers or proposals or any other effort or attempt that could reasonably be expected to lead to a Company Acquisition Proposal), including (1) the entry into any agreement, agreement in principle, letter of intent or other arrangement (including any non-binding term sheet or similar arrangement) to consummate, or otherwise with respect to, any Company Acquisition Proposal or any inquiry, offer or proposal that could reasonably be expected to lead to a Company Acquisition Proposal, or (2) the approval or endorsement of any Company Acquisition Proposal, with respect to any inquiry, offer or proposal that could reasonably be expected to lead to a Company Acquisition Proposal or any agreement or other arrangement of the type described in the preceding clause (1); (C) grant a waiver, amendment or release (to the extent not automatically waived, amended or released upon announcement of, or entering into, this Agreement in accordance with the terms) of any pre-existing “standstill”, confidentiality or similar provision or fail to enforce any of the foregoing (provided that, from the No-Shop Period Start Date until earlier of the termination of this Agreement in accordance with its terms and the receipt of the Company Stockholder Approval, the Company and its Subsidiaries shall, subject to the other applicable provisions of this Section 6.4, be permitted to grant a limited waiver, amendment or release (to the extent not automatically waived or terminated upon the announcement of, or entry into, this Agreement) of any “standstill” or similar obligation of any third party with respect to the Company or any of its Subsidiaries to the extent necessary to allow such third party to make an unsolicited bona fide written Company Acquisition Proposal on a confidential basis to the Company Board if the Company Board has determined in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law and such Company Acquisition Proposal did not result from or arise out of a breach of any other provision applicable provision of this Section 6.4); (D) take any action to make any Takeover Laws, including Section 203 of the DGCL, inapplicable to any Company Acquisition Proposal or any Person (other than Parent and its Affiliates) or (E) agree or resolve to take, or take, any of the actions prohibited by clauses (A), (B), (C) or (D) of this sentence. Subject to Section 6.4(b)(ii), at the No-Shop Period Start Date, (1) the Company shall immediately cease, and cause its Subsidiaries and the Representatives of the Company and its Subsidiaries to immediately cease, any and all discussions or negotiations with any Persons (other than Parent and its Representatives) conducted heretofore with respect to any of the foregoing, as well as any other activities described in Section 6.4(a), (2) the Company shall terminate, or cause to be terminated, access by any such Persons and their Representatives to any non-public information concerning the Company, its Subsidiaries or any of their respective businesses, assets or properties, including via the termination of access to any physical or electronic data rooms related to a possible Company Acquisition Proposal and (3) the Company shall request that any such Person and its Representatives promptly return or destroy all non-public information (including, for the avoidance of doubt, any analyses or other materials that contain, reflect or analyze any such information) in accordance with the applicable confidentiality agreement between the Company, on the one hand, and such Person, on the other hand, provided by or on behalf of the Company or any of its Representatives to such Person or its Representatives.

(ii) Notwithstanding the foregoing in this Section 6.4(b), prior to the receipt of the Company Stockholder Approval and until the applicable Cut-Off Time, the Company (and its Subsidiaries and Representatives) may continue to engage in the activities described in Section 6.4(a) with respect to any Excluded Parties, including, without limiting the generality of the foregoing, with respect to any amended or modified Company Acquisition Proposal received from any Excluded Parties on or following the No-Shop Period Start Date until the Cut-Off Time. For purposes of this Agreement, “Cut-Off Time” means, with respect to each Excluded Party, the earlier of (x) 11:59 p.m. New York time on the tenth (10th) day following the No-Shop Period Start Date (the tenth (10th) day, the “Cut-Off Time”), and (y) the time that such Excluded Party otherwise ceases to be an Excluded Party in accordance with the prior in the definition thereof. For clarity, at the applicable Cut-Off Time for an Excluded Party, the provisions in Section 6.4(b)(i) and Section 6.4(c) shall apply with respect to such Excluded Party (or any Person that previously constituted an Excluded Party, as applicable) (with all references to the No-Shop Period Start Date in each such section being deemed to refer to the applicable Cut-Off Time with respect to such Excluded Party).

(c) Company Acquisition Proposals. Notwithstanding the provisions of Section 6.4(b)(i), but subject to the other applicable provisions of this Section 6.4, the Company Board, directly or indirectly through Subsidiaries or Representatives, may, during the period beginning on the No-Shop Period Start Date and ending upon receipt of the Company Stockholder Approval, (i) engage in negotiations or discussions with any third party that has made an unsolicited bona fide written Company Acquisition Proposal not resulting from or arising out of a breach of Section 6.4(b)(i) or any other provision of this Section 6.4, and (ii) furnish nonpublic information or data relating to the Company or any of its Subsidiaries to any third party making such Company Acquisition Proposal (including its Representatives) if, prior to so furnishing such information such third party has executed a confidentiality agreement with the Company having provisions that are not materially less favorable to the Company than the provisions of the Confidentiality Agreement; provided that (A) such confidentiality agreement does not contain provisions which prohibit the Company from providing information to Parent or any of its Representatives as required in accordance with this Section 6.4(c) or otherwise or that otherwise prohibits the Company from complying with the provisions of this Section 6.4(c) or any other provision of this Agreement and (B) the Company provides to Parent any non-public information that is provided to such third party or its Representatives that was not previously made available to Parent, prior to or substantially concurrently with the time it is provided to such third party or its Representatives in the same manner so provided to such third party; provided, further, that the Company Board shall be permitted to take an action described in the foregoing clauses (i) or (ii) if, and only if, prior to taking such particular action, the Company Board has determined in good faith, after consultation with its financial advisors and outside legal counsel, that such Company Acquisition Proposal either constitutes a Company Superior Proposal or could reasonably be expected to lead to a Company Superior Proposal.

(d) Notices. The Company shall promptly (and in any event within one (1) calendar day) (i) notify Parent of any Company Acquisition Proposal or any other proposals, offers or inquiries received by the Company or any of its Subsidiaries or Representatives that could reasonably be expected to lead to a Company Acquisition Proposal, which notice shall be in writing and identify the material terms and conditions thereof and the Person making any such Company Acquisition Proposal or other proposal, offer or inquiry that could reasonably be expected to lead to a Company Acquisition Proposal and (ii) provide to Parent (A) copies of any material written documentation that describes or contains the terms or conditions of, or any other material written documentation that is material to understanding of such Company Acquisition Proposal or such potential Company Acquisition Proposal (including copies of any proposed agreements, as well as any proposed material changes or material modifications thereto, including without limiting the foregoing material changes related to the consideration, economics, conditionality, termination or financing of such Company Acquisition Proposal or such potential Company Acquisition Proposal) and all other material correspondence which is received by the Company or its Representatives with the Person (or any Representatives of such Person) making such Company Acquisition Proposal (or other proposal, offer or inquiry that could reasonably be expected to lead to a Company Acquisition Proposal) and (B) summaries of any material oral communications with the Person (or any Representatives of such Person) making such Company Acquisition Proposal addressing any matters of the type described in the preceding clause (A). Without limiting the generality of the foregoing, the Company shall keep Parent reasonably informed of the status, details and any other developments regarding any such Company Acquisition Proposals or any such inquiry, proposal, offer or request, including with respect to any changes or modifications to the terms of any such Company Acquisition Proposal or inquiry, proposal, offer or request and by providing Parent with prompt notice of any material changes with respect to the status, details or other developments thereof. Without limitation to the Company’s rights under Section 6.4(e), it is understood and agreed that any contacts, disclosures (solely to the extent required to comply with applicable Law or this Agreement), discussions or negotiations permitted under this Section 6.4, including, solely to the extent required to comply with applicable Law and not otherwise in violation of any other provision of this Agreement, any public announcement that the Company or the Company Board has made any determination contemplated under this Section 6.4 to take or engage in any such actions, shall not (in and of itself) constitute a Company Change of Recommendation or otherwise constitute a basis for Parent or Merger Sub to terminate this Agreement.

(e) Change of Recommendation.

(i) Except as otherwise expressly provided in this Section 6.4(e), the Company Board shall not, directly or indirectly, (A) withdraw (or qualify, amend or modify in any manner adverse to Parent), or propose publicly to withdraw (or qualify, amend or modify in any manner adverse to Parent), the Company Board Recommendation, (B) approve, recommend or declare advisable any Company Acquisition Proposal or publicly propose any of the foregoing, (C) fail to include the Company Board Recommendation in the Proxy Statement, (D) (1) fail to recommend against any Company Acquisition Proposal subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten (10) Business Days after the commencement of such Company Acquisition Proposal or (2) make any recommendation or public statement in connection with a tender or exchange offer other than a recommendation against such offer or a “stop, look and listen” communication by the Company Board, or (E) fail to publicly reaffirm the Company Board Recommendation within ten (10) Business Days after Parent so requests in writing (it being understood that the Company will have no obligation to make such reaffirmation on more than two (2) separate occasions) (any such action in clause (A) through (E), a “Company Change of Recommendation”).

(ii) Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, including Section 6.4(e)(i), at any time prior to obtaining the Company Stockholder Approval, the Company Board may (A) effect a Company Change of Recommendation following a bona fide written Company Acquisition Proposal that did not result from or arise out of a breach of this Section 6.4 and which the Company Board determines in good faith, in consultation with its financial advisors and outside legal counsel, is a Company Superior Proposal, in each case, if and only if, (x) the Company Board has determined in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law and (y) the Company has complied with Section 6.4(e)(iii) or (B) following receipt of a bona fide written Company Acquisition Proposal which the Company Board determines in good faith, in consultation with its financial advisors and outside legal counsel, is a Company Superior Proposal, terminate this Agreement for the purpose of entering into a definitive acquisition agreement, merger agreement or similar definitive agreement (a “Company Alternative Acquisition Agreement”) with respect to such Company Superior Proposal, if, and only if, (x) the Company Board has determined in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, (y) the Company has complied with Section 6.4(e)(iii) and (z) concurrently with entering into a Company Alternative Acquisition Agreement with respect to such Company Superior Proposal, the Company terminates this Agreement in accordance with the provisions of Section 8.1(i) and pays the Termination Fee to Parent in accordance with Section 8.3(a).

(iii) Prior to the Company Board effecting a Company Change of Recommendation or the Company terminating this Agreement for purposes of entering into a Company Alternative Acquisition Agreement pursuant to Section 8.1(i), in each case as permitted under, and in accordance with, Section 6.4(e)(ii), the Company shall (A) have given Parent at least four (4) Business Days’ prior written notice (it being understood and agreed that any amendment, adjustments or revisions to the amount or form of consideration payable in connection with, or any other material terms or conditions of, the applicable Company Acquisition Proposal shall require a new notice pursuant to this clause (A) and an additional two (2) Business Day period) of the Company’s intention to take such action, which shall include a description of the terms and conditions of the Company Superior Proposal, the most current version of each proposed contract or agreement providing for or related to the Company Superior Proposal and the identity of the Person(s) making the Company Superior Proposal, (B) if requested by Parent, shall, and shall cause its outside legal and financial advisors and other Representatives to, meet with Parent and its Representatives during the foregoing four (4) Business Day period (or any subsequent two (2) Business Day period, as applicable) to discuss the foregoing Company Superior Proposal and negotiate in good faith any amendments, adjustments or revisions to the terms and conditions of this Agreement proposed by Parent in response thereto, such that such Company Acquisition Proposal would no longer constitute a Company Superior Proposal, and (C) after such four (4) Business Day period (and any subsequent two (2) Business Day period, as applicable), the Company Board determines in good faith, after consultation with its financial advisors and its outside counsel and taking into account any proposal by Parent to amend, adjust or revise the terms or conditions of this Agreement, that such Company Acquisition Proposal continues to constitute a Company Superior Proposal and that the failure to take such actions would be inconsistent with its fiduciary duties under applicable law. In addition, notwithstanding the foregoing or anything to the contrary set forth in this Agreement, at any time prior to obtaining the Company Stockholder Approval, the Company Board may also effect a Company Change of Recommendation in response to an Intervening Event if (x) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure of the Company Board to take such action would be inconsistent with its fiduciary duties under applicable Law and (y) prior to making such Company Change of Recommendation the Company shall (1) have given Parent at least four (4) Business Days’ prior written notice of the Company Board’s intention to effect a Company Change of Recommendation in response to such Intervening Event, which shall include a description in reasonable detail of the applicable Intervening Event, including sufficient information with respect to the reasons for the proposed Company Change of Recommendation to enable Parent to propose amendments, adjustments or revisions to this Agreement in such a manner to obviate the need for taking such action, (2) if requested by Parent, shall, and shall cause its outside legal and financial advisors and other Representatives, to meet with Parent and its Representatives during the foregoing four (4)-Business Day period to discuss the foregoing Intervening Event (including the reasons for the proposed Company Change of Recommendation) and negotiate in good faith any amendments, adjustments or revisions to the terms and conditions of this Agreement proposed by Parent in response thereto, such that the failure to effect a Company Change of Recommendation would no longer be inconsistent with fiduciary duties under applicable Law and (3) after such four (4) Business Day period, the Company Board determines in good faith, after consultation with its financial advisors and its outside counsel and taking into account any proposal by Parent to amend, adjust or revise the terms or conditions of this Agreement, that the failure to take make a Company Change of Recommendation in response to such Intervening Event would be inconsistent with its fiduciary duties under applicable law.

(f) Permitted Disclosures. Nothing contained in this Agreement shall prohibit the Company or the Company Board from complying with its disclosure obligations under applicable Law or rules and policies of Nasdaq with regard to any Company Acquisition Proposal, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) or Item 1012(a) of Regulation M-A under the Exchange Act (or any similar communication to stockholders), so long as any such compliance expressly and publicly rejects any Company Acquisition Proposal and reaffirms the Company Board Recommendation substantially contemporaneously therewith, except to the extent such action is permitted by Section 6.4(b), or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder.

(g) Fee Reimbursement. Notwithstanding anything in this Section 6.4 or otherwise in this Agreement to the contrary, the Company shall not, and shall not permit its Subsidiaries or Affiliates to, reimburse or pay, or agree to reimburse or pay, the fees, costs or expenses of any Person (other than Parent and its Affiliates) that has made a Company Acquisition Proposal or any inquiry, proposal or request that could reasonably be expected to lead to a Company Acquisition Proposal (including, for the avoidance of doubt, in any confidentiality agreement entered into with such Person that is otherwise permitted by this Section 6.4) or any Affiliates or other Persons acting on behalf of any such Person.

Section 6.5 Preparation of Proxy Statement.

(a) (i) Parent will as promptly as practicable furnish to the Company such data and information relating to Parent and Merger Sub as the Company may reasonably request in writing for the purpose of including such data and information in, and to the extent required for inclusion in, the Proxy Statement and any amendments or supplements thereto, and (ii) Parent and Merger Sub shall otherwise reasonably assist and cooperate with the Company in the preparation of the Proxy Statement and the resolution of any comments thereto received from the SEC.

(b) As promptly as reasonably practicable (and in no event, unless agreed in writing by Parent, later than twenty (20) Business Days) after the execution of this Agreement, the Company shall prepare the Proxy Statement in preliminary form and, subject to compliance in all material respects by Parent of clause (i) of Section 6.5(a) as of such time, cause to be filed with the SEC a Proxy Statement; provided that the Company shall use reasonable efforts to cause such filing to be made within ten (10) Business Days after the date of this Agreement. The Company will promptly advise Parent promptly after it receives notice thereof, of any request by the SEC for amendment of, or comments on, the Proxy Statement and responses thereto or requests by the SEC for additional information and will promptly provide Parent with copies of all such comments, requests or responses and of all correspondence between the Company and its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand. The Company shall use reasonable best efforts to (A) promptly respond to any comments of the SEC or the staff of the SEC with respect to the Proxy Statement, including filing any amendments or supplements to the Proxy Statement as may be necessary or advisable in order to address any comments or requests from the SEC or its staff, (B)  cause the Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC and (C) have the Proxy Statement cleared (or deemed cleared) by the SEC as promptly as reasonably practicable after its initial filing in preliminary form and file the definitive proxy with the SEC. Prior to the filing of the Proxy Statement (whether in preliminary form or otherwise) or any amendment or supplement thereto with the SEC or any dissemination thereof to the stockholders of the Company, or responding to any comments from the SEC or its staff with respect thereto, the Company or Parent, as applicable, shall provide the other party with a reasonable opportunity to review and to propose comments on such document or response (and any draft thereof), which comments the Company or Parent, as applicable, shall consider in good faith and shall incorporate if reasonable; provided, however, that, notwithstanding the foregoing or anything to the contrary herein, the Proxy Statement (whether in preliminary form or otherwise) any amendment or supplement thereto, or in any response to the SEC or its staff shall be reasonably acceptable in form and substance to Parent. None of the Company, Parent or any of their respective Representatives shall agree to participate in any material or substantive meeting or conference (including by telephone) with the SEC, or any member of the staff thereof, in respect of the Proxy Statement unless it consults with the other party in advance and, to the extent permitted by the SEC, allows the Other Party and its Representatives to participate.

(c) Subject to the applicable provisions of Section 6.4, the Company shall cause the Proxy Statement to include the Company Board Recommendation.

(d) If at any time prior to the Company Stockholders Meeting, any information relating to Parent or the Company, or any of their respective Subsidiaries, Affiliates, officers or directors, should be discovered by Parent or the Company that should be set forth in an amendment or supplement to the Proxy Statement, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the Other Party and an appropriate amendment or supplement to the Proxy Statement shall be promptly prepared and filed by the Company with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company.

(e) Parent and the Company shall each make all necessary filings required by it with respect to the Transactions under the Securities Act and the Exchange Act and the rules and regulations thereunder, provided that, prior to making any such filing, Parent or the Company, as applicable, shall provide the other party with a reasonable opportunity to review and to propose comments on such document or response (and any draft thereof), which comments the Company or Parent, as applicable, shall consider in good faith and shall incorporate if reasonable.

Section 6.6 Company Stockholders Meeting.

(a) The Company shall, in consultation with Parent, take, or cause to be taken, all action necessary in accordance with applicable Laws, the Organizational Documents of the Company or otherwise to duly set a record date for, duly give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) for the purpose of obtaining the Company Stockholder Approval (including filing the definitive Proxy Statement with the SEC and mailing the definitive Proxy Statement and all other proxy materials for the Company Stockholders Meeting to the Company stockholders), to be held as promptly as reasonably practicable (and in no event later than thirty (30) calendar days) following the earlier of clearance of the Proxy Statement with the SEC and receiving notification that the SEC is not reviewing the preliminary Proxy Statement. Notwithstanding anything to the contrary in this Agreement, the Company will not be required to convene and hold the Company Stockholders Meeting at any time prior to the twentieth (20th) calendar day following the initial mailing of the Proxy Statement to the Company stockholders. Except as otherwise expressly permitted by the applicable provisions Section 6.4, the Company shall (i) through the Company Board, recommend, including through the inclusion of the Company Board Recommendation in the Proxy Statement, that the stockholders of the Company vote in favor of the adoption of this Agreement and the Transactions, including the Merger, and (ii) use reasonable best efforts to solicit from stockholders of the Company proxies in favor of the adoption of this Agreement and the Transactions, including the Merger, and otherwise take, or cause to be taken, all actions, and do or cause to be done all things necessary, proper or advisable to cause the Company Stockholder Approval to be obtained at the Company Stockholders Meeting or any adjournment or postponement thereof. The Company shall not adjourn, postpone or otherwise delay the Company Stockholders Meeting. Notwithstanding anything to the contrary contained in this Agreement, (x) the Company may adjourn or postpone the Company Stockholders Meeting (A) with the written consent of Parent, (B) after consultation with Parent, to the extent determined in good faith to be necessary to ensure that any supplement or amendment to the Proxy Statement is, if required by applicable Law, provided to the Company’s stockholders within a reasonable amount of time in advance of the Company Stockholders Meeting, or (C) if, as of the time for which the Company Stockholders Meeting is scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum for purposes of the Company Stockholder Meeting; provided, however, that the Company may not, without the prior written consent of Parent, adjourn or postpone the Company Stockholder Meeting more than a total of three (3) times, and no such postponement or adjournment shall be, without the prior written consent of Parent, for a period exceeding ten (10) Business Days, and (y) the Company shall adjourn or postpone the Company Stockholders Meeting promptly following the written request of Parent due to a circumstance described in the preceding clause (x)(B) (as reasonably determined by Parent), the preceding clause (x)(C) or to allow additional solicitation of votes in order to obtain the Company Stockholder Approval; provided, however, that the Company shall not be obligated adjourn or postpone the Company Stockholder Meeting more than a total of three (3) times or for a period exceeding ten (10) Business Days. If requested by Parent, the Company shall promptly provide to Parent all voting tabulation reports (preliminary or otherwise) relating to the Company Stockholders Meeting that have been prepared by the Company or the Company’s transfer agent, proxy solicitor or other Representatives.

(b) Immediately after the execution of this Agreement, the written consent of Parent, as sole stockholder of Merger Sub, duly approving this Agreement and the Transactions, in accordance with applicable Law and the Organizational Documents of Merger Sub shall have become effective, and Parent shall promptly deliver to the Company evidence of such action by written consent so approving this Agreement and the Transactions. Without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), the adoption and approval of this Agreement and the Transactions shall be the only matters (other than matters of procedure and matters required by applicable Law to be voted on by the Company’s stockholders in connection with the adoption of this Agreement) that the Company shall propose to be acted on by the stockholders of the Company at the Company Stockholders Meeting. Unless this Agreement is validly terminated pursuant to, and in accordance, with Article VIII, the adoption and approval of this Agreement and the Transactions shall be submitted to the holders of Company Common Stock for the purpose of obtaining the Company Stockholder Approval and the covenants and agreements of the Company contained in this Section 6.6 shall continue to be in full force and effect.

Section 6.7 Access to Information; Confidentiality.

(a) From the date hereof until the Effective Time or the earlier termination of this Agreement in accordance with its terms, and subject to applicable Law, upon reasonable prior notice, the Company shall, and shall cause each of the Company Subsidiaries to and shall use reasonable best efforts to cause the Managed Professional Corporations to, afford to Parent and Parent’s Representatives reasonable access during normal business hours to all of the Company’s, the Company Subsidiaries’ and the Managed Professional Corporations’ officers, senior executives, employees, properties, Contracts, books and records. Without limiting the generality of the foregoing or any other covenants or agreements contained herein (including those set forth in Section 6.5), the Company shall furnish promptly to Parent (i) a copy of each report, schedule and other document filed or submitted by it pursuant to the requirements of federal or state securities Laws and a copy of any communication (including “comment letters”) received by the Company from the SEC concerning compliance with securities Laws and (ii) all other relevant information concerning the Company’s, the Company Subsidiaries’ and Managed Professional Corporations’ business, properties and personnel, in each case, as Parent may reasonably request. Notwithstanding the foregoing provisions of this Section 6.7(a), the Company shall not be required to, or to cause any of the Company Subsidiaries to, grant such access to the extent that the Company reasonably and in good faith determines that it would (A) constitute a violation of any applicable Law, (B) result in a waiver of attorney-client privilege, work product doctrine or similar privilege (provided, in each case, that the Company shall give Parent notice of any information so withheld and the parties shall reasonably cooperate in seeking to allow disclosure of such information in a manner that is not reasonably likely to violate applicable Law or cause any waiver of privilege and the Company shall, and shall cause its Subsidiaries, to use reasonable best efforts to provide or convey such information in a manner without violating such privilege, doctrine, Contract, obligation or Law) or (C) solely in the case of in-person access to any individuals (and no, for the avoidance of doubt, any other access), compromise the health or safety of any employee of the Company or any Company Subsidiary in light of COVID-19 (taking into account any COVID-19 Measures). All information exchanged pursuant to this (a) shall be subject to the confidentiality agreement dated as of October 16, 2021, between an affiliate of Parent and the Company (the “Confidentiality Agreement”). Notwithstanding the foregoing, Parent and its Representatives will not be permitted to perform any invasive or intrusive environmental sampling of ambient or indoor air, soil, groundwater or any other environmental media with respect to any property of the Company or its Subsidiaries without the Company’s prior written consent, which may be withheld in the Company’s sole and absolute discretion.

(b) The Confidentiality Agreement shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder.

Section 6.8 Public Statements. The initial press release with respect to the execution of this Agreement and the Transactions shall be a joint press release to be in the form agreed upon by Parent and the Company prior to the execution of this Agreement. (i) Parent and the Company will not, and each of the foregoing will cause its Subsidiaries and its and their respective directors, officers and employees not to and use reasonable best efforts to cause its other Representatives and, in the case of the Company, the Managed Professional Corporations and its or their Representatives not to, issue any public announcements or statement or make other public disclosures regarding this Agreement or the Transactions, without the prior written consent of the Other Party (such consent not to be unreasonably withheld, conditioned or delayed), and (ii) the Company will not, and will cause its Subsidiaries and its and their respective directors, officers and employees not to and use reasonable best efforts to cause its other Representatives and, in the case of the Company, the Managed Professional Corporations and its or their Representatives not to, make any announcements, statements or disclosures regarding this Agreement or the Transactions to the without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, (a) a Party or its Representatives may issue a public announcement or statement or other public disclosures required by Law or the rules of any stock exchange upon which such Party’s or its parent entity’s capital stock is traded; provided that such Party, to the extent permitted by applicable Law, uses reasonable best efforts to afford the Other Party with a reasonable opportunity to review and to propose comments on the contents of the proposed disclosure and to propose comments thereto, which comments the Other Party shall consider in good faith and shall incorporate if reasonable, (b) a Party or its Representatives may issue any public announcement or statement or make other public disclosure (or in the case of the Company, the Managed Professional Corporations or their respective Representatives, any announcements, statements or disclosures of the type described in clause (ii)) that is consistent with prior public announcements or statements issued or public disclosures (or in the case of the Company, the Managed Professional Corporations or their respective Representatives, any announcements, statements or disclosures of the type described in clause (ii)) made in compliance with the second sentence of this Section 6.8 without the prior written consent of the Other Party, (c) Parent, Merger Sub and their Affiliates may issue disclosures or communications to existing or prospective general or limited partners, equity holders, members, managers or investors of such Person or any Affiliates of such Person, provided, in each case such disclosures or communications are made subject to customary confidentiality restrictions, (d) the second sentence of this Section 6.8 shall not apply with respect to a public announcement made in compliance with Section 6.4 in connection with the receipt and existence of a Company Acquisition Proposal and the publication of any press release or announcement with respect to a Company Change of Recommendation made in compliance with Section 6.4, and (e) Parent and any debt financing sources may make customary announcements and communications in connection with the arrangement of any debt financing.

Section 6.9 Takeover Laws. None of the Company, Parent or Merger Sub will take any action that would cause the Transactions to be subject to requirements imposed by any Takeover Laws, and each of them will use reasonable best efforts to exempt (or ensure the continued exemption of) the Transactions from the Takeover Laws of any state that purport to apply to this Agreement or the Transactions.

Section 6.10 Indemnification; Directors’ and Officers’ Insurance.

(a) Without limiting any additional rights that any director, officer, trustee, employee, agent, or fiduciary may have under any employment or indemnification agreement made available to Parent or under the Company’s Organizational Documents, or, if applicable, a Company Subsidiary’s Organizational Documents, for a period of six (6) years after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to: (i) indemnify and hold harmless each person who is now, or has been or becomes at any time prior to the Effective Time, an officer or director of the Company or any Company Subsidiary and also with respect to any such Person, by reason of the fact such Person is or was a director, officer, employee, member, trustee or fiduciary of another corporation, foundation, partnership, joint venture, trust, pension or other Benefit Plan or enterprise (regardless of whether such other entity or enterprise is affiliated with the Company) serving at the request of or on behalf of the Company or any Company Subsidiary and together with such Person’s heirs, executors or administrators (collectively, the “Indemnified Parties”) to the fullest extent permitted by applicable Law in connection with any Proceeding and any losses, claims, damages, liabilities, reasonable and out-of-pocket costs, Indemnification Expenses, Judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) resulting from his or her service as such prior to the Effective Time; and (ii) as promptly as practicable pay on behalf of or, within twenty (20) days after any written request for advancement, advance to each of the Indemnified Parties, any Indemnification Expenses incurred in defending, serving as a witness with respect to or otherwise participating with respect to any Proceeding in which the Indemnified Party is involved by reason of such Indemnified Party’s status as such in advance of the final disposition of such Proceeding, including payment on behalf of or advancement to the Indemnified Party of any Indemnification Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification or advancement, in each case without the requirement of any bond or other similar understanding, subject to the immediately subsequent provisions; provided, however, that the payment of any Indemnification Expenses incurred by an Indemnified Party in advance of the final disposition of a Proceeding shall be made, unless otherwise agreed by the Surviving Company, only upon delivery to the Surviving Corporation of an undertaking by or on behalf of such Indemnified Party to repay all amounts so paid in advance if it shall ultimately be determined as set forth in a final, non-appealable Judgment of a court of competent jurisdiction that such Indemnified Party is not entitled to be indemnified pursuant to this Section 6.10. The indemnification and advancement obligations of the Surviving Corporation pursuant to this Section 6.10 shall only apply to acts or omissions occurring at or before the Effective Time in an Indemnified Party’s capacity as such and any Proceeding relating thereto (including with respect to any acts or omissions, in his or her capacity as such, occurring in connection with the approval of this Agreement and the consummation of the Transactions, including the consideration and approval thereof and the process undertaken in connection therewith and any Proceeding relating thereto) and all rights to indemnification and advancement conferred hereunder continue as to any Indemnified Party who has ceased to be a director or officer of the Company or any Company Subsidiary after the date of this Agreement and inure to the benefit of such person’s heirs, executors and personal and legal representatives. Any Indemnified Party wishing to claim indemnification or advancement of expenses under this Section 6.10(a), upon learning of any such Proceeding, shall promptly notify the Surviving Corporation in writing (but the failure so to notify shall not relieve a party from any obligations that it may have under this Section 6.10(a), except to the extent such failure prejudices such party’s position with respect to such claims) and shall reasonably cooperate (subject to, for the avoidance of doubt, his or her indemnification and expense advancement rights in this Section 6.10(a)) with the Surviving Corporation and its Affiliates in connection with any such Proceeding. As used in this Section 6.10(a): the term “Indemnification Expenses” means reasonable and documented out-of-pocket attorneys’ fees and expenses and all other reasonable and documented out-of-pocket costs, expenses and obligations (including reasonable and documented out-of-pocket experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Proceeding for which indemnification is required to be provided pursuant to this Section 6.10(a), including any Proceeding relating to a claim for indemnification or advancement to which an Indemnified Party is entitled under this Section 6.10(a) brought by an Indemnified Party. The Surviving Corporation will not settle, compromise or consent to the entry of any Judgment in any actual or threatened Proceeding in respect of which indemnification has been or is entitled to be sought by such Indemnified Party hereunder unless such settlement, compromise or Judgment includes an unconditional release of such Indemnified Party from all liability arising out of such Proceeding without admission or finding of wrongdoing, or such Indemnified Party otherwise consents in writing in advance thereto (such consent not to be unreasonably withheld, conditioned or delayed). For the avoidance of doubt, subject to the immediately preceding sentence, the Surviving Corporation or its Affiliates shall be entitled to control the defense and settlement of any Proceeding relating to a claim for indemnification or advancement by an Indemnified Party.

(b) Without limiting the foregoing, Parent and Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the Indemnified Parties as provided in the Company’s Organizational Documents or the Company Subsidiaries’ Organizational Documents will be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and will survive the Merger and continue in full force and effect in accordance with their terms; provided that this clause (b) shall in no event affect or otherwise limit the ability to amend or modify the Organizational Documents of the Surviving Corporation, except to the extent it would adversely affect any such rights during the six (6) year period after the Effective Time.

(c) Parent, Merger Sub and the Company hereby acknowledge (on behalf of themselves and their respective Subsidiaries) that the Indemnified Parties under this Section 6.10 may have certain rights to indemnification, advancement of expenses and insurance provided by Company stockholders or other Affiliates of the Company stockholders or their respective equityholders (“Indemnitee Affiliates”) separate from the indemnification obligations of the Company and the Company Subsidiaries hereunder. The Parties hereby agree (i) that the Company and the Company Subsidiaries are the indemnitors of first resort with respect to such matters (i.e., their obligations to the indemnified Parties under this Section 6.10 are primary and any obligation of any Indemnitee Affiliate to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Indemnified Parties under this Section 6.10 are secondary), (ii) that the Company and the Company Subsidiaries shall be required to advance the full amount of expenses incurred with respect to such matters by the Indemnified Parties under this Section 6.10 and shall be liable for the full amount of all such liabilities, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted, without regard to any rights the Indemnified Parties under this Section 6.10 may have against any Indemnitee Affiliate and (iii) that the Parties (on behalf of themselves and their respective Subsidiaries) irrevocably waive, relinquish and release the Indemnitee Affiliates from any and all claims against the Indemnitee Affiliates for contribution, subrogation or any other recovery of any kind in respect thereof with respect to any indemnifiable losses under this Section 6.10.

(d) Except to the extent required by applicable Law, the Surviving Corporation’s Organizational Documents will contain provisions no less favorable in any material respect with respect to indemnification, advancement of expenses, exculpation and limitations on liability of directors and officers than are set forth in the Company’s Organizational Documents as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely, in any material respect, the rights thereunder of individuals who, at or prior to the Effective Time, were Indemnified Parties, unless such modification is required by Law, and then only to the minimum extent required by Law; provided, however, that any such modification shall be prospective only and shall not limit or eliminate any such right with respect to any Proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to modification; provided, further, that all rights to indemnification in respect of any Proceeding made within such period continue until the disposition of such Proceeding.

(e) Parent shall, on behalf of the Company, on or prior to the Effective Time, purchase a 6-year tail policy with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by such Indemnified Parties in coverage and amount no greater than the policies currently in place so long as the total premiums paid would not exceed 300% of the last annual premiums paid for the Company’s directors’ and officers’ liability and fiduciary liability insurance policies in effect as of the date hereof.

(f) If, during the six (6) year period after the Effective Time, the Surviving Corporation or any of its respective successors or assigns (i) consolidates with or merges with or into any other person and is not the continuing or surviving corporation, partnership or other entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, the Surviving Corporation shall use reasonable best efforts to make proper provision so that, to the extent the Surviving Corporation is no longer in existence or such assumption does not happen by operation of Law, the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 6.10.

(g) This Section 6.10 survives the consummation of the Merger and is intended to be for the benefit of, and to be enforceable by, the Indemnified Parties and their respective heirs and personal representatives during the six (6) year period after the Effective Time, and the applicable provisions hereof will be binding on Parent, the Surviving Corporation and their respective successors and assigns. The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such person may have under the Company’s Organizational Documents and the Company Subsidiaries’ Organizational Documents, any other indemnification arrangement set forth on Section 6.10(a) of the Company Disclosure Letter or any Law or otherwise. The obligations of Parent, the Surviving Corporation and the Company Subsidiaries under this Section 6.10 shall not be terminated or modified in any manner as to adversely affect, in any material respect, an Indemnified Party without the consent of such Indemnified Party during the six (6) year period after the Effective Time.

Section 6.11 Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of equity securities of the Company (including derivative securities) in connection with this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 under the Exchange Act. Prior to taking the actions required by this Section 6.11, the Company will provide Parent copies of any resolutions or other documentation with respect to such actions and the Company shall give consideration to all reasonable additions, deletions or changes suggested thereto by Parent.

Section 6.12 Transaction Litigation. Prior to the Effective Time, the Company will provide Parent with prompt notice of all Transaction Litigation (including by providing copies of all pleadings with respect thereto) and keep Parent reasonably informed with respect to the status, details and any other developments thereof (including by providing Parent with prompt notice of any material changes with respect to the status, details or other developments thereof). The Company will (a) give Parent the opportunity, at its sole expense, to participate in the defense, settlement or prosecution of any Transaction Litigation; and (b) consult and reasonably cooperate with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation and will consider in good faith Parent’s advice with respect to such Transaction Litigation. Notwithstanding the foregoing or anything to the contrary in this Agreement, in no event shall the Company or any of its Representatives settle or compromise any Transaction Litigation brought by a party other than Parent, Merger Sub or any of their Affiliates or Representatives without the prior written consent of Parent (such consent not to be unreasonably conditioned, withheld or delayed).

Section 6.13 Stock Exchange De-listing. The Surviving Corporation shall cause the Company Common Stock to be de-listed from Nasdaq and de-registered under the Exchange Act at or as promptly as practicable following the Effective Time.

Section 6.14 Financing.

(a) Equity Financing. Parent shall use reasonable best efforts to take (or cause to be taken) all actions and do (or cause to be done) all things necessary, proper or advisable to obtain the Financing on the terms and subject to the conditions set forth in the Equity Commitment Letter, including using reasonably best efforts to (i) maintain in effect the Equity Commitment Letter, (ii) comply with its obligations under the Equity Commitment Letter, (iii) satisfy on a timely basis all conditions to obtaining the Financing applicable to (and within control of) Parent in the Equity Commitment Letter, (iv) enforce its rights under the Equity Commitment Letter and (v) consummate the Financing on the terms and subject to the conditions set forth in the Equity Commitment Letter at or prior to the Effective Time. Parent will give the Company prompt written notice (A) of any breach or default under the Equity Commitment Letter by any party thereto or any termination of or repudiation of any provision under the Equity Commitment Letter, and (B) if at any time for any reason Parent or Merger Sub believes in good faith that it will not be able to obtain all or any portion of the Financing on the terms and subject to the conditions in the Equity Commitment Letter. Promptly after the Company delivers to Parent a written request following a notice from Parent to the Company pursuant to the preceding sentence, Parent and Merger Sub shall provide any information reasonably requested by the Company relating to any circumstance referred to in the immediately preceding sentence.

(b) Financing Cooperation.

(i) Prior to the Closing or termination of this Agreement in accordance with Article VIII, subject to actions taken in response to COVID-19 Measures, the Company shall use commercially reasonable efforts to provide, shall cause each of the Company Subsidiaries and its and their respective employees and officers to use commercially reasonable efforts to provide, and shall use commercially reasonable efforts to cause the directors and other Representatives of the Company and the Representatives of each of the Company Subsidiaries to provide, in each case at Parent’s sole expense, all customary cooperation to the extent reasonably requested by Parent in connection with the arrangement of any debt financing in connection with the transactions contemplated hereby, including using commercially reasonable efforts to: (A) cause the senior management of the Company and the Company Subsidiaries to participate at reasonable times in a reasonable number of meetings, drafting sessions, presentations and due diligence sessions with prospective financing sources, investors and ratings agencies, in each case, upon reasonable advance notice (provided that such participations may be over conference call or other electronic means and need not be in person), (B) reasonably cooperate with Parent’s marketing efforts in connection with any debt financing, including executing and delivering customary authorization letters and assisting Parent in the preparation of bank information memoranda, lender presentations and other customary marketing materials and rating agency materials to be used in connection with the arrangement of any debt financing (including a version of such marketing materials that does not contain any material non-public information with respect to the Company and the Company Subsidiaries), (C) furnish Parent with historical financial statements of the Company and the Company Subsidiaries required as a condition to the funding of any debt financing, (D) provide Parent with information reasonably necessary to complete customary perfection certificates and customary schedules to loan documents as may be reasonably requested by Parent, (E) reasonably facilitate the pledging of collateral as of (but not prior to) the Closing, (F) provide, at least four (4) Business Days prior to the Closing Date, all documentation and other information about the Company and the Company Subsidiaries as is required under applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act, to the extent requested by Parent in writing at least nine (9) Business Days prior to the Closing Date, (G) execute and deliver, on the Closing Date, any customary credit agreements, pledge and security documents, guarantees or other definitive financing documents or other requested certificates, including a customary solvency certificate duly executed by the chief financial officer of the Surviving Corporation, in each case solely to the extent the applicable officers executing and delivering any such documents and certificates will continue in their respective positions from and after the Closing Date, (H) reasonably facilitate the pledging of collateral, including any possessory collateral, (I) take, on the Closing Date, corporate actions to permit the consummation of the debt financing and to permit the proceeds thereof to be made available to the Surviving Corporation at the Effective Time, it being understood that no such corporate action will take effect prior to the Closing and that the Company Board will not approve any debt financing prior to the Closing Date, and (J) cooperate with, and take all actions reasonably requested by, Parent in order to facilitate the termination and payoff of the commitments under the Existing Credit Facility at Closing upon or simultaneously with the funding of any debt financing, in accordance with the Debt Payoff Letter.

(ii) Notwithstanding anything to the contrary in this Section 6.14(b), no action contemplated in this Section 6.14(b) shall be required if any such action shall: (A) unreasonably interfere with the business or ongoing operations of the Company or the Company Subsidiaries; (B) reasonably be expected to result in the waiver or loss of attorney-client privilege, work product doctrine or similar privilege, breach any material Contract or contravene any applicable Law; (C) involve the entry into any definitive agreements with respect to any debt financing or the execution and delivery of any pledge or security documents, certificates, documents or instruments relating to the provision of guarantees and collateral, in each case that would be effective prior to the Closing Date (excluding, for the avoidance of doubt, any authorization letters to be delivered in connection with any debt financing); (D) require the Company or any of the Company Subsidiaries or any of their Representatives to provide any legal opinions; (E) require the Company or any of the Company Subsidiaries to pay any out-of-pocket fees or expenses prior to the Closing that are not subject to reimbursement by Parent pursuant to Section 6.14(b)(iii); (F) cause any director, officer or employee of the Company or any of its Subsidiaries to incur any personal liability; (G) require the Company or any of the Company Subsidiaries to prepare any (w) pro forma financial information, including pro forma cost savings, synergies, capitalization, or other pro forma adjustments desired to be incorporated into any pro forma financial information or any financial statements or financial information other than as provided under Section 6.14(b)(i)(C), (x) any description of all or any component of any debt financing, including any such description to be included in any liquidity or capital resources disclosure or any “description of notes,” (y) projections, risk factors, or other forward-looking statements or any other information of the type required by Rule 3-09, Rule 3-10, or Rule 3-16 of Regulation S-X, or (z) Compensation Disclosure and Analysis required by Item 402(b) of Regulation S-K; (H) require the Company or any of the Company Subsidiaries to take any corporate action or adopt corporate resolutions related to or approving any debt financing, unless (x) the directors, managers, members or other appropriate persons taking such action or adopting such corporate resolutions are to continue to serve in such capacities from and after the Effective Time and (y) such corporate actions or resolutions are only effective as of, the Effective Time; or (I) cause any condition to the Closing set forth in Article VII to fail to be satisfied. The Company hereby consents to the use of the Company’s and the Company Subsidiaries’ logos in connection with any debt financing solely to the extent used in a manner that is not intended or reasonably likely to harm or disparage the reputation or goodwill of the Company or any of the Company Subsidiaries, or any of their respective Intellectual Property. Notwithstanding anything to the contrary herein, the condition precedent set forth in Section 7.3(b), as it applies to the Company’s obligations under Section 6.14(b)(i), shall be deemed satisfied unless (i) any applicable debt financing has not been obtained in substantial part as a result of a willful and material breach by the Company of its obligations under Section 6.14(b)(i), and (ii) Parent has notified the Company of such willful and material breach in writing a reasonably sufficient amount of time prior to the Closing to afford the Company with a reasonable opportunity to cure such willful and material breach.

(iii) Parent shall (A) promptly reimburse the Company and the Company Subsidiaries for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred by the Company or any of the Company Subsidiaries in connection with the cooperation provided for in Section 6.14(b)(i), and (B) indemnify and hold harmless the Company and the Company Subsidiaries and their respective Representatives from and against any and all liabilities, claims, losses, damages, costs, expenses, interest, awards, judgments and penalties (including reasonable and documented attorneys’ fees) actually suffered or incurred by them in connection with the arrangement or consummation of any debt financing or the cooperation provided for in Section 6.14(b)(i), except to the extent any such liabilities, claims, losses, damages, costs, expenses, interest, awards, judgments or penalties arise out of or result from (x) the gross negligence, bad faith or willful misconduct, (y) a willful and material breach of Section 6.14(b)(i) by the Company, the Company Subsidiaries or their respective Representatives or (z) any historical financial information pertaining to any of the Company, the Company Subsidiaries or their respective Representatives, in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction. The Company shall not have any liability to Parent or Merger Sub in respect of any financial statements, financial information, data or other information provided pursuant to this Section 6.14(b).

(iv) Parent and Merger Sub acknowledge and agree that, notwithstanding anything in this Agreement to the contrary, the obligations to perform their respective agreements hereunder, including to consummate the Closing subject to the terms and conditions hereof, are not conditioned on obtaining debt financing.

(v) All confidential, proprietary or non-public information regarding the Company obtained by Parent or its Representatives pursuant to this Section 6.14 shall be kept confidential in accordance with the terms of the Confidentiality Agreement.

(c) Existing Credit Facility. During the period beginning as of the date hereof and ending as of the earlier of the Closing and the valid termination of this Agreement, the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to avoid and cure any default (including an “Event of Default” (as defined in the Existing Credit Facility)) under the Existing Credit Facility resulting from or arising out of, directly or indirectly, any “going concern” or like qualification from the Company’s auditors or any other financial statement or similar covenant breach under the Existing Credit Facility (any such default, a “Credit Default”), including by using reasonable best efforts to (i) enter into any necessary or advisable waiver, forbearance or similar agreement with the lenders under the Existing Credit Facility and (ii) obtain any necessary or advisable investor support letters to avoid or cure any Credit Default. Notwithstanding the foregoing or anything to the contrary in this Agreement, (A) any waiver, forbearance or similar agreement with lenders under the Existing Credit Facility shall be in a form and substance reasonably satisfactory to Parent, (B) in no event shall the Company or any of its Subsidiaries incur any fees, costs, expenses or liabilities in connection with, or otherwise have any obligations under (including any obligation to issue any securities of, or allow for any investment in, the Company or any of its Subsidiaries), any investor support letter without the prior written consent of Parent and (C) this Section 6.14(c) shall in no event permit the Company or any of its Subsidiaries to take any actions that would require the written consent of Parent pursuant to Section 6.1(b), provided that the Company shall not be in breach of either Section 6.1(b)(vi) or (vii) by virtue of entering into any waiver, forbearance of similar agreement with lenders under the Existing Credit Facility or obtaining any investor support letter, in each case, in accordance with the other provisions of this Section 6.14(c).

Section 6.15 Company Related Party Transactions. The Company shall take, or cause to be taken, all actions necessary or advisable to terminate at or prior to the Closing all of the agreements set forth on Section 6.15 of the Company Disclosure Letter without any further liabilities to the Company or any of its Subsidiaries or Affiliates (including from and after the Effective Time, Parent and its Affiliates).

Section 6.16 Payoff Letters. No later than two (2) Business Days prior to the anticipated Closing Date, the Company shall deliver to Parent a final version of the Debt Payoff Letter, and no later than one (1) Business Day prior to the anticipated Closing Date, the Company shall deliver to Parent a fully executed copy of the Debt Payoff Letter.

Article VII
Conditions to Consummation of the Merger

Section 7.1 Mutual Closing Conditions. The obligations of each of the Parties to consummate the Merger are conditioned upon the satisfaction at or prior to the Closing (or, except for the condition referenced in Section 7.1(a), which shall not be waivable, waiver by both the Company and Parent, to the extent permitted by applicable Law) of each of the following:

(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained in accordance with applicable Law and the Organizational Documents of the Company.

(b) No Injunctions or Restraints. No Governmental Entity of competent jurisdiction shall have issued any order (whether preliminary, temporary or permanent) that remains in effect or taken any other action, in each case restraining, enjoining or otherwise prohibiting or making illegal the consummation of the Transactions and no Law of any competent authority shall be in effect that makes consummation of the Transactions illegal or otherwise prohibited.

(c) Regulatory Approval. The waiting period (and any extensions thereof) applicable to the Transactions under the HSR Act has expired or been terminated.

Section 7.2 Additional Company Conditions to Closing. The obligation of the Company to consummate the Merger is further conditioned upon satisfaction (or waiver by the Company) at or prior to the Closing of each of the following:

(a) The representations and warranties of Parent and Merger Sub contained in Article V of this Agreement are true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date).

(b) All of the agreements and covenants of Parent and Merger Sub required to be performed and complied with by them pursuant to this Agreement on or prior to the Effective Time have been duly performed and complied with in all material respects.

(c) The Company shall have received a certificate of Parent signed by an executive officer of Parent, dated as of the Closing Date, confirming that the conditions in Section 7.2(a) and Section 7.2(b) have been satisfied.

Section 7.3 Additional Parent Conditions to Closing. The obligation of Parent and Merger Sub to consummate the Merger is further conditioned upon satisfaction (or waiver by Parent or Merger Sub) at or prior to the Closing of each of the following:

(a) The representations and warranties of the Company contained (i) in Article IV of this Agreement (other than those set forth in Section 4.1 (Organization, General Authority, Standing), Section 4.2(a), Section 4.2(b) and Section 4.2(c) (Capital Structure), Section 4.3(a) and Section 4.3(b) (Company Subsidiaries; Equity Interests) (solely with respect to the Company Subsidiaries), Section 4.4(a) (Authority; Execution and Delivery; Enforceability), Section 4.8(a) (Absence of Certain Changes or Events), and Section 4.21 (Brokers and other Advisors)) are true and correct in all respects as of the date hereof and the Closing Date, as if made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth in any such representation or warranty other than as used in Section 4.13(a)(i) and in the defined terms Material Customers and Material Vendors) has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) in Section 4.2(a) and Section 4.2(c) (Capital Structure) are true and correct in all respects as of the date hereof and Closing Date, as if made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure to be so true and correct in all respects has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, costs, expenses or liabilities to the Company or its Subsidiaries (or, from and after the Effective Time, Parent or its Affiliates) in an amount equal to or greater than $1,000,000, (iii) in Section 4.1 (Organization, General Authority, Standing), Section 4.2(b) (Capital Structure), Section 4.3(a) and Section 4.3(b) (Company Subsidiaries; Equity Interests) (solely with respect to the Company Subsidiaries), Section 4.4(a) (Authority; Execution and Delivery; Enforceability), and Section 4.21 (Brokers and other Advisors) that (A) are not qualified by Company Material Adverse Effect or other materiality qualifications are true and correct in all material respects as of the date hereof and the Closing Date, as if made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date) and (B) are qualified by Company Material Adverse Effect or other materiality qualifications are true and correct in all respects (without disregarding such Company Material Adverse Effect or other materiality qualifications) as of the date hereof and the Closing Date, as if made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), and (iv) in Section 4.8(a) (Absence of Certain Changes or Events) are true and correct in all respects as of date the hereof and the Closing Date, as if made as of the Closing Date.

(b) All of the agreements and covenants of the Company required to be performed and complied with by the Company pursuant to this Agreement on or prior to the Effective Time have been duly performed and complied with in all material respects.

(c) Parent shall have received a certificate of the Company signed by an executive officer of the Company, dated as of the Closing Date, confirming that the conditions in Section 7.3(a) and Section 7.3(b) have been satisfied.

Article VIII
Termination

Section 8.1 Termination of Agreement. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing as follows:

(a) by the mutual written consent of the Company and Parent;

(b) by the Company or Parent if any court of competent jurisdiction shall have issued a permanent injunction prohibiting the consummation of the Transactions and such injunction shall have become final and non-appealable or there shall be in effect any Law of any jurisdiction of competent authority that permanently makes the consummation of the Merger illegal; provided that the right to terminate this Agreement under this Section 8.1(b) shall not available to the Company, on the one hand, or Parent, on the other hand, if any such order was primarily due to the failure of the Company, on the one hand, or Parent or Merger Sub, on the other hand, to comply with any of its obligations under this Agreement;

(c) by Parent if (i) there shall be an Uncured Inaccuracy in any representation or warranty of the Company contained in Article IV such that the condition set forth in Section 7.3(a) would (assuming the Closing occurred as of such date) not be satisfied, (ii) Parent shall have delivered to the Company written notice of such Uncured Inaccuracy, and (iii) (A) such Uncured Inaccuracy is incapable of being cured by the date specified in clause (B) of this Section 8.1(c)(iii) or (B) if such Uncured Inaccuracy is capable of being cured within the time period described in this clause (B), at least thirty (30) days shall have elapsed since the date of delivery of such written notice to the Company and such Uncured Inaccuracy shall not have been cured in a manner so that clause (i) is no longer applicable;

(d) by the Company if (i) there shall be an Uncured Inaccuracy in any representation or warranty of Parent or Merger Sub contained in Article V such that the condition set forth in Section 7.2(a) (assuming the Closing occurred as of such date) would not be satisfied, (ii) the Company shall have delivered to Parent written notice of such Uncured Inaccuracy, and (iii) (A) such Uncured Inaccuracy is incapable of being cured by the date specified in clause (B) of this Section 8.1(d)(iii) or (B) if such Uncured Inaccuracy is capable of being cured within the time period described in this clause (B), at least thirty (30) days shall have elapsed since the date of delivery of such written notice to Parent and such Uncured Inaccuracy shall not have been cured in a manner so that clause (i) is no longer applicable;

(e) by Parent if (i) any covenant of the Company contained in this Agreement (other than the covenants set forth in Section 6.14(b)) shall have been breached such that the conditions set forth in Section 7.3(b) would not be satisfied, (ii) Parent shall have delivered to the Company written notice of such breach of covenant, and (iii) such breach is incapable of being cured by the date specified in clause (B) of this Section 8.1(e)(iii) or (B) if such breach is capable of being cured within the time period described in this clause (B), at least thirty (30) days shall have elapsed since the date of delivery of such written notice to the Company and such breach of covenant shall not have been cured in a manner so that clause (i) is no longer applicable;

(f) by the Company if (i) any covenant of Parent or Merger Sub contained in this Agreement shall have been breached such that the conditions set forth in Section 7.2(b) (assuming the Closing occurred as of such date) would not be satisfied, (ii) the Company shall have delivered to Parent written notice of such breach of covenant, and (iii) such breach is incapable of being cured by the date specified in clause (B) of this Section 8.1(f)(iii) or (B) if such breach is capable of being cured within the time period described in this clause (B), at least thirty (30) days shall have elapsed since the date of delivery of such written notice to Parent and such breach of covenant shall not have been cured in a manner so that clause (i) is no longer applicable;

(g) subject to the last sentence of Section 9.9(a), by the Company or Parent if the Closing does not occur on or before August 2, 2022 (as extended pursuant to this clause (g) or Section 9.9(a), the “Outside Date”); provided that if on August 2, 2022 all of the conditions to the obligations of the Parties to consummate the Transactions have been satisfied or waived (other than any such conditions which by their nature cannot be satisfied until the Closing and would, if the Closing occurred as of such date, be capable of being satisfied) and the condition set forth in Section 7.1(c) shall not have been satisfied but remains capable of being satisfied, then either the Company or Parent may, by written notice to Parent or the Company, as applicable, extend the Outside Date beyond such date, (x) in the case of the Company, for an additional period of time (not in excess of sixty (60) days) to be designated by the Company and (y) in the case of Parent, for an additional sixty (60) day period, in each case, unless otherwise agreed by the Parties in writing;

(h) by the Company or Parent if, after the final adjournment of the Company Stockholders Meeting at which a vote of the Company stockholders has been taken in accordance with this Agreement, the Company Stockholder Approval has not been obtained;

(i) by the Company, if, prior to the receipt of the Company Stockholder Approval, the Company Board has determined to accept, and concurrently enters into a definitive agreement with respect to, a Company Superior Proposal in accordance with Section 6.4(e)(ii) (and, for the avoidance of doubt, the Company pays or has paid the Termination Fee to Parent in accordance with Section 8.3(a)) and the Company has otherwise complied in all material respects with the terms of Section 6.4;

(j) by the Company, if (i) all of the conditions set forth in Section 7.1 and Section 7.3 have been satisfied (other than those closing conditions that by their nature are to be satisfied at the Closing and would, if the Closing occurred as of such date, be capable of being satisfied), (ii) Parent or Merger Sub have failed to consummate the Merger on the later of the date required pursuant to Section 2.2 and two (2) Business Days after the delivery of the notice described in clause (iii) of this Section 8.1(j), and (iii) the Company has irrevocably confirmed to Parent and Merger Sub in writing that the Company is ready, willing and able to consummate the Merger and all of the conditions to the Closing set forth in Section 7.1 and Section 7.2 have been satisfied or irrevocably waived (other than any such conditions which by their nature cannot be satisfied until the Closing and would, if the Closing occurred as of such date, be capable of being satisfied); or

(k) by Parent, if a Company Change of Recommendation has occurred, other than in connection with the termination of this Agreement by the Company pursuant to Section 8.1(i);

provided, however, that notwithstanding anything to the contrary contained in this Section 8.1: (x) Parent shall not be permitted to terminate this Agreement pursuant to Section 8.1(c) or Section 8.1(e) if (A) there shall be an Uncured Inaccuracy in any representation or warranty of Parent or Merger Sub contained in Article V so as to cause the condition set forth in Section 7.2(a) (assuming the Closing occurred as of such date) from not being satisfied and such Uncured Inaccuracy shall not have been cured in a manner so that such condition (assuming the Closing occurred as of such time) is capable of being satisfied, or (B) any covenant of Parent or Merger Sub contained in this Agreement shall have been breached in any material respect so as to cause the condition set forth in Section 7.2(b) (assuming the Closing occurred as of such date) from not being satisfied and such breach shall not have been cured in all material respects; and (y) the Company shall not be permitted to terminate this Agreement pursuant to Section 8.1(d) or Section 8.1(f) if (A) there shall be an Uncured Inaccuracy in any representation or warranty of the Company contained in Article IV so as to cause the condition set forth in Section 7.3(a) (assuming the Closing occurred as of such date) from not being satisfied and such Uncured Inaccuracy shall not have been cured in a manner so that such condition (assuming the Closing occurred as of such time) is capable of being satisfied; or (B) any covenant of the Company contained in this Agreement shall have been breached in any material respect so as to cause the condition set forth in Section 7.3(b) (assuming the Closing occurred as of such date) from not being satisfied and such breach shall not have been cured in all material respects.

Section 8.2 Effect of Termination. In the event that this Agreement is validly terminated as provided in Section 8.1, each of the Parties will be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination will be without liability to Parent, Merger Sub or the Company or their respective Affiliates; provided, however, that (a) the representations, agreements and obligations of the Parties set forth in Section 4.25, Section 5.13, Section 6.7(b), Section 6.14(b)(iii), this Section 8.2, Section 8.3 and Article IX (to the extent applicable) hereof will survive any such termination and are enforceable hereunder and Parent and the Company may have liability as provided in Section 8.3, and (b) subject in the case of Parent to the last sentence of this Section 8.2 nothing in this Section 8.2 will relieve any of Parent or the Company of any liability for breach of the Confidentiality Agreement or for any intentional and material breach of any covenant or agreement contained in this Agreement or actual fraud by any Party and the aggrieved Party shall be entitled to all rights and remedies available at law or in equity. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, in no event shall the aggregate monetary liability of the Parent or any of its Affiliates relating to or arising out of this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby, other than in the case of an intentional and material breach of this Agreement by Parent or Merger Sub, exceed $43,000,000 if the Effective Time does not occur; provided that in the case of an intentional and material breach of this Agreement by Parent or Merger Sub such aggregate liability shall instead not exceed $430,000,000.

Section 8.3 Fees.

(a) If this Agreement validly terminated by the Company pursuant to Section 8.1(i) or by Parent pursuant to Section 8.1(k), then the Company shall pay or cause to be paid to Parent $11,493,750 (the “Termination Fee”) at or prior to such termination of this Agreement pursuant to Section 8.1(i) or within two (2) Business Days of such termination of this Agreement pursuant to Section 8.1(k), as applicable; provided, however, that if this Agreement is validly terminated by the Company before the applicable Cut-Off Time pursuant to Section 8.1(i) in order to enter into a Company Superior Proposal with an Excluded Party, the “Termination Fee” shall be $7,662,500 (instead of $11,493,750). If (i) this Agreement is validly terminated by Parent pursuant to Section 8.1(c) or Section 8.1(e), by either the Company or Parent pursuant to Section 8.1(h), by the Company pursuant to Section 8.1(g) or by Parent pursuant to Section 8.1(g) (and at the time of such termination the Company was in breach in any material respect of any of its representations, warranties, covenants or agreements hereunder), (ii) after the date hereof and prior to the termination of this Agreement, a Company Acquisition Proposal shall have been publicly made, disclosed or become known and (iii) within twelve (12) months following the date this Agreement is so terminated the Company or any of its Subsidiaries (or any Affiliates or successors thereto) shall have entered into a definitive agreement with respect to or consummated any such Company Acquisition Proposal, then the Company shall pay or cause to be paid to Parent the Termination Fee at or prior to, and as a condition precedent to, the earlier of the entry into such agreement and the consummation of such Company Acquisition Proposal. Any payment of the Termination Fee or other amounts to Parent under this Section 8.3 will be made in cash by wire transfer of same day funds to the account(s) designated in writing by Parent.

(b) Each of the Parties acknowledges that the provisions of this Section 8.3 are an integral part of the Transactions and that, without these agreements, the Other Party would not enter into this Agreement. If the Company fails to pay any amount due by it when required pursuant to this Section 8.3, interest shall accrue on such amount from the date such payment was required to be paid pursuant to the terms of this Agreement until the date of payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made. If, in order to obtain any such payment that is due and owing, Parent commences a Proceeding or it or its Affiliates otherwise incur any fees, costs or expenses, then the Company shall pay Parent and its Affiliates their out-of-pocket fees, costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such Proceeding or otherwise to obtain such payment.

(c) In no event shall Parent be entitled to receive more than one payment of the Termination Fee in connection with this Agreement. In the event that the Termination Fee is payable pursuant to the first sentence of Section 8.3(a), the Termination Fee, together with any other amounts due and owing pursuant to Section 8.3(b), shall be the sole and exclusive monetary remedy of Parent, Merger Sub and their Affiliates against the Company and any of its former, current and future Affiliates, and each of their respective directors, officers, employees, stockholders, controlling persons or Representatives for any loss or damage based upon, arising out of or relating to the Merger, the Transactions, this Agreement or the Ancillary Agreements or the negotiation, execution or performance hereof of thereof or the transactions contemplated hereby or thereby, and in the event that the Termination Fee is payable pursuant to the second sentence of Section 8.3(a), (i) from and after such time, the Termination Fee, together with any other amounts due and owing pursuant to Section 8.3(b), shall be the sole and exclusive monetary remedy of Parent, Merger Sub and their Affiliates against the Company and any of its former, current and future Affiliates, and each of their respective directors, officers, employees, stockholders, controlling persons or Representatives for any loss or damage based upon, arising out of or relating to the Merger, the Transactions, this Agreement or the Ancillary Agreements or the negotiation, execution or performance hereof of thereof or the transactions contemplated hereby or thereby and (ii) if Parent has received any payments from the Company in respect of a breach of this Agreement prior to such time, then the amount of the Termination Fee payable by the Company shall be reduced (not, for the avoidance of doubt, below zero) by the amount of such payments made by the Company to Parent as of such time.

(d) Except as otherwise provided in this Agreement, each Party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the Transactions; provided that Parent shall be responsible for the payment of any filing fees under the HSR Act, and the Company shall be responsible for all SEC filings fees and the costs of preparing, printing and mailing the Proxy Statement.

Article IX
Miscellaneous

Section 9.1 Amendments and Waivers.

(a) At any time prior to the Effective Time, any provision of this Agreement may be amended or waived by any party hereto only by action taken or authorized by or on behalf of such party’s Board of Directors, but in all cases only if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, however, that without the further approval of the stockholders of the Company, no such amendment shall be made or given after obtaining the Company Stockholder Approval that requires the approval of the stockholders of the Company under the DGCL or in accordance with the rules and regulations of the Nasdaq unless the required further approval is obtained.

(b) Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

Section 9.2 Counterparts. This Agreement may be executed in any number of counterparts, each of which is an original, and all of which, when taken together, constitute one Agreement. Delivery of an executed signature page of this Agreement by facsimile or other customary means of electronic transmission (e.g., “pdf”) will be effective as delivery of a manually executed counterpart hereof.

Section 9.3 Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered or sent if delivered in person, (ii) on the fifth (5th) Business Day after dispatch by registered or certified mail, return receipt requested, (iii) on the next Business Day if transmitted by national overnight courier or (iv) on the date delivered if sent by email (provided, that no “error” message or other notification of non-delivery that such electronic mail was not received by the intended recipient was generated), in each case as follows (or at such other address for a Party as shall be specified by like notice):

(a)	If to Parent or Merger Sub, to:

c/o Patient Square Equity Partners, LP
2884 Sand Hill Road, Suite 100
Menlo Park, CA 94025
Attention:	Adam Fliss
Justin Sabet-Peyman
Email:	adam@patientsquarecapital.com
jsabet-peyman@patientsquarecapital.com

and with a copy (which does not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Ave.
New York, NY 10022

Attention:	Michael E. Weisser, P.C.
David M. Klein, P.C.
Ryan Brissette
E-mail:	michael.weisser@kirkland.com
dklein@kirkland.com
ryan.brissette@kirkland.com

(b)	If to the Company, to:
SOC Telemed, Inc.
2411 Dulles Corner Park, Suite 475
Herndon, Virginia 20170

Attention:	Christopher Gallagher, M.D.
Email:	chris@accessphysicians.com

with a copy (which does not constitute notice) to:

Orrick, Herrington & Sutcliffe LLP
1000 Marsh Road
Menlo Park, CA 94025

Attention:	Peter Lamb
Email:	plamb@orrick.com

All such notices, requests, claims, demands and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 9.4 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the Parties without the prior written consent of the Other Party; provided, that Parent or Merger Sub may assign its rights, interests or obligations under this Agreement, in whole or in part without the prior written consent of the Other Party, to (a) any of its or its Affiliates’ financing sources at or after the Effective Time for collateral purposes or (b) after the Effective Time, to any acquirer of all or a material portion of the assets or equity interests of Parent or the Company (regardless of how structured); provided that any assignment by Parent or Merger Sub shall not relieve Parent or Merger Sub of its obligations hereunder except to the extent actually performed. Any purported assignment not permitted under this Section 9.4 shall be null and void.

Section 9.5 Entire Understanding; No Third-Party Beneficiaries. This Agreement, together with the Confidentiality Agreement and any other documents and instruments executed pursuant hereto, constitutes the entire agreement and understanding of the Parties with respect to the matters therein and herein and supersedes all prior agreements and understandings on such matters. The provisions of this Agreement are binding upon and inure to the benefit of the Parties hereto and, subject to Section 9.4, their respective successors and assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the Parties hereto and their respective successors except following the Effective Time, (i) as provided in Section 6.10 (which will be to the benefit of the Persons referred to in such Section), (ii) the rights of holders of Company Common Stock to receive the Merger Consideration and (iii) the rights of holders of Company Warrants, Company Options, Company RSUs and Company PSUs to receive such amounts as provided for in this Agreement; provided, however, that, subject to Section 8.2 and otherwise on the terms and subject to the conditions herein, the Company shall have the right to pursue damages (including damages based on the amounts that would have otherwise been payable to holders of the Company Common Stock, Company Warrants, Company Options, Company RSUs and Company PSUs) in the name of and on behalf of such persons in the event of any breach by Parent or Merger Sub of this Agreement or in the event of fraud, which right is hereby acknowledged and agreed to by Parent and Merger Sub.

Section 9.6 Severability. Any term or provision of this Agreement that is invalid, illegal or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective only to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions of this Agreement in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction. If a final Judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the economic, business or other intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

Section 9.7 Governing Law; Venue; Waiver of Jury Trial.

(a) This Agreement, and all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof that would result in the application of any other jurisdiction’s Laws.

(b) The Parties irrevocably submit to the jurisdiction of the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction over such matter, the Superior Court of the State of Delaware and the federal courts of the United States of America located in the State of Delaware) (the “Chosen Court”) in connection with any dispute that arises in respect of this Agreement and the documents referred to in this Agreement or in respect of the Transactions, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for interpretation or enforcement hereof or any such document that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties irrevocably agree that all claims with respect to such action, suit or proceeding shall be heard and determined exclusively by such a Delaware state or federal court. The Parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with such action, suit or proceeding in the manner provided in Section 9.3 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.7.

Section 9.8 No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement or the Transactions, or the negotiation, execution or performance of this Agreement, may only be made against the entities that are expressly identified as Parties hereto and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or Representative of any Party hereto has or shall have any liability for any obligations or liabilities of the Parties or for any claim based on, in respect of, or by reason of, the Transactions.

Section 9.9 Specific Performance; Other Remedies.

(a) The Parties agree that irreparable damage, for which monetary damages or other legal remedies would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the Parties. It is accordingly agreed, subject to Section 9.9(b), that the Parties shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chosen Court, without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees not to raise any objections to the availability of the equitable remedy of specific performance and further agrees not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach. Each Party further agrees that neither the Other Party nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.9, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. If the Company or Parent or Merger Sub, as applicable, brings any action to enforce specifically the performance of the terms and provisions of this Agreement by Parent and Merger Sub (in the case of the Company) or the Company (in the case of Parent or Merger Sub), the Outside Date shall automatically be extended by the amount of time during which such action is pending before the Chosen Court, plus (x) if the Chosen Court has awarded specific performance hereunder to force Parent and Merger Sub or the Company, as applicable, to consummate the Closing, such additional time until Parent and Merger Sub or the Company have consummated the Closing or (y) if the Chosen Court has awarded monetary damages in lieu of specific performance to force Parent and Merger Sub to consummate the Closing, such additional time for Parent to elect to consummate, and to consummate, the Closing or pay such monetary damages pursuant to Section 9.9(c) below.

(b) Notwithstanding anything to the contrary in this Agreement, (x) it is acknowledged and agreed that Parent has an obligation hereunder to cause the Financing to be funded on the terms and subject to the conditions herein, including by exercising its rights under the Equity Commitment Letter, and the right of the Company to specific performance in connection with enforcing such obligation of Parent and the Company’s third-party beneficiary rights under the Equity Commitment Letter will be subject to the requirements that (i) all of the conditions set forth in Section 7.1 and Section 7.3 have been satisfied or waived (other than those closing conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), (ii) Parent or Merger Sub have failed to consummate the Merger on the later of the date required pursuant to Section 2.2 and two (2) Business Days after the delivery of the notice described in clause (iii), and (iii) the Company has irrevocably confirmed to Parent and Merger Sub in writing that the Company is ready, willing and able to consummate the Merger and all of the conditions to the Closing set forth in Section 7.1 and Section 7.2 have been satisfied or irrevocably waived (other than any such conditions which by their nature cannot be satisfied until the Closing and would, if the Closing occurred as of such date, be capable of being satisfied); provided, however, that, for the avoidance of doubt, in no event shall any amounts be funded under or in respect of the Equity Commitment Letter unless the Effective Time shall occur substantially concurrently with such funding, and (y) the Company hereby agrees that specific performance shall be the Company’s sole and exclusive remedy with respect to any breach or failure (or alleged breach or failure) to consummate the Merger by Parent or Merger Sub, except in the circumstances provided in Section 9.9(c). Subject to clause (y) of the preceding sentence, the election to pursue an injunction, specific performance or other equitable relief shall not restrict, impair or otherwise limit the Company, on the one hand, or Parent, on the other hand, from, in the alternative, seeking to terminate the Agreement and pursuing any other remedy available at law or equity.

(c) If the Chosen Court has, pursuant to a final order, declined to specifically enforce the obligations of Parent and Merger Sub to consummate the Merger pursuant to a claim for specific performance brought against Parent and Merger Sub pursuant to this Section 9.9 and has instead granted an award of damages in favor of the Company against Parent or Merger Sub, then the Company may enforce such award and accept damages if, and only if, within fourteen (14) days following the granting of such monetary damages award by the Chosen Court, Parent has not elected by written notice to the Company to consummate the Merger and, subject to the Company’s compliance with the immediately subsequent sentence, Parent and Merger Sub do not consummate the Merger within five (5) Business Days of such election, at which time this Agreement shall be deemed to be automatically terminated pursuant to Section 8.1(a). In the event that the Parent elects to consummate the Merger pursuant to the preceding sentence, then the Company hereby agrees to, and shall, consummate the Merger within the five (5) Business Day period provided in the preceding sentence. For the avoidance of doubt, the Company may petition the Chosen Court for an order to specifically force the other Parties to consummate the Merger hereunder, along with monetary damages as alternative recourse so long as the Company agrees that an order to specifically force the other Parties to consummate the Merger is its primary remedy and monetary damages are appropriate only if such court declines to award an order to specifically force the other Parties to consummate the Closing and that such monetary damages are only payable in the express circumstances provided in this Section 9.9(c).

Section 9.10 Tax Matters. All transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including penalties and interest) incurred by the Company or the Company Subsidiaries in connection with the Merger shall be paid by the Surviving Corporation or the Company Subsidiaries, as applicable, when due and expressly shall not be a liability of the holders of Company Common Stock; provided that, for the avoidance of doubt, that any Taxes imposed on a holder of Company Common Stock, Company Warrants, Company Options, Company RSUs, Company PSUs or other interest in the Company on its income or gains as a result of the Transactions, including the Merger, shall be for the account of the applicable holder of Company Common Stock, Company Warrants, Company Options, Company RSUs, Company PSUs, or any other interest in the Company. On or prior to the Closing Date, the Company shall deliver to Parent a certification from the Company pursuant to Treasury Regulations Section 1.1445-2(c) dated no more than thirty (30) days prior to the Closing Date and signed by a responsible corporate officer of the Company, together with a signed notice as contemplated by Treasury Regulation Section 1.897-2(h), which Parent shall be entitled to file with the Internal Revenue Service after the Closing.

Section 9.11 Survival. None of the representations and warranties contained in this Agreement or in any certificates or other documents delivered pursuant to this Agreement shall survive the Effective Time, except for those representations and warranties set forth in Section 4.25 and Section 5.13 shall survive the Effective Time in accordance with their terms. The covenants and agreements of the Parties (including the Surviving Corporation) that by their terms contemplate performance after the Effective Time shall survive the Effective Time and all other covenants or agreements of the Parties contained in this Agreement shall not survive the Effective Time.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the date first written above.

SOC TELEMED, INC.

By:	/s/ Chris Gallagher, M.D.
	Name:	Chris Gallagher, M.D.
	Title:	Chief Executive Officer

SPARK PARENT, INC.

By:	/s/ Justin Sabet-Peyman
	Name:	Justin Sabet-Peyman
	Title:	Vice President

SPARK MERGER SUB, INC.

By:	/s/ Justin Sabet-Peyman
	Name:	Justin Sabet-Peyman
	Title:	Vice President

Agreement and Plan of Merger

EXHIBIT A

Third Amended and Restated Certificate of Incorporation of the Company